UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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COMMUNITY HEALTH SYSTEMS, INC.
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CHS Health System Community Notice of 2023 Annual Meeting of Stockholders and Proxy Statement To be held: Tuesday, May 9, 2023 8:00a.m. (Central Daylight Time) Hilton Franklin Cool Springs 601 Corporate Centre Drive Franklin, Tennessee

March 30, 2023

DEAR FELLOW STOCKHOLDERS,

We are pleased to announce the Community Health Systems, Inc. 2023 Annual Meeting. The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the business to be considered and voted on during that meeting. We encourage you to read the Proxy Statement carefully for more information.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan on attending the meeting, the Company would appreciate your efforts to vote your shares. Additional information on this process can be found in the Proxy Statement.

We do not believe that communication begins and ends with the Annual Meeting. We appreciate the dialogue we have with our stockholders and look forward to continuing this dialogue in the future. Thank you for your investment in Community Health Systems, Inc. and your support.

Sincerely,

Wayne T. Smith

Chairman of the Board of Directors

Tim L. Hingtgen

Chief Executive Officer

COMMUNITY HEALTH SYSTEMS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 9, 2023

8:00 a.m. (Central Time)

Hilton Franklin Cool Springs, 601 Corporate Centre Drive, Franklin, TN 37067

The Annual Meeting of Stockholders of Community Health Systems, Inc. (the “Annual Meeting”) will be held on Tuesday, May 9, 2023 at 8:00 a.m. (Central Time) at the Hilton Franklin Cool Springs, 601 Corporate Centre Drive, Franklin, TN 37067.

The Annual Meeting will be held for the purpose of considering and acting upon the following matters:

1.	To elect twelve (12) directors, each to serve for a term of one year to expire at the 2024 Annual Meeting of Stockholders;

2.	To hold an advisory vote on executive compensation;

3.	To hold an advisory vote on the frequency with which stockholders are provided an advisory vote on executive compensation;

4.

To approve the amendment and restatement of the Community Health Systems, Inc. 2009 Stock Option and Award Plan, as previously amended and restated (the “2009 Plan”), which was approved by our Board of Directors on March 22, 2023, subject to stockholder approval at the Annual Meeting;

5.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

6.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The close of business on March 13, 2023, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, TO VOTE VIA THE INTERNET OR BY TELEPHONE, OR COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE (IF APPLICABLE). IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED. IF YOU HOLD YOUR SHARES THROUGH A BANK, BROKER OR OTHER NOMINEE, YOU MAY VOTE YOUR SHARES BY THE METHODS SPECIFIED ON THE VOTING INSTRUCTION FORM THAT THEY PROVIDE. WE ENCOURAGE YOU TO VOTE YOUR SHARES AS SOON AS POSSIBLE.

By Order of the Board of Directors,

Christopher G. Cobb

Vice President-Legal and Corporate Secretary

Franklin, Tennessee

March 30, 2023

ANNUAL MEETING OF STOCKHOLDERS OF

COMMUNITY HEALTH SYSTEMS, INC.

PROXY STATEMENT

Page

Proxy Summary	S-1

Introduction	1

General Information	7

Members of the Board of Directors	23

Security Ownership of Certain Beneficial Owners and Management	30

Delinquent Section16(a) Reports	32

Relationships and Certain Transactions between the Company and its Officers, Directors and 5% Beneficial Owners and their Family Members	32

Compensation Committee Interlocks and Insider Participation	33

Information About Our Executive Officers	34

Proposal 1 — Election of Directors	36

Proposal 2 — Advisory Vote on Executive Compensation	37

Proposal 3 — Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	38

Executive Compensation	40

Compensation Discussion and Analysis	40

Compensation Committee Report	63

Summary Compensation Table	64

Grants of Plan-Based Awards	66

Outstanding Equity Awards at Fiscal Year End	68

Option Exercises and Stock Vested	69

Pension Benefits	70

Non-Qualified Deferred Compensation	71

Potential Payments upon Termination or Change in Control	72

CEO Pay Ratio	75

Pay Versus Performance	77

Proposal 4 — Approval of the Amendment and Restatement of the Community Health Systems, Inc. 2009 Stock Option and Award Plan (as previously amended and restated), which was approved by the board on March 22, 2023 (subject to Stockholder Approval)	81

Proposal 5 — Ratification of the Appointment of Independent Registered Public Accounting Firm	97

Miscellaneous	99

Annex A — Non-GAAP Financial Measures	A-1

Annex B — Amended and Restated Community Health Systems, Inc. 2009 Stock Option and Award Plan	B-1

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 that involve risk and uncertainties. All statements in this Proxy Statement other than statements of historical fact, including statements regarding projections, expected operating results, and other events that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “thinks,” and similar expressions, are forward-looking statements. Although the Company believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and may be beyond the control of the Company. Accordingly, the Company cannot give any assurance that its expectations will in fact occur and cautions that actual results may differ materially from those in the forward-looking statements. A number of factors could affect the future results of the Company or the healthcare industry generally and could cause the Company’s expected results to differ materially from those expressed in this Proxy Statement. These factors including, without limitation, the risks and uncertainties disclosed in our public filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 17, 2023. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

SUMMARY

This summary highlights information about Community Health Systems, Inc. (the “Company”, “we”, “our”, or “us”) and certain information contained elsewhere in this Proxy Statement. Our stockholders will be asked to consider and vote on the matters listed below at our 2023 Annual Meeting of Stockholders. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. In addition, for more complete information about the Company’s business and details about the Company’s 2022 performance highlights and the financial measures mentioned in this Proxy Statement, please review the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 17, 2023.

2022 FINANCIAL PERFORMANCE HIGHLIGHTS

Overall, during 2022, healthcare providers experienced a challenging macroeconomic environment as they endeavored to rebuild volumes as the pandemic subsided, stabilize the workforce in the face of challenging labor market conditions, and manage ongoing inflationary pressures. Despite the challenges presented, the Company made considerable progress in each of these areas, and also continued to make progress on many of its other key strategic priorities.

During 2022, net operating revenues of $12.2 billion represented a 1.3% decrease compared to the prior year. While the Company’s net revenue was lower versus 2021, patient volumes improved during 2022 as impacts from the pandemic lessened and we saw benefits from previous investments to achieve growth, increase capacity, and expand the scale of offerings in our healthcare systems. While the pandemic and inflationary pressures continued to adversely impact operating expenses and margins, the Company made meaningful progress in relation to managing its labor expense as the year progressed. Additionally, the Company managed non-labor expenses below inflation due to further execution of its margin improvement program.

In 2022, the Company continued to pursue opportunities to lower overall debt and leverage to improve the capital structure and reduce annual cash interest. In February 2022, the Company refinanced a portion of its debt, both extending the maturity and lowering the interest rate of the refinanced debt. Also, during 2022, the Company repurchased and retired $645 million of outstanding notes at a discount through open market and privately negotiated repurchases.

To position the Company for long-term success, we designed four organizational priorities. During 2022, we saw results from each of these areas. The first is Accelerated Growth, which includes strategic capital investments to enable volume gains and increase our potential for long-term growth. This focus helped us achieve improvement in all of our key volume metrics in 2022. Our second area includes actions to Strengthen Our Workforce. We made significant progress reducing contract labor during the year and ended 2022 with strong gains in employee recruitment and retention. Third, our work to Control Expenses includes our margin improvement program, supply chain initiatives, and productivity enhancements. This focus facilitated our management of non-labor expenses below the rate of inflation as well as creating greater efficiencies in our healthcare systems. Fourth is our commitment to Advance Safety and Quality, which is at the heart of everything we do. Among the many measures that demonstrate results in this area is our Serious Safety Event Rate. Through 2022, we have achieved a significant decline in serious safety events since 2013. This equates to thousands of patients who experienced better outcomes as a result.

Looking ahead, we remain focused on these four priority areas which we believe remain essential to driving results and delivering value for all of the Company’s stakeholders.

Our consolidated results during 2022 and 2021 are reflected in the chart below.

Performance Results For the Years Ended December 31, 2022 and 2021 (dollars in millions, except per share and stock price amounts)
Key Metrics	2022 Results	2021 Results	% Increase/ (Decrease)

Net Operating Revenues	$12,211	$12,368	(1.3)%

Net income attributable to Community Health Systems, Inc. stockholders	$46	$230	(80.0)%

Net income attributable to Community Health Systems, Inc. stockholders as a % of net operating revenues	0.4%	1.9%

Adjusted EBITDA (1)	$1,466	$1,969	(25.5)%

Adjusted EBITDA as a % of net operating revenues (1)	12.0%	15.9%

Cash Flows from Operations	$300	$(131)	329.0%

Earnings per Diluted Share, as reported	$0.35	$1.76	(80.1)%

Earnings per Diluted Share, excluding Adjustments (1)	$(1.38)	$2.45	(177.5)%

Stock Price as of December 31	$4.32	$13.31	(67.5)%
(1) Adjusted EBITDA and Earnings per Diluted Share, excluding Adjustments, are non-GAAP financial measures. For a definition of these non-GAAP financial measures and why we believe these non-GAAP financial measures present useful information to investors, as well as a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures, see Annex A.

(1) Earnings (loss) per diluted share, as adjusted, is a non-GAAP financial measure which reflects our reported earnings attributable to Community Health Systems, Inc. stockholders per diluted share for the periods presented adjusted for certain items as reflected on Annex A. Adjusted EBITDA is EBITDA (which is a non-GAAP financial measure that consists of net income attributable to Community Health Systems, Inc. stockholders before interest, income taxes and depreciation and amortization) adjusted for certain items as reflected on Annex A. For definitions and reconciliations of Adjusted EBITDA and Earnings (Loss) per diluted share, as adjusted, to the most comparable GAAP measures, and why we believe these non-GAAP financial measures present useful information to investors, see Annex A.

BOARD OF DIRECTORS NOMINEES

Upon the recommendation of our Governance and Nominating Committee, our Board of Directors has nominated twelve (12) people for election at this Annual Meeting to hold office until the next annual meeting and the election of their successors. A more detailed biography of each director can be found on pages 23 to 29 of the Proxy Statement.

Name/Experience/Occupation	Director Since	Committee Memberships

Susan W. Brooks

Ms. Brooks is a former Congresswoman and former U.S. Attorney. Her deep knowledge of and experience in both the legislative and judicial branches of the Federal government provide our Board with valuable insight into the governmental processes and priorities that impact the heavily-regulated industry in which we operate. In addition, her diverse experience, including advising public and privately-held companies, non-profits, educational institutions, and hospitals, gives her valuable insight both related to the healthcare industry as well as to other sectors with which our Company frequently interacts.

	2022	Governance & Nominating

John A. Clerico Mr. Clerico is our independent Lead Director. He brings executive leadership experience to the Board. He has held the positions of chairman of the board, chief executive officer, co-chief operating officer, chief financial officer and treasurer at various points of his career. His years of service on our Board lend important continuity to financial, audit, and compliance oversight functions. He is currently chairman and a registered financial advisor of ChartMark Investments.	2003	Compensation

Michael Dinkins Mr. Dinkins brings extensive experience, having previously served as chief financial officer of a publicly-traded company. He provides understanding of complex financial and operational issues and strategy and risk assessment processes. In addition, Mr. Dinkins brings the perspective of the insurance industry and the medical device industry to the Board. He is currently president and chief executive officer of Dinkins Financial.	2017	Audit & Compliance*

James S. Ely III Mr. Ely’s extensive experience in the financing industry and in the healthcare sector in particular, provides a needed area of expertise. He is able to assist our Board and management in evaluating financing opportunities, as he has specific experience in financing the types of indebtedness reflected on our balance sheet. Mr. Ely founded PriCap Advisors, LLC, an investment management firm, and currently serves as its chief executive officer.	2009	Compensation* Audit & Compliance

John A. Fry Mr. Fry’s experience as the president of an academic institution, experience with the University of Pennsylvania Health System, and service on the boards of non-profit institutions, bring important perspectives to our Board. His familiarity with the issues faced by non-profit organizations assists in understanding the competitive environment. His experience in financial management, financial reporting, audit and compliance, and risk management are valuable skill sets. He is currently the President of Drexel University in Philadelphia, Pennsylvania.	2004	Governance & Nominating* Compensation

Joseph A. Hastings, D.M.D. Dr. Hastings brings the perspective of a health care practitioner as well as previous experience as a board member of a publicly-traded company. His experience in managing a health care practice is similar to that of many of the Company’s affiliated physician practices, and he can provide valuable advice to the Board and management regarding trends in both medicine and the organization and operation of health care practices. Dr. Hastings is a private practice orthodontist in Mobile, Alabama with over 37 years of health care experience.	2021	Governance & Nominating

Tim L. Hingtgen Mr. Hingtgen is our Chief Executive Officer. He is responsible for strategic and operational priorities and provides oversight and direction to senior corporate and regional operations leaders who directly support our health systems. He is a highly accomplished hospital operator with a track record of successfully optimizing hospital operations and developing regional healthcare networks. Prior to joining CHS in 2008, Mr. Hingtgen served as a chief executive officer and chief operating officer of hospitals affiliated with other for-profit hospital systems.	2017

Name/Experience/Occupation	Director Since	Committee Memberships

Elizabeth T. Hirsch Ms. Hirsch’s experience as an accounting and finance executive in a large publicly-traded corporation provides the Board with valuable insight, including financial statement preparation, internal controls, SEC reporting, and debt financings. She also brings investor relations expertise and an understanding of the perspective of institutional investors. She is currently retired, but most recently served as vice president and controller of Praxair.	2018	Audit & Compliance Compensation

William Norris Jennings, M.D. Dr. Jennings brings the perspective of a physician to the Board. He provides advice about trends in medicine and his experience managing large physician practices, with focus on risk and quality oversight, offers a physician’s viewpoint to the Board in these areas. He also brings practitioner insight to quality measures and reporting, electronic health record implementation, and federal regulation of practitioner-hospital relationships. Dr. Jennings is currently retired.	2008	Governance & Nominating

K. Ranga Krishnan, MBBS Dr. Krishnan’s service as an executive and administrator at a large medical center and as the dean of two medical schools provides the Board with valuable experience in the management of physician practices and in maintaining compliance with the complex regulatory requirements of the hospital and healthcare industries. From 2019 to 2022, Dr. Krishnan served as chief executive officer of Rush University System for Health, where he currently serves as executive vice chairman and senior advisor. He is also a professor of psychiatry at Rush Medical College.	2017	Governance & Nominating

Wayne T. Smith Mr. Smith is the Chairman of the Board of Directors. He retired as an executive of the Company effective January 1, 2023. At the time of his retirement, he was one of the most tenured executives in the hospital industry and had led the Company to become one of the largest publicly-traded providers of healthcare services in the nation. He is the past-chair of the board of the Federation of American Hospitals, past-chair and former board member of both the Nashville Area Chamber of Commerce and Nashville Health Care Council and serves on the board of trustees of Auburn University.	1997	Chairman of the Board of Directors

H. James Williams, Ph.D. Dr. Williams’ extensive teaching experience provides accounting expertise to the Board. Additionally, his diverse experience, including serving as president of academic institutions and service on the boards of a number of non-profit institutions and a bank, bring a unique perspective to the Board. Dr. Williams currently serves as president of Mount St. Joseph University in Cincinnati, Ohio. Prior to that, he served as president of Fisk University in Nashville, Tennessee.	2015	Audit & Compliance

* Committee Chair

CORPORATE GOVERNANCE HIGHLIGHTS

•  Annual election of directors

•  Directors elected by majority vote

•  Proxy access

•  Board includes five members who are diverse based on gender or race/ethnicity

•  Independent directors comprise super-majority of the Board

•  Comprehensive Code of Conduct and Corporate Governance Guidelines, which are reviewed annually

•  Written charters for all Board Committees, which are reviewed annually

•  Limits on the number of other public company boards on which our directors may serve

•  Separate non-executive Board Chair and Chief Executive Officer

•  Risk oversight by full Board and Board Committees

•  Equity ownership guidelines for directors and executive officers aligned with industry standards

•  Policy prohibiting pledging and hedging of our stock

•  Strong compliance program

•  Resignation policy for directors who do not receive more votes “for” than “against” their election

•  All Board Committees consist solely of independent directors

•  Robust Independent Lead Director role

•  Non-management directors meet regularly in executive sessions

•  Approximately 99% Board and Board Committee meeting attendance in 2022

•  Annual Board and Board Committee self-evaluations

•  Board participation in executive succession planning sessions

•  Compensation “clawback” policy

•  Strong pay-for-performance philosophy

•  Longstanding commitment to corporate responsibility and sustainability

•  Robust stockholder engagement

•  One class of voting shares outstanding

•  No supermajority stockholder voting requirements in our certificate of incorporation or bylaws

STOCKHOLDER ENGAGEMENT

We value our stockholders’ perspective on our business and each year we interact with stockholders through a variety of stockholder engagement activities. In 2022, our key stockholder engagement activities included in-person or virtual attendance at seven investor conferences, three large group investor and prospective investor meetings at our corporate offices, and our 2022 Annual Meeting of Stockholders. Our Investor Relations department is the contact point for stockholder interaction with the Company. Stockholders may also access investor information about the Company through our website (www.chs.net/investor-relations/). For questions concerning Investor Relations, you may call (615) 465-7000 or email us from the Contact Us section on our website (www.chs.net/contact-us/).

ALIGNING PAY AND PERFORMANCE

2022 Executive Compensation

At our 2022 Annual Meeting of Stockholders, approximately 98% of the votes cast by our stockholders, excluding broker non-votes, were voted in favor of the Company’s advisory Say-on-Pay proposal with respect to the compensation of our named executive officers as described in our 2022 Proxy Statement. As our Compensation Committee has continued to review our compensation practices, it is mindful of the level of support received from our stockholders with respect to this Say-on-Pay proposal.

As a leading operator of general acute care hospitals and outpatient facilities within the healthcare industry, one of the nation’s largest and most dynamic industries, the Company must ensure that it attracts and retains the leadership and managerial talent needed to sustain its position in this rapidly changing industry. To remain competitive in the Company’s financial, capital and business markets, the Company views improving earnings and profitability as well as achieving growth as paramount objectives of the Company’s strategy. We believe these strategic objectives are fundamental points of alignment between stockholder value and the compensation of executive management.

The macroeconomic environment was challenging in 2022, and, as a result, the Company did not achieve several of its key financial goals for 2022. Consistent with the Company’s pay-for-performance philosophy, taking these factors into account, our Chief Executive Officer received 26% of his target cash incentive award for 2022 (as compared to 130% of his target cash incentive award during 2021, when the Company achieved or exceeded many of its primary financial targets). Despite the challenging macroeconomic environment in 2022, the Company continued to make progress on many of its strategic goals, which we believe will result in a stronger organization as we progress into 2023 and beyond. This progress included continuing to expand access points, successfully managing non-labor expenses despite inflationary pressures, strong provider recruitment results, continuing to develop and implement programs to support and monitor patient safety and quality of care, making additional progress on the Company’s capital structure, and advancing the Company’s diversity, equity and inclusion objectives. To further improve operating efficiency, the Company continued the execution of its margin improvement program, which contributed to additional cost savings during 2022. Our long-term incentive (“LTI”) mix further aligns our executive compensation program with stockholder interests by virtue of the fact that 75% of the target LTI awards (based on the number of shares subject to such awards) granted to each of our named executive officers during 2022 was in the form of performance-based restricted stock or non-qualified stock options, which will result in value to the named executive officers only to the extent the Company achieves its long-term performance goals and/or our stock price increases in the future. Moreover, despite the improvement in our stock price between the LTI grant date in March 2021 and the LTI grant date in March 2022, which resulted in an increase in the aggregate grant date fair value of the equity awards made in March 2022 compared to March 2021, the grant date fair value of the target LTI award to Mr. Hingtgen in 2022 continued to be below the 25th percentile of our peer group in 2022.

With respect to the performance-based restricted stock awards granted to our named executive officers in March 2020, which vested on the third anniversary of the grant date based on the Company’s three-year cumulative financial results during the 2020–2022 performance period, the Company achieved less than 80% of the target for the Cumulative Consolidated Adjusted EBITDA Growth three-year performance objective (i.e., below threshold) and over 120% of the target for the Cumulative Same-Store Net Revenue Growth three-year performance objective (i.e., above maximum) underlying these awards, which targets were set in February 2020. In addition, the Company’s three-year TSR Percentile Rank (which was an additional performance objective for the then-serving Chief Executive Officer and Chief Financial Officer only) was at the 50th percentile of the Company’s TSR peer group. As a result of the impact of these factors, these performance-based restricted stock awards were earned at 100% of the target number of shares originally granted to each award recipient.

We conduct year-round proactive stockholder interaction and are committed to a continuing dialogue between stockholders and the Company to fully understand and consider stockholder perspectives on executive compensation and other topics that are important to our stockholders. In addition to our SEC filings, press releases, Community Impact Report, Environmental Sustainability Report, and company website, we also communicate with stakeholders through earnings calls and investor conferences. In addition, during 2022, we met or consulted with stockholders that held over 50% of our shares outstanding at that time to discuss topics that are important to our stockholders, including soliciting feedback on corporate governance matters and our executive compensation program. Our Compensation Committee considers the feedback and suggestions we receive in light of both market best practices and what we believe to be necessary to execute a best-in-class compensation program that successfully addresses our senior executive talent attraction and retention needs.

Going forward, we will continue to evaluate our executive compensation program in light of stockholder feedback, governance best practices, regulatory requirements, economic and industry factors, current trends in public company pay practices, and competitive considerations. We intend to continue to make changes, as applicable, that both ensure the alignment between the interests of our stockholders and our executives and reflect industry-leading executive compensation programs.

KEY FEATURES OF OUR COMPENSATION SYSTEM

What We Do	What We Don’t Do
Pay for Performance – A significant portion of the compensation for our NEOs is in the form of at-risk variable compensation.	Excessive Perquisites – Perquisites represent a limited portion of our NEOs’ compensation.

 Multiple Performance Metrics – Cash incentive compensation and our performance-based restricted stock awards are based on multiple measures to support the Company’s long-term strategy in a balanced manner.

Employment Agreements – We do not have employment agreements with our NEOs, and all of our NEOs are employed on an at-will basis.

 Long-Term Performance Focus – Half of the annual long-term equity awards for our NEOs are tied to three-year financial goals (for 2022 awards, Total Shareholder Return Percentile Rank (CEO, CFO and then-Executive Chairman only); Consolidated Adjusted EBITDA Growth; and Same-Store Net Revenue Growth).

   Guaranteed Annual Salary Increases or Bonuses – For our NEOs, annual salary increases are based on market competitiveness and other considerations, while annual cash incentives are tied to corporate and individual performance.

Equity Ownership Guidelines – All NEOs are subject to our equity ownership guidelines.	Excise Tax Gross-ups are not offered for any executive officers covered under the Company’s Change-in-Control Severance Agreements.

“Clawback” Provisions – Our policy provides for the adjustment or recovery of compensation in certain circumstances.	“Single-trigger” change-in-control cash severance payments – Company’s Plan documents prohibit “single-trigger” change-in-control cash severance payments.

Award Caps – All of our annual cash incentive compensation plans and our performance-based restricted stock awards have caps on plan formulas.	Pledging or Hedging – Company policy prohibits directors, executives, and certain other employees from pledging or hedging their stock in the Company.

Risk Assessment – The Compensation Committee regularly assesses the risk levels of the Company’s executive compensation program.	Repricing of underwater stock options – Company’s Plan documents prohibit any repricing.

Use a representative and relevant peer group.

Use an independent compensation consultant.

2022 COMPENSATION PROGRAM

The Company’s executive compensation philosophy is to develop and utilize a combination of compensation elements that reward current period performance, continued service, and attainment of future goals, and is designed to encourage the retention of executive talent. The key elements of executive compensation are linked either directly or indirectly to enhancing stockholder value. Attainment of annual incentive compensation requires achievement of challenging goals and incentive compensation for above-target performance is capped. The Company continues to develop its compensation policies, programs, and disclosures to provide transparency and accountability to all of its stakeholders.

ELEMENT	PURPOSE	KEY CHARACTERISTICS

BASE SALARY	Reflects responsibility, leadership, tenure, qualifications and contribution to the Company and the competitive marketplace for our industry.	Fixed compensation that is reviewed annually and adjusted if and when appropriate.

EMPLOYEE PERFORMANCE INCENTIVE PLAN	Motivates executives to achieve our short-term business objectives that drive long-term benefit.	“At Risk” annual cash awards based on performance compared to multiple pre-established short-term financial goals and non-financial strategic and operational performance improvement goals.

LONG-TERM INCENTIVE AWARDS	Motivates executives to achieve our business objectives by tying incentives to the performance of our Common Stock over the long term; links the interest of our executives and stockholders; serves as a retention tool	In 2022, our named executive officers were granted 50% of their target 2022 long-term incentive awards in the form of performance-based restricted stock with three-year performance targets. The other 50% of the target long-term incentive awards granted to each named executive officer was allocated evenly between non-qualified stock options and time-based restricted stock, both of which vest in one-third increments on each of the first three anniversaries of the grant date. The ultimate value realized for long-term incentive awards varies based on our performance against pre-determined incentive metrics and with our Common Stock price.

RETIREMENT AND DEFERRED COMPENSATION	Encourages retention and rewards continued service through our executives’ most productive years.	Supplemental benefit after retirement that is based on years of service and annual retirement benefit.

OTHER BENEFITS	Provides benefits that promote employee health and work-life balance, which assist in attracting and retaining our executives.	Other benefits consist of health and welfare plans and minimal perquisites.

Our Compensation Target Pay Mix

We believe that at risk compensation focuses our management on achieving our key financial, strategic and business goals. For fiscal 2022, approximately 84% of the Chief Executive Officer’s target direct compensation value and approximately 80% of our other named executive officers’ average target direct compensation value was at risk in the form of short-term cash incentive awards and long-term incentives. Actual amounts realized for these programs are dependent upon our annual or longer-term performance and in the case of such stock awards subject to fluctuations in our stock price. The following graph depicts the “target pay mix” for our named executive officers in 2022, reflecting the base salary, target short-term cash incentive opportunity and grant date fair value of our annual equity grants made in 2022.

ROADMAP OF VOTING ITEMS

VOTING ITEM	BOARD RECOMMENDATION	PAGE REFERENCE

PROPOSAL 1. ELECTION OF DIRECTORS We are asking stockholders to vote on each director nominee to our Board. The Board and the Governance and Nominating Committee believe that the director nominees have the qualifications, experience and skills necessary to represent our stockholders’ interests through service on the Board.	FOR each nominee	36

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company has designed its executive compensation program with a mix of compensation elements with the purpose of generating a compensation package that is competitive with an appropriate peer group, provides for the attainment of performance and growth objectives through annual target incentive cash compensation and long-term incentive awards of equity-based compensation, aligns the interests of executive management with stockholders, and retains and attracts valuable executive talent. We are submitting to our stockholders a nonbinding advisory vote to enable them to express their views with respect to the compensation of our named executive officers as described in this Proxy Statement. The Board values stockholders’ opinions and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

	FOR	37

PROPOSAL 3. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION The Company is providing stockholders with an advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years. The Board believes that a frequency of “every one year” for the advisory vote on executive compensation continues to be the optimal interval for holding a “say on pay” vote.	FOR every one year	38

PROPOSAL 4. APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMMUNITY HEALTH SYSTEMS, INC. 2009 STOCK OPTION AND AWARD PLAN, WHICH WAS APPROVED BY THE BOARD OF DIRECTORS ON MARCH 22, 2023, SUBJECT TO STOCKHOLDER APPROVAL.

The Board of Directors proposes that the stockholders approve the amendment and restatement of the Community Health Systems, Inc. 2009 Stock Option and Award Plan, as previously amended and restated, which was approved by the Board on March 22, 2023, subject to stockholder approval at this Annual Meeting. The amendment and restatement of this plan would increase the number of shares available for future grants by 7,500,000 shares.

	FOR	81

PROPOSAL 5. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM The Audit and Compliance Committee has appointed Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. The Audit and Compliance Committee believes that the continued retention of Deloitte & Touche LLP to serve as the independent auditor is in the best interests of the Company and its stockholders. Stockholders are being asked to ratify the Audit and Compliance Committee’s selection of Deloitte & Touche LLP.	FOR	97

ANNUAL MEETING OF STOCKHOLDERS

OF

COMMUNITY HEALTH SYSTEMS, INC.

4000 Meridian Boulevard

Franklin, Tennessee 37067

PROXY STATEMENT

March 30, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 9, 2023: THIS PROXY STATEMENT, THE FORM OF PROXY CARD AND THE 2022 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT WWW.CHS.NET. ADDITIONALLY, AND IN ACCORDANCE WITH SECURITIES AND EXCHANGE COMMISSION (“SEC”) RULES, YOU MAY ACCESS OUR PROXY MATERIALS AT WWW.PROXYVOTE.COM.

INTRODUCTION

Solicitation

This Proxy Statement and the form of proxy card of Community Health Systems, Inc. (the “Company”) are being mailed or made available to stockholders beginning on or about March 30, 2023. The Board of Directors of the Company (the “Board” or the “Board of Directors”) is soliciting your proxy to vote your shares at the Company’s 2023 Annual Meeting of Stockholders (the “Meeting”). The Board is soliciting your proxy to give all stockholders the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

For simplicity of presentation throughout this Proxy Statement, we refer to employees of our indirect subsidiaries as “employees of the Company,” “our employees” or similar language. Notwithstanding this presentation style, the Company itself does not have any employees. Similarly, the healthcare operations and businesses described in this Proxy Statement are owned and operated and management services provided by distinct and indirect subsidiaries of the Company.

When and where will the Meeting be held?

The Meeting will be held on Tuesday, May 9, 2023 at 8:00 a.m. (Central Daylight Time) at the Hilton Franklin Cool Springs, 601 Corporate Centre Drive, Franklin, Tennessee 37067. We encourage you to vote your shares prior to the Meeting.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to SEC rules and in order to help reduce the environmental impact as well as to reduce the cost to the Company associated with the printing and mailing of proxy materials, the Company has elected to provide access to our proxy materials via the internet. Accordingly, we are sending to many of our stockholders a Notice of Internet Availability of Proxy Materials (a “Notice”) instead of sending a paper copy of the proxy materials. All stockholders receiving a Notice will have the ability to access the proxy materials on a website referenced in the Notice or to request a printed set of proxy materials. Instructions on how to access the proxy materials via the internet or to request printed copies may be found in the Notice and in this Proxy Statement.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card (if applicable) or by indicating your vote via one of the other voting methods described below under “How do I vote my shares?”, you are giving the Chief Executive Officer or the Executive Vice President, General Counsel and Assistant Secretary of the Company the authority to vote your shares in the manner you indicate.

Why did I receive more than one proxy card or Notice?

You may receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, and custodial accounts) or in multiple accounts. You should indicate your vote on and sign each proxy card you receive. If your shares are held by one or more brokers, banks, trustees or other nominees (i.e., in “street name” as explained further below), you will receive separate voting instructions from each broker, bank, trustee or other nominee holding shares on your behalf regarding how you may vote such shares. You should follow the voting instructions received from each broker, bank, trustee or other nominee to separately indicate your vote for the shares held in each such account.

How can I elect to receive proxy materials electronically in future years?

We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact of our annual meetings as well as reduce the cost to the Company associated with the printing and mailing of proxy materials. If you received a paper copy of the proxy materials and wish to receive the proxy materials only electronically in the future, the proxy card (or voting instructions) provided with the proxy materials contains instructions on how you may elect to access proxy materials electronically in the future. If you received more than one paper copy of the proxy materials, please follow these instructions on each proxy card (or voting instructions) you received.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote on the matters described in this Proxy Statement if you owned shares of common stock of the Company (“Common Stock”) at the close of business on our record date of Monday, March 13, 2023.

How many shares of Common Stock may vote at the Meeting?

As of March 13, 2023, there were 136,753,427 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, the Company’s transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “stockholder of record” who received printed copies of the proxy materials, you can vote your proxy by mailing in the enclosed proxy card or you can vote prior to the Meeting by using one of the alternatives below:

To vote by telephone: 1-800-690-6903

To vote by internet: www.proxyvote.com

Please refer to the specific instructions set forth on the enclosed proxy card. In addition, please have the 16 digit control number, located on the proxy card, available when voting your shares. If you choose to vote your shares by telephone or through the internet, as noted above, it is not necessary for you to mail back your proxy card.

If you received one or more Notices instead of printed copies of the proxy materials, you should follow the voting instructions set forth in each Notice.

If you hold your shares in “street name,” your broker, bank, trustee or other nominee will provide you with materials and instructions for voting your shares, which allow you to vote prior to the Meeting by using the internet or a toll free telephone number to vote your shares. If you hold shares through more than one broker, bank, trustee or other nominee, you should receive separate materials and voting instructions from each. You will need to separately follow the instructions received from each broker, bank, trustee or other nominee through which you hold shares in order to ensure that all of your shares are voted.

In addition to the voting methods set forth above, “stockholders of record” and holders of shares in “street name” may vote at the Meeting as set forth below under “Can I vote my shares at the Meeting?”

Can I vote my shares at the Meeting?

If you are a “stockholder of record,” you may vote your shares in person at the Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, bank, trustee or other nominee, giving you the right to vote the shares at the Meeting. In order to be admitted to the Meeting, you must present a valid government-issued photo identification and proof of ownership of the Company’s stock as of the record date. This can be a brokerage statement or letter from a bank indicating ownership as of the record date, a proxy card or a legal proxy provided by your broker, bank, trustee or other nominee. If you hold your shares in “street name,” please consult with your broker, bank, trustee or other nominee, as necessary, in advance of the Meeting date to ensure that you have what you need to be admitted to the Meeting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 —	FOR the election of each of the following twelve (12) nominees for director: Susan W. Brooks; John A. Clerico; Michael Dinkins; James S. Ely III; John A. Fry; Joseph A. Hastings, D.M.D.; Tim L. Hingtgen; Elizabeth T. Hirsch; William Norris Jennings, M.D.; K. Ranga Krishnan, MBBS; Wayne T. Smith; and H. James Williams, Ph.D. to one-year terms expiring at the 2024 Annual Meeting of Stockholders.

Proposal 2 —	FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement.

Proposal 3 —	FOR the option of every “one year”, on an advisory basis, as to the frequency with which stockholders are provided future advisory votes on the compensation of our named executive officers.

Proposal 4 —	FOR the approval of the amendment and restatement of the 2009 Plan, which was approved by the Board on March 22, 2023, subject to stockholder approval.

Proposal 5 —	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2023.

How would my shares be voted if I do not specify how they should be voted?

If you are a stockholder of record and you sign and return your proxy card without indicating how you want your shares to be voted, your shares will be voted in accordance with the Board’s recommendations for the proposals listed above and in the discretion of the named proxies regarding any other matters properly presented for a vote at the Meeting.

If you are a beneficial owner of shares held in “street name” and do not provide each broker, bank, trustee or other nominee that holds your shares with specific voting instructions as described above under “How do I vote my shares?”, under the rules of the New York Stock Exchange (“NYSE”), the broker, bank, trustee or other nominee that holds your shares may generally vote on “routine” matters without instructions from you. We expect the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal 5) to be the only proposal that is considered a “routine” matter. Accordingly, if your shares are held through a broker, bank, trust or other nominee, that person will have discretion to vote your shares on only that matter if you fail to provide instructions.

On the other hand, under NYSE rules, your broker, bank, trustee or other nominee is not entitled to vote your shares on any “non-routine” matters if it does not receive instructions from you on how to vote. The election of directors (Proposal 1), the approval, on an advisory basis, of named executive officer (“NEO”) compensation (Proposal 2), the vote, on an advisory basis, on the frequency of future advisory votes on named executive officer compensation (Proposal 3) and the proposal to approve the amendment and restatement of the 2009 Plan (Proposal 4) will be considered “non-routine” matters. Thus, if you do not give your broker, bank, trustee or other nominee specific instructions on how to vote your shares with respect to those proposals, your broker, bank, trustee or other nominee will inform the Inspectors of Election that it does not have the authority to vote on those matters with respect to your shares. This is generally referred to as a “broker non-vote.” A broker non-vote may also occur if your broker, bank, trustee or other nominee fails to vote your shares for any reason. Therefore, if you hold your shares through a broker, bank, trustee or other nominee, please instruct that person regarding how to vote your shares on at least Proposals 1, 2, 3 and 4.

How many votes must be present to hold the Meeting?

The presence, in person or represented by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on the record date for the Meeting will constitute a quorum for the transaction of business at the Meeting.

How are abstentions and broker non-votes treated?

Abstentions are deemed to be “present” at the Meeting, are counted for quorum purposes and, other than for the election of directors (Proposal 1) and the frequency of when we will hold future advisory votes on named executive officer compensation (Proposal 3), will have the same effect as a vote against the matter. In the case of Proposal 1, an abstention will not be deemed to be a vote cast either for or against any nominee. In the case of Proposal 3, an abstention will have no impact on the outcome of the vote. Broker non-votes, if any, while counted for general quorum purposes, will have no effect on the voting results for any non-routine matter in respect of which there may be broker non-votes.

Can I change my vote?

If you are a stockholder of record, you may revoke your proxy by doing one of the following:

*	By sending a written notice of revocation to the Corporate Secretary of the Company that must be received prior to the Meeting, stating that you revoke your proxy;

*	By signing a later-dated proxy card and submitting it so that it is received prior to the Meeting in accordance with the instructions included in the proxy card;

*	By submitting another vote by telephone or via the internet prior to the Meeting; or

*	By attending the Meeting and voting your shares in person at the Meeting before your proxy is exercised at the Meeting.

If you hold your shares in “street name,” your broker, bank, trustee or other nominee will provide you with instructions on how to revoke your proxy.

What vote is required to approve each proposal?

Proposal		Vote Required	Broker Discretionary Voting Allowed
Proposal 1 —	Election of twelve (12) directors	Votes cast for the election of that nominee must exceed votes cast against the election of that nominee	No

Proposal 2 —	Advisory vote on executive compensation	Majority of the shares entitled to vote and present in person or represented by proxy	No

Proposal 3 —	Advisory vote on frequency of future advisory votes on executive compensation	The Company will consider stockholders to have expressed a non-binding preference for the option (every one year, every two years, or every three years) that receives the highest number of affirmative votes of shares entitled to vote and present in person or represented by proxy	No

Proposal 4 —	Approval of the amendment and restatement of the 2009 Plan, which was approved by the Board on March 22, 2023, subject to stockholder approval at this Meeting	Majority of the shares entitled to vote and present in person or represented by proxy	No

Proposal 5 —	Ratification of auditors for 2023	Majority of the shares entitled to vote and present in person or represented by proxy	Yes

With respect to Proposal 1, you may vote FOR, AGAINST or ABSTAIN with respect to each nominee. If you ABSTAIN from voting on Proposal 1 with respect to any nominee, the abstention will not have any effect on the outcome of the vote with respect to such nominee.

With respect to Proposals 2, 4 and 5, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on either of Proposals 2, 4 or 5, the abstention will have the same effect as a vote AGAINST the proposal.

With respect to Proposal 3, you may vote FOR Every One Year, FOR Every Two Years, FOR Every Three Years or ABSTAIN. If you ABSTAIN from voting on Proposal 3, the abstention will not have any effect on the outcome of the vote.

Who will count the votes?

Representatives from Broadridge Financial Solutions, Inc. will count the votes and serve as our Inspectors of Election. The Inspectors of Election will be present at the Meeting.

Who pays the cost of proxy solicitation?

The Company pays the costs of soliciting proxies. The Company has engaged Georgeson Inc. to aid in the solicitation of proxies for a fee of approximately $19,000, plus reimbursement of reasonable expenses. Upon request, the Company will reimburse brokers, banks, trustees or their other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s Common Stock. In addition, certain of our directors and officers, as well as employees of our management company, may aid in the solicitation of proxies. These individuals will receive no compensation in addition to their regular compensation.

Is this Proxy Statement the only way that proxies are being solicited?

No. As stated above, in addition to mailing or providing notice of the availability of these proxy materials, our proxy solicitor, Georgeson Inc., and certain of our directors and officers, as well as employees, may solicit proxies by telephone, e-mail or personal contact. These directors, officers and employees will not be specifically compensated for doing so.

If you have any further questions about voting your shares or attending the Meeting, please call our Corporate Secretary at (615) 465-7000.

GENERAL INFORMATION

How may I contact the Chairman of the Board of Directors, the Lead Director or other non-management members of the Board of Directors?

The Chairman of the Board of Directors, or Board Chair, is Wayne T. Smith, and the independent Lead Director is John C. Clerico. They and any of the other non-management directors (including the chair of any of the standing committees of our Board) may be contacted by any stockholder or other interested party in the following manner:

c/o Community Health Systems

4000 Meridian Boulevard

Franklin, TN 37067

Attention: Corporate Secretary

(615) 465-7000

Investor_Communications@chs.net

In the alternative, stockholders or other interested parties may communicate with our directors or our corporate compliance officer by accessing the Confidential Disclosure Program established under our Code of Conduct:

Corporate Compliance and Privacy Officer

Community Health Systems

4000 Meridian Boulevard

Franklin, TN 37067

(800) 495-9510

https://www.mycompliancereport.com/ (use code “CYH”)

Generally, all materials that are appropriate director communications will be forwarded to the intended recipient; however, management may simultaneously conduct an investigation of any operational, compliance, or legal matter in accordance with its established policies and procedures. Management reserves the right to reject from this process any material that is harassing, unduly offensive or otherwise not credible, or that solicits business on behalf of the sender.

How is the Board of Directors organized and how is the independence of the Board of Directors determined?

The role of our Board is governed by the Company’s Amended and Restated By-laws (the “By-laws”), and is further described in our Governance Guidelines (the “Governance Guidelines”). Currently, our Board has twelve (12) members.

A majority of our directors must be “independent” under NYSE rules. In addition, our Governance Guidelines include independence standards established by our Board to assist it in determining independence in accordance with such rules. To determine whether our incumbent directors and any new director nominees are independent, the Board evaluates any relationships of our directors and director nominees with the Company and the members of the Company’s management, against the independence standards set forth in our Governance Guidelines and the applicable rules of the NYSE and SEC. In making its independence determinations, the Board broadly considers all relevant facts and circumstances, including the responses of our directors and director nominees to a questionnaire completed by each of them on an annual basis, which solicits information about their relationships and other facts and circumstances that may be relevant to such independence determination. The Board also considers any relationships between the Company and other organizations on which our directors or director nominees serve as directors or with respect to which such directors or director nominees are otherwise affiliated. The Board determined that each of our existing non-management directors other than Mr. Smith, who served as our Executive Chairman until January 1, 2023 and now serves as non-executive Chairman of the Board, satisfied all of the independence standards set forth in the Governance Guidelines and the applicable rules of the NYSE and SEC (including the specific standards applicable to members of our Audit and Compliance Committee and Compensation Committee) and did not otherwise have a material relationship with the Company (either directly or as an officer, employee, shareholder or partner of an organization that has a relationship with the Company). After such evaluations, our Board has affirmatively determined that each of the following non-management directors are independent under the Governance Guidelines and the applicable rules of the NYSE and the SEC:

Susan W. Brooks

John A. Clerico

Michael Dinkins

James S. Ely III

John A. Fry

Joseph A. Hastings, D.M.D.

Elizabeth T. Hirsch

William Norris Jennings, M.D.

K. Ranga Krishnan, MBBS

H. James Williams, Ph.D.

In addition to Mr. Smith, Mr. Hingtgen, who is our Chief Executive Officer and employed by a subsidiary of the Company, is not independent.

Do the non-management members and independent members of the Board of Directors meet in separate sessions?

The non-management members of our Board meet frequently in executive sessions, typically at the end of each regularly scheduled Board meeting, and otherwise as needed. During 2022, the non-management members of our Board met in executive session twelve (12) times, either in conjunction with a Board meeting or a committee meeting at which the other non-management members were present. During 2022, when Mr. Smith was serving as our Executive Chairman and was a member of management, the Lead Director or the chair of the applicable Board committee presided over those sessions. In light of the retirement of Mr. Smith as Executive Chairman effective January 1, 2023, beginning in 2023, Mr. Smith, as the non-executive Board Chair, will generally preside over executive sessions. In the absence of the Board Chair or when leadership by the Board Chair is not deemed advisable, the Lead Director will preside at such meetings. If an executive session is held in conjunction with a committee meeting at which the other non-management directors are present, the chair of the applicable committee may preside at such meeting. In addition, at least annually, the independent directors meet in executive session presided over by the Lead Director. All directors are encouraged to offer feedback regarding topics to be included as agenda items for upcoming Board or committee meetings.

What is the leadership structure of the Board of Directors?

The Board is currently led by Wayne T. Smith as Chairman of the Board. The Board has carefully considered its leadership structure and believes at this time that the Company and its stockholders are best served by having the positions of Board Chair and Chief Executive Officer filled by different individuals. This allows the Chief Executive Officer to focus on the Company’s day-to-day operations, while allowing the Board Chair to lead the Board in providing advice and oversight to management. The Board believes that Mr. Smith’s broad and lengthy leadership experience in the healthcare industry, including 24 years of prior service as the Chief Executive Officer of the Company through the end of 2020, uniquely qualify him for the role of Board Chair. In addition, the Board believes that certain other practices and policies (including the role of our independent Lead Director) assure that the independent members of the Board (who comprise a super-majority of the Board) provide appropriate oversight, consultation, and involvement. The Governance and Nominating Committee regularly reviews the Board’s leadership structure to assess whether to separate or combine the roles of Chairman of the Board and Chief Executive Officer based on the Company’s particular facts and circumstances at the time, and the Board retains flexibility to determine the appropriate leadership structure for the Company based on such facts and circumstances.

The Board is responsible for broad corporate policy and overseeing the overall performance of the Company. Members of the Board are kept informed of the Company’s business by various documents sent to them before each meeting and oral reports made to them during these meetings by the Company’s Chief Executive Officer and other corporate executives. All directors are advised of actions taken by the various committees of the Board and are invited to, and frequently do, attend meetings of Board committees on which they do not serve. Directors have access to the Company’s books, records and reports, and members of management are available at all times to answer their questions.

The Governance and Nominating Committee, which consists entirely of independent directors, periodically examines the Board leadership structure, as well as other governance practices, and also conducts an annual assessment of the Board’s and each committee’s effectiveness. The Governance and Nominating Committee has determined that the present leadership structure is effective and appropriate.

As indicated above, the non-management members of the Board meet in executive sessions. During 2022, those executive sessions were presided over by the independent Lead Director, currently John Clerico. Mr. Clerico has been a member of our Board since 2003 with former service as chair of both our Audit and Compliance Committee and our Compensation Committee. The Lead Director has the authority to call meetings of the independent directors and prepare agendas for such meetings. The Lead Director may serve as a liaison between the independent directors and management, as needed. The Lead Director may advise on the quality, sufficiency and currency of the materials sent to the Board in connection with its meetings and offer input on regular meeting agendas. Upon request, the Lead Director is also available for consultation and direct communication with major stockholders.

Board independence is further achieved through the completely independent composition of the three standing committees of the Board: Audit and Compliance, Compensation, and Governance and Nominating, each of which is supported by an appropriate charter and holds executive sessions without management present. Each of the Board’s independent directors serves on one or more of these committees and, as noted above, is invited to, and frequently does, attend meetings and executive sessions of Board committees on which he or she does not serve. Thus, there is ample opportunity to meet and confer without any member of management present.

The Board has concluded that the structure and practices of the independent members of the Board assure effective independent oversight, as well as effective independent leadership while maintaining practical efficiency.

What are the Company’s environmental, social and governance initiatives and where can I find additional information regarding these initiatives?

In addition to our good corporate governance practices highlighted above in the Corporate Governance Highlights section, we have implemented, various environmental, social and governance (“ESG”) initiatives, including in the following areas:

Environment/Sustainability. We are committed to providing high-quality care in the communities we serve while identifying and implementing processes that improve energy efficiency, reduce consumption and waste, minimize environmental impact and improve community well-being. We continue to be focused on the reduction of our carbon footprint, water and energy usage and material waste, and our initiatives in this area can often be cost-effective as well as important for environmental sustainability. Our key environmental initiatives include the following:

•

Meet or Exceed Applicable Legal and Regulatory Environmental Standards. We endeavor to meet or exceed applicable legal and regulatory standards for the safe operation of our facilities and the protection of our environment, including through the following measures:

•

establishing design standards and focusing on sustainability considerations for architectural design, facility construction and waste management in connection with the construction of new buildings and significant renovation projects, which may also result in such facilities being more energy efficient and having lower operation and maintenance costs;

•

making capital investments to update our facilities to withstand extreme weather conditions, including as the result of climate change, and establishing emergency preparedness plans and incident response teams to help sustain our facilities in the event of extreme weather conditions;

•	seeking Green Building Initiative Green Globes Program certification for recent new construction and major renovation projects; and

•	procuring sustainably sourced products, including through the policies of HealthTrust Purchasing Group, L.P., our group purchasing organization.

•

Reduce, Reuse and Recycle Materials. We reduce, reuse and recycle materials where possible and practical to conserve resources and minimize the need for treatment or disposal, including through reducing printing and paper usage, environmental services measures, reprocessing medical supplies, diverting plastic and cardboard from landfills and engaging in other effective waste management practices, and engaging in various recycling measures,

•

Reduce Energy Usage, Emissions and Water Consumption. We are committed to reducing energy usage, emissions and water consumption, and are considering new initiatives which may help measure our progress in this area. Our current initiatives in this area include:

•

investing in infrastructure to reduce energy consumption, such as through roof, replacement and repair projects, installation of high-efficiency LED lighting, replacement of older HVAC systems with more efficient equipment, and implementation of smarter building technology and automation systems;

•	implementing energy conservation measures;

•	performing preventative maintenance to ensure systems are performing at optimal operating efficiency;

•	auditing and monitoring our energy reduction efforts;

•	consolidating energy-intensive data centers; and

•	reducing water consumption through measures such as effective water treatment programs and, where practicable, the utilization of ground water wells at certain of our locations.

Patient Safety and High Quality of Care. We maintain an emphasis on patient safety and clinical outcomes and we are continuously focused on ways to improve patient, physician and employee satisfaction. To improve outcomes, healthcare personnel at our facilities use evidence-based medicine and clinical care paths in the treatment of our patients. We believe that a focus on continuous improvement yields the best results for patients, reduces risk and liability, and creates value for the people and communities we serve. As the result of our patient safety efforts, our Serious Safety Event Rate has declined significantly since 2013.

We also have expanded our network of outpatient services to create greater access and more convenience for our patients. Moreover, as conditions arising from the pandemic accelerated the need for telehealth appointments, we have significantly expanded our ability to provide remote care.

For additional information regarding our focus on patient safety and quality of care, see the discussion under “Our Business Strategy — Continuously improve patient safety and quality of care” in Part I, Item 1 (Business) of our Annual Report on Form 10-K for our fiscal year ended December 31, 2022, filed with the SEC on February 17, 2023.

Responding to COVID-19. Since the onset of the COVID-19 pandemic in 2020, our hospitals, medical clinics, medical personnel, and employees have been actively caring for COVID-19 patients. The safety of our patients, physicians, nurses, and employees in the communities in which we serve has remained our primary focus. At the beginning of the pandemic, we established a COVID-19 Crisis Command Center and Response Team to ensure support for our workforce and the coordination of our resources and leadership in connection with responding to the pandemic. This team continues to meet as needed to address any necessary developments such as changes to infection prevention guidelines or patient care processes and to ensure that our caregivers have the personal protective equipment and other supplies to ensure safe, high quality care.

Diversity, Equity and Inclusion. We are committed to diversity, equity and inclusion, including recruiting and retaining a diverse population of employees with respect to their experiences, education, socioeconomic status, race, color, ethnicity, religion, national origin, disability, culture, sexual orientation and gender identity or expression that are reflective of the communities we serve. Our diversity, equity and inclusion plan objectives are to strengthen cultural competence, build a diverse talent pipeline, retain and develop high potential employees, improve patient experience and outcomes, and increase supplier diversity, and we have taken various actions to further these objectives. For example, as we strive to deepen our culture of inclusion, we endeavor to strengthen our individual and collective cultural competence through both formal training and development programs and by informally sharing lived experiences and relating to one another. We are also committed to building a diverse talent pipeline through a variety of venues and programs such as internships, residencies, mentorship programs and by partnering with diverse professional organizations. To further our priorities in this area, during 2021, we hired a new vice president and a new senior director of diversity, equity and inclusion, and also established a diversity leadership committee. By fostering a culture of inclusion, we believe that we are able to retain the best and brightest talent by making all employees feel valued by members of their respective team. As of December 31, 2022, approximately 81% of our employees were women and approximately 27% were people of color.

Supporting Our People. Our employees are vital contributors to the success of our organization, and we devote significant resources to recruit, retain and develop our workforce. Our healthcare personnel have provided quality and compassionate care to patients suffering from COVID-19 and other medical conditions, and we have offered mental health support for our personnel struggling with the emotional impact of caring for patients during the pandemic. We also provide a wide range of development programs and resources, several of which were initiated and/or expanded in 2022. These programs and resources include the following:

•	an expanded tuition reimbursement program for all staff looking to further their education in any discipline employed by our health systems;

•	a new student loan repayment program for numerous key clinical roles and reimbursement for licenses and certifications that are required for each individual role;

•	nursing school partnerships with educational institutions which offer educational pathways to those desiring to become professional nurses;

•

residency training programs, in connection with which affiliated hospitals partner with graduate medical education residency programs, thereby providing residents with practical patient experience and growing the pool of practicing physicians.

•	an executive development program, which identifies and develops qualified personnel for leadership-level positions at our healthcare facilities;

•	Community LEADS, our Leadership Excellence and Development Series, a proprietary training program for directors, managers and supervisors at our hospitals; and

•	our Advanced Learning Center (ALC) platform, a web-based portal which provides employees and contractors access to computer-based training courses as well as instructor led classes in various areas;

Community Involvement. The Company is committed to supporting the communities in which we operate. For example, our hospitals improve the wellbeing of local residents through health fairs, screenings and educational programs, and actively participate in civic and charitable causes, sponsor community events and support local programs through volunteerism. Moreover, we and our employees support our communities and employees through organizations such as the CHS Foundation, a foundation funded by charitable gifts from the Company and its employees which supports organizations involved with education, health, human services and international development, and the CHS Cares Fund, a non-profit charitable fund (administered by The Community Foundation of Middle Tennessee) whose purpose is to provide financial assistance to employees of the Company’s affiliated entities, clinics and offices who have experienced hardship due to events beyond their control such as natural disasters and extended illnesses or injuries. In this regard, numerous grants have been made by the CHS Cares Fund to employees of the Company who have suffered financial hardship as the result of the pandemic.

In addition, we have developed strategies with our affiliated hospitals to manage controlled substances, especially opioids. Opioid management teams at our hospitals elevate awareness, define direction, and drive efforts related to pain assessment and management.

We have reported on our ESG initiatives since 2010. Our most recent reports are our 2020/2021 Community Impact Report and 2021 Environmental Sustainability Report, both of which are available on our internet website in the Company Overview — Community Impact Report section (www.chs.net/company-overview/community-impact-report/). Please note that our website is provided as an inactive textual reference and the information on our website (whether referenced here or elsewhere in this Proxy Statement) is not incorporated by reference in this Proxy Statement.

How does the Board of Directors oversee risk?

Risk management is primarily the responsibility of the Company’s management team, which is administered through a broad-based Executive Risk Committee that includes executives from our operations, internal audit, clinical services, compliance, quality, revenue management, accounting, risk management, finance, facilities management, human resources, information technology, and legal departments. The Company’s enterprise risk management process includes interviews and surveys with corporate officers and leaders, regional and market leadership, and members of the Board, as well as reviewing third-party publications that evaluate perceived risks to the Company, the industry or the broader market. Through this in-depth process the Enterprise Risk Committee identifies and monitors what are believed to be the key risks currently facing the Company. A comprehensive presentation regarding the enterprise risk management process and each of the key risks identified is presented annually at a meeting attended by all directors. In addition, management provides updates on each of the key risks on an on-going basis at meetings of the Board and applicable Board committees (depending on the subject matter of the risk) throughout the year.

The Board is responsible for the overall supervision of the Company’s risk management activities. The Board’s oversight of the material risks faced by the Company occurs at both the full board level and at the committee level. The types of risks overseen by the Board and/or applicable Board committees may include, as appropriate, without limitation, business, industry, economic, patient safety, cybersecurity and ESG risks. ESG matters overseen by the Board and/or Board committees may include, without limitation, risks related to climate, environmental, sustainability, corporate social responsibility, human capital, energy, and natural resource matters. For additional information regarding the Company’s ESG initiatives, see “What are the Company’s environmental, social and governance initiatives and where can I find additional information regarding these initiatives?”

The Audit and Compliance Committee has oversight responsibility, not only for financial reporting with respect to the Company’s major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process. In addition, as discussed in greater detail below, the Audit and Compliance Committee has primary oversight responsibility regarding the Company’s information security, data security, data privacy, and other cybersecurity programs procedures and risks. See “What is the Board’s role in overseeing information security?” The Audit and Compliance Committee also considers the delegation of responsibility for the oversight of specific risk areas among the other Board committees, consistent with the committees’ charters and responsibilities.

The Compensation Committee oversees risks associated with the Company’s executive compensation programs, including confirming that such programs do not encourage conduct that would be reasonably likely to have a material adverse effect on the Company. Taking into account the Compensation Committee’s oversight of such risks, the Company has determined that any risks arising from its compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee oversees risks with respect to human capital management matters, including with respect to diversity, equity, and inclusion and leadership and talent development. For additional information regarding the Company’s risk assessment of its compensation programs and practices, and relevant considerations in connection therewith, see “Compensation Discussion and Analysis — Risk Assessment of Executive Compensation.”

The Governance and Nominating Committee reviews and oversees certain ESG risks, including with respect to climate, environmental, sustainability, corporate social responsibilities, energy and natural resource matters.

Management provides regular updates throughout the year to the respective Board committees regarding the management of the risks each committee oversees, and each of these committees discusses those risks with the full Board at either regular meetings of the Board or at committee meetings in which all Board members participate. At least once every year, the Audit and Compliance Committee considers the allocation of risk responsibility among the Board’s committees and implements any changes it deems appropriate. The Audit and Compliance Committee, together with the full Board of Directors, is actively involved in the oversight of risk issue identification and assessment at the Company and mitigation strategies employed by the Company with respect to each of these risks.

In addition to the reports from the committees, the Board receives presentations throughout the year from various department and business unit leaders that include discussions of possible risks. At each Board meeting, the Chief Executive Officer address, in a director-only session, matters of particular importance or concern, including any areas of risk that require attention from the Board. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail the Company’s short and long-term strategies, including consideration of risks facing the Company and their potential impact.

We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for the Company. We also believe that our risk structure complements our current Board leadership structure, as it allows our non-management directors, through the three fully independent Board committees, as well as the Board Chair and the independent Lead Director, to exercise effective oversight of the actions of management, led by Mr. Hingtgen as Chief Executive Officer, in identifying risks and implementing effective risk management policies and controls.

What is the Board’s role in overseeing information security?

The Company places the utmost importance on information security and privacy, including protecting the personal medical, financial and insurance information of its patients and employees. The Audit and Compliance Committee has primary oversight responsibility regarding the Company’s information security, data security, data privacy, and other cybersecurity programs, procedures and risks. The Audit and Compliance Committee and the full Board receive updates at least quarterly from management covering the Company’s programs for managing information security risks, including data privacy and data protection risks. The Company has adopted the National Institute of Standards and Technology (NIST) Cybersecurity Framework to assess the maturity of its cybersecurity programs. Other aspects of the Company’s comprehensive information security program include:

•

information security and privacy modules included in the Company’s mandatory onboarding and annual compliance training for all personnel, as well as targeted specialized training for any personnel that routinely have access to patient information;

•	regular comprehensive Cybersecurity Program Assessments (CPA) using the NIST framework conducted by an outside data security consultant;

•	regular testing, both by internal and external resources, of the Company’s information security defenses;

•	regular training with all personnel regarding risks arising from social engineering techniques (e.g. phishing);

•	global security and privacy policies;

•	regular newsletters highlighting current cybersecurity threats and how to recognize and mitigate them; and

•	an annual Cybersecurity Awareness Month (CSAM) dedicated to raising cybersecurity awareness across the organization through specific communications and awareness items.

The Company’s management regularly monitors best practices in this area and seeks to implement changes to the Company’s security programs as needed to ensure the Company maintains a robust data security and privacy program. The Company also maintains an information security insurance policy that provides coverage for data security breaches.

What are the standing committees of the Board of Directors?

Our Board has three standing committees: Audit and Compliance, Compensation, and Governance and Nominating. Each standing committee operates pursuant to a committee charter. Each of these committees is comprised solely of independent directors, and each independent director meets the additional criteria for committee membership, as set forth in the Company’s Governance Guidelines and the applicable committee charter. The current composition of our Board’s standing committees is as follows:

Audit and Compliance Committee	Compensation Committee	Governance and Nominating Committee

Michael Dinkins, Chair	James S. Ely III, Chair	John A. Fry, Chair
James S. Ely III	John A. Clerico	Susan W. Brooks
Elizabeth T. Hirsch	John A. Fry	Joseph A. Hastings, D.M.D.
H. James Williams, Ph.D.	Elizabeth T. Hirsch	William Norris Jennings, M.D.
K. Ranga Krishnan, MBBS

How many times did the Board of Directors and its committees meet in 2022? What was the attendance by the members? What are the duties of the Board’s committees?

Directors are encouraged to attend our annual meeting of stockholders; all of our then-serving directors were present at our 2022 Annual Meeting of Stockholders. The annual meeting of the Board in 2022 was held immediately after the 2022 Annual Meeting of Stockholders.

In 2022, the Board held five (5) meetings (all of which were regular meetings). Each director attended at least 75% of the Board meetings and meetings of the committees of the Board on which he or she served during the period.

The Audit and Compliance Committee held eight (8) meetings during 2022. The other independent members of the Board were invited to and generally attended the meetings of the Audit and Compliance Committee. As set forth in its charter, the Audit and Compliance Committee’s responsibility is to provide advice and counsel to management regarding, and to assist the Board in its oversight of: (i) the integrity of the Company’s consolidated financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (v) the performance of the Company’s internal audit function and its independent registered public accounting firm; and (vi) the Company’s policy on the use of derivative products. As discussed above under “How does the Board of Directors Oversee Risks?” and “What is the Board’s role in overseeing information security?”, the Audit and Compliance Committee also has oversight responsibilities with respect to enterprise risk management and the Company’s information security programs. The Audit and Compliance Committee report is incorporated herein by reference to Part III of the Company’s Annual Report on Form 10-K filed with the SEC on February 17, 2023 under “Item 10. Directors, Executive Officers and Corporate Governance.”

The Compensation Committee held four (4) meetings during 2022. The primary purpose of the Compensation Committee is to: (i) assist the Board in discharging its responsibilities relating to compensation of the Company’s executives; (ii) administer the Company’s cash-based incentive compensation plans with regard to executive officers of the Company; (iii) approve awards and grants and administer outstanding awards and grants of equity-based compensation arrangements to directors, employees, and others pursuant to the Company’s equity compensation plans; (iv) produce an annual report on executive compensation for inclusion in the Company’s Proxy Statement in accordance with applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (v) review and oversee the Company’s human capital management strategies and programs. The Compensation Committee’s report is set forth later in this Proxy Statement.

As set forth in its charter, the primary responsibilities of the Compensation Committee are to oversee the elements of the compensation arrangements available to the Company and its subsidiaries that are used to compensate the Company’s executive officers, and in particular, the Chief Executive Officer. The Compensation Committee also approves the goals and objectives relevant to the compensation of the Chief Executive Officer and the other executive officers and determines whether targets have been attained in connection with target-based compensation awards and equity grants.

Pursuant to its charter, the Compensation Committee has authority to engage its own executive compensation consultants and legal advisors. Since 2005, Mercer Human Resources Consulting (“Mercer”), which is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), has served as the independent executive compensation consultant to the Compensation Committee. A representative of Mercer attends meetings of the Compensation Committee and communicates with the Compensation Committee chair between meetings on matters related to executive compensation. Mercer’s fees for serving as the Compensation Committee’s independent executive compensation consultant in 2022 were approximately $165,000. During 2022, the Company, at the direction of management, also retained MMC or its affiliates to provide limited consulting services to management, which services were limited primarily to conducting actuarial analyses of the Company’s Supplemental Executive Retirement Plans. In 2022, the total amount paid to MMC or its affiliates for such services was approximately $75,000. Although the Compensation Committee is aware that the Company uses MMC or its affiliates for such services, it does not specifically approve those services. The Compensation Committee has assessed Mercer’s independence pursuant to the independence factors set forth for compensation consultants in the NYSE listing standards and in the Compensation Committee’s charter and has determined that no conflicts of interest exist.

The Governance and Nominating Committee met two (2) times during 2022. The primary responsibilities of the Governance and Nominating Committee are to: (i) identify individuals qualified to become Board members and to select, or recommend that the Board select, the director nominees for the next annual meeting of stockholders, and make recommendations for directors’ assignments to the Committees of the Board; (ii) develop and recommend to the Board a set of corporate governance guidelines applicable to the Company and regularly review such corporate governance guidelines and recommend to the Board any changes thereto; (iii) review and make recommendations to the Board regarding compensation programs for non-management directors; (iv) review and discuss with management the Company’s policies on and responses to important stockholder issues and proposals, and recommend to the Board the placement of stockholder proposals, and the Board’s response thereto, in the Proxy Statement; and (v) review and oversee certain ESG considerations, programs, strategies and risks as may be delegated by the Board.

Who are the Company’s audit committee financial experts?

Our Board has determined that all four of the members of our Audit and Compliance Committee are “audit committee financial experts” as defined by the Exchange Act — Michael Dinkins, James S. Ely III, Elizabeth T. Hirsch, and H. James Williams, Ph.D.

Does the Company have limitations regarding service on other boards by the Company’s directors?

Yes, in order to ensure that our directors have sufficient time to devote to Company matters, under the Company’s Governance Guidelines, no non-management director of the Company may serve on more than four public companies’ boards of directors, including our Board. In addition, no member of the Company’s Audit and Compliance Committee may serve on more than two other public companies’ audit committees. No director who is an executive officer of the Company may serve on more than two public companies’ boards of directors, including our Board. The Chief Executive Officer is required to obtain the approval of the Governance and Nominating Committee prior to accepting any nomination or appointment to serve on the board of directors of another public company. In addition, a director of the Company is required to notify the chair of the Company’s Governance and Nominating Committee and the Corporate Secretary in a timely fashion of his or her appointment to or resignation from the board of directors of another public company. Any member of the Audit and Compliance Committee is also required to notify the chair of the Company’s Governance and Nominating Committee and the Corporate Secretary of his or her appointment to or resignation from another company’s audit committee.

Does the Company have a code of conduct?

The Company has a robust compliance program, the cornerstone of which is our Code of Conduct. Our Code of Conduct has been adopted and implemented throughout our organization and is applicable to all members of the Board and our officers, as well as employees of our subsidiaries. A variation of this Code of Conduct has been in effect at our Company since 1997.

Where can I obtain a copy of the Company’s Board of Directors’ governance documents?

Copies of the current version of our Governance Guidelines, including our independence standards, along with current versions of our By-laws, Code of Conduct and Board committee charters are posted on our internet website in the Company Overview — Corporate Governance section (www.chs.net/company-overview/corporate-governance/). These items are also available in print to any stockholder who requests them by writing to Community Health Systems, Attn: Investor Relations, 4000 Meridian Boulevard, Franklin, TN 37067.

How are the Company’s Directors compensated?

Our Board has approved a compensation program for non-management directors, which consists of both cash and equity-based compensation. Non-management director compensation is reviewed annually by the Governance and Nominating Committee, in consultation with the Compensation Committee’s independent executive compensation consultant, Mercer, and adjusted if needed, on the same cycle as is our executive compensation. In addition, to further align directors’ interests with the long-term interests of stockholders, the Company requires that at least 50% of the non-management directors’ annual compensation (exclusive of the additional annual stipends paid to the Board Chair (in connection with Mr. Smith’s service as Chairman of the Board beginning in 2023), the Lead Director and the chairs of the Board’s three standing committees) be paid in the form of equity in the Company.

For 2022, consistent with past practice, the non-management directors’ compensation package was reviewed by the Governance and Nominating Committee, in consultation with Mercer. Mercer advised that, based on a review of the board compensation paid by our peer group (as set forth below under “Compensation Discussion and Analysis — Components of the Executive Compensation Program — Peer Group Companies (for 2022 Compensation Cycle)”), the annual total compensation package of $290,000 (exclusive of the annual stipends paid to the Lead Director and the chairs of the Board’s three standing committees as referenced below), which annual total compensation package had last been increased in 2014, was somewhat below the median for our peer group. Taking into consideration this feedback from Mercer, the Governance and Nominating Committee recommended and the Board adopted for 2022 an increase of $20,000 to the non-management directors’ annual compensation package, with the increase divided equally between the cash stipend and the equity award. As such, for 2022, each non-management director received a cash stipend of $130,000 as well as an equity award with a grant date fair value of approximately $180,000 (both of which represented an increase of $10,000 from the amounts awarded to our non-management directors in 2021). For 2022, the additional annual stipends paid to the Lead Director and the three committee chairs remained unchanged from 2021, and were as follows: Lead Director, $35,000; Audit and Compliance Committee chair, $20,000; Compensation Committee chair, $15,000; and Governance and Nominating Committee chair, $12,250.

The annual cash stipend payable to all non-management directors and the additional annual stipends payable to the Lead Director and the three committee chairs were paid in quarterly installments for 2022. Non-management directors who served for only a portion of the year received a pro rata portion of the annual cash stipend. No separate meeting attendance fees are paid to the directors. All directors are reimbursed for their out-of-pocket expenses arising from attendance at meetings of the Board and its committees.

Prior to the beginning of the calendar year, a non-management director may elect to defer some or all of their cash compensation for the upcoming year into a cash account or stock unit account pursuant to the Company’s Directors’ Fees Deferral Plan, amended and restated as of May 11, 2021. When making a deferral election, a non-management director may elect to receive payment for the deferred amounts in a lump sum or in annual installments beginning either upon the last day of the fiscal quarter following his or her (i) separation from service with the Company or (ii) attainment of an age specified in advance by the non-management director. For 2022, Dr. Krishnan elected to defer the entire amount of his cash compensation into a stock unit account under the Company’s Directors’ Fees Deferral Plan. None of the other non-management directors elected to defer any portion of their cash compensation payable for 2022.

In March 2022, at the same time that management’s long-term incentive (“LTI”) awards were granted, each of our non-management directors was granted 17,682 time-based restricted stock units in respect of the equity portion of the non-management directors’ compensation. On the date of grant, these awards had an actual award value of approximately $180,000 per non-management director, which represented the number of restricted stock units valued at $180,000 (based on the closing market price of our Common Stock on that date of $10.18/share) rounded to the nearest whole number of units.

Any non-management director who joins our Board during the first six months of the year will receive the same number of time-based restricted stock units as is awarded to the other non-management directors as equity-based compensation for that year; however, if a non-management director’s appointment occurs during the last six months of the year such non-management director will receive no equity-based compensation for that year. For example, Ms. Brooks joined the Board during the 2nd quarter of 2022, and, therefore, she received 17,682 restricted stock units in June 2022 as equity-based compensation for 2022.

The time-based restricted stock unit awards to our non-management directors vest in one-third increments on each of the first three anniversaries of the grant date for so long as the director is a member of the Board. If a non-management director’s service as a member of the Board terminates as a result of death, disability, or for any other reason (other than “for cause”), all unvested restricted stock units held by such non-management director will vest as of the date of termination. A non-management director may elect, prior to the beginning of the calendar year in which the award is granted, to defer the receipt of shares of the Company’s Common Stock issuable upon vesting of the restricted stock units until either his or her (i) separation from service with the Company or (ii) attainment of an age specified in advance by the non-management director. In the absence of a prior deferral election, the non-management director will receive shares of the Company’s Common Stock issuable upon the vesting of such restricted stock units. Drs. Hastings, Jennings and Krishnan elected to defer the receipt of shares of the Company’s Common Stock issuable upon vesting of the restricted stock units granted to each of them on March 1, 2022.

In his capacity as non-executive Chairman of the Board during 2023, Mr. Smith will receive the same standard compensation paid to all of the Company’s other non-management directors in 2023, including an annual cash stipend payable in quarterly installments and an annual equity grant. In addition, on December 7, 2022, the Board, upon the recommendation of the Governance and Nominating Committee of the Board, also approved an additional annual cash stipend of $265,000 to be payable to Mr. Smith in connection with his service as the non-executive Chairman of the Board beginning in 2023.

Subsequently, on February 15, 2023, the Board, upon the recommendation of the Compensation Committee and the Governance and Nominating Committee of the Board, determined that this $265,000 annual stipend would be payable as an additional grant of time-based restricted stock units (in lieu of cash as set forth above) pursuant to the 2009 Plan (as defined below), with a grant date fair value equal to approximately $265,000 (rounded to the nearest whole number of shares), which will vest in one-third increments on each of the first three anniversaries of the grant date.

Management directors do not receive any additional compensation for their service on the Board.

Non-Management Director Compensation

The following table summarizes the aggregate fees earned and the value of equity-based awards earned by our then-serving non-management directors for 2022:

Name	Fees Earned or Paid in Cash ($) (1)	Restricted Stock Unit Awards ($) (2)	Total Compensation ($)
Susan W. Brooks	83,571	88,410	171,981
John A. Clerico	165,000	180,000	345,000
Michael Dinkins	150,000	180,000	330,000
James S. Ely III	145,000	180,000	325,000
John A. Fry	142,250	180,000	322,250
Joseph A. Hastings, D.M.D.	130,000	180,000	310,000
Elizabeth T. Hirsch	130,000	180,000	310,000
William Norris Jennings, M.D.	130,000	180,000	310,000
K. Ranga Krishnan, MBBS	130,000	180,000	310,000
H. James Williams, Ph.D.	130,000	180,000	310,000

(1)

This amount includes the annual cash stipend paid to all non-management directors and the additional annual cash stipends paid to our Lead Director and to the chairs of the Board’s three committees. All fees for 2022 were paid in cash to each non-management director except for Dr. Krishnan, who elected for the entire amount of his fees to be deferred into a stock unit account pursuant to the Company’s Directors’ Fees Deferral Plan. Ms. Brooks joined the Board during the second quarter of 2022. The amount paid to Ms. Brooks reflects the prorated cash stipend payable to her for 2022.

(2)

This amount reflects the aggregate grant date fair value of director compensation earned in the form of restricted stock unit awards. This grant is based on the portion of his or her annual compensation that is allocated to equity. For 2022, for all then-serving non-management directors other than Ms. Brooks, this value-based award amount was for 17,682 restricted stock units granted on March 1, 2022 ($10.18 per share). Ms. Brooks, who joined the Board during the second quarter of 2022, received 17,682 restricted stock units granted on June 1, 2022 ($5.00 per share). The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). As of December 31, 2022, a total of 512,360 restricted stock units were outstanding and held by our non-management directors, including 42,041 restricted stock units held by each of Messrs. Clerico, Dinkins and Fry; 65,029 restricted stock units held by Ms. Hirsch (including restricted stock units held pursuant to her prior election to defer the receipt of shares of the Company’s Common Stock upon the vesting of certain of her restricted stock unit grants); 71,461 restricted stock units held by each of Drs. Jennings, Krishnan and Williams and Mr. Ely (including restricted stock units held pursuant to each of these individuals’ prior election to defer the receipt of shares of the Company’s Common Stock upon the vesting of certain of their restricted stock unit grants); and 17,682 restricted stock units held by each of Dr. Hastings and Ms. Brooks.

How are Directors nominated by the Company?

The Governance and Nominating Committee has responsibility for the director nomination process.

The Governance and Nominating Committee believes that the minimum qualifications that must be met by any director nominee, including any director nominee who is recommended by stockholders, include (i) a reputation for the highest ethical and moral standards, (ii) good judgment, (iii) a positive record of achievement, (iv) if on other boards, an excellent reputation for preparation, attendance, participation, interest and initiative, (v) business knowledge and experience relevant to the Company, and (vi) a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively.

The qualities and skills necessary in a director nominee are governed by the specific needs of the Board at the time the Governance and Nominating Committee determines to nominate a candidate for director. The specific requirements of the Board will be determined by the Governance and Nominating Committee and will be based on, among other things, the Company’s then-existing strategies and business, market and regulatory environments, and the mix of perspectives, experience and competencies then represented by the other Board members. The Governance and Nominating Committee will also take into account the views of the Chief Executive Officer as to areas in which management desires additional advice and counsel.

When the need to recruit a director arises, the Governance and Nominating Committee will consult the other directors, including the Chief Executive Officer and, when deemed appropriate, utilize fee-paid third-party recruiting firms to identify potential candidates. The candidate evaluation process may include inquiries as to the candidate’s reputation and background, examination of the candidate’s experiences and skills in relation to the Board’s requirements at the time, consideration of the candidate’s independence as measured by the Company’s independence standards, and other considerations as the Governance and Nominating Committee deems appropriate at the time. Prior to formal consideration by the Governance and Nominating Committee, any candidate who passes such screening would be interviewed by the chair of the Governance and Nominating Committee, the Board Chair and the Chief Executive Officer.

What diversity considerations are evaluated in nominating Directors?

As set forth in the charter of the Governance and Nominating Committee, the nominating criteria require the committee to “determine as necessary the portfolio of skills, experience, perspective and background required for the effective functioning of the Board.” The most robust selection process occurs at the time a new director is being added. The Governance and Nominating Committee takes into account a variety of factors in selecting and nominating individuals to serve on the Board, including:

*	The Board’s and the Company’s needs for input and oversight about the strategy, business, regulatory environment, and operations of the Company;

*	The management directors’ views as to areas in which additional advice and counsel could be provided by the Board;

*	The mix of perspectives, experience and competencies currently represented on the Board, which is primarily directed to the professional acumen of an individual;

*	Gender, racial, ethnic and cultural diversity;

*	The results of the Board’s annual self-assessment process; and

*	As to incumbent directors, meeting attendance, participation and contribution, and the director’s current independence status.

The Governance and Nominating Committee seeks candidates with broad backgrounds and experience that will enable them to serve on and contribute to any of the Board’s three standing committees. In addition, every director nominee should demonstrate a strong record of integrity and ethical conduct, an absence of conflicts that might interfere with the exercise of his or her independent judgment, and a willingness and ability to represent all stockholders of the Company.

The experience and skills of each of the members of the Board is described below under “Members of the Board of Directors.” The Governance and Nominating Committee considers and assesses these contributions and the effectiveness of its nominating criteria in connection with nominating individuals to serve on the Board.

Five of our 12 director nominees are either female or racially and/or ethnically diverse, including three directors who identify as racially and/or ethnically diverse and two directors who are female. As noted above, the Governance and Nominating Committee takes into account gender, racial, ethnic and cultural diversity considerations when selecting and nominating individuals to serve on our Board. The following charts show the percentage of our directors (all of whom are standing for re-election at this Meeting) who are diverse based on gender and race/ethnicity, respectively.

How can stockholders nominate or recommend individuals to serve on the Company’s Board?

There are two ways in which stockholders can participate in the nomination process.

*

First, the proxy access provisions in our By-laws provide a means for stockholders to nominate directors and have their nominee’s names included in the Company’s proxy statement. These proxy access provisions in the By-laws permit a stockholder, or a group of up to 20 stockholders, owning in the aggregate 3% or more of the Company’s outstanding Common Stock continuously for at least three years, to nominate and have included in the Company’s proxy materials for its next annual meeting of stockholders nominees for election to the Company’s Board of Directors constituting up to the greater of (x) two individuals or (y) 20% of the number of Directors currently serving on the Company’s Board (rounded down to the nearest whole number), provided that the stockholder(s) and the nominee(s) comply with the proxy access procedures described in the By-laws. For the Company’s 2024 Annual Meeting of Stockholders, the Corporate Secretary must receive notice of such proxy access director nomination no earlier than November 1, 2023 and no later than December 1, 2023 (or, if the annual meeting is called for a date that is not within 30 days of May 9, 2024, the notice must be received by the later of the date that is 180 days prior to such annual meeting or the 10th day following the date such annual meeting is first publicly announced or disclosed). Any nominations made pursuant to the proxy access provisions of the By-laws must be in proper written form and must meet the detailed disclosure and other requirements applicable to proxy access nominations set forth in the By-laws.

*

Second, stockholders may nominate candidates for election to our Board of Directors in accordance with the advance notice provisions set forth in our By-laws, and the Governance and Nominating Committee will consider any such candidates as potential nominees for election to our Board at our next annual meeting. Any director candidate nominated in accordance with the advance notice provisions set forth in our By-laws will be subject to the candidate evaluation process described above under “How are Directors nominated by the Company?” before the Governance and Nominating Committee makes a determination regarding whether or not to recommend such candidate to the Board for inclusion in the Company’s proxy materials. If a stockholder wishes to nominate any individuals to serve as a director in accordance with the advance notice provisions in our By-Laws for the Company’s 2024 Annual Meeting of Stockholders, the Corporate Secretary must receive notice of any such director nomination no earlier than January 15, 2024 and no later than February 14, 2024 (or, if the annual meeting is called for a date that is not within 30 days of May 9, 2024, the notice must be received by the later of the date that is 90 days prior to such annual meeting or the 10th day following the date such annual meeting is first publicly announced or disclosed). In addition, any such director nominations made pursuant to the advance notice provisions of the By-laws must meet the detailed disclosure and other requirements applicable to such director nominations set forth in the By-laws (including information regarding both the stockholder proponent and the nominee). In addition to satisfying the foregoing requirements under our By-laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our director nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 10, 2024.

When evaluating any director recommendations or nominations properly submitted by a stockholder as set forth above, the Governance and Nominating Committee will conduct the same analysis that it conducts with respect to its director nominees or other potential candidates recommended by a Board member, management, a search firm or other source.

How can I submit a stockholder proposal or bring business for the 2024 Annual Meeting of Stockholders?

If a stockholder seeks to have a proposal included in the Company’s proxy statement for the 2024 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, the proposal must be received by the Company no later than December 1, 2023 and be submitted in accordance with applicable SEC rules, including Rule 14a-8. Such proposals must be delivered to Community Health Systems, Inc., Attn: Corporate Secretary, 4000 Meridian Boulevard, Franklin, TN 37067.

If a stockholder seeks to bring business before our annual meeting that is not the subject of a proposal submitted for inclusion in the proxy statement under Rule 14a-8 (excluding director nominations, which are discussed above under “How can stockholders nominate or recommend individuals to serve on the Company’s Board?”), such stockholder must bring such business in compliance with the advance notice procedures described in the By-laws. For the Company’s 2024 Annual Meeting of Stockholders, the Corporate Secretary must receive notice of such business no earlier than January 15, 2024 and no later than February 14, 2024 (or, if the annual meeting is called for a date that is not within 30 days of May 9, 2024, the notice must be received by the later of the date that is 90 days prior to such annual meeting or the 10th day following the date such annual meeting is first publicly announced or disclosed). In addition, any such business to be brought before our annual meeting must be in proper written form and must meet the detailed disclosure and other requirements applicable to such matters set forth in the advance notice provisions of the Company’s By-laws.

MEMBERS OF THE BOARD OF DIRECTORS

Each of the Company’s director nominees are nominated for election to a term of one (1) year. Upon the recommendation of the Governance and Nominating Committee, the twelve (12) persons listed in the table below are nominated for election at the Meeting, each to serve as a director for a term of one (1) year and until his or her successor is elected and qualified.

Name	Age	Position
Susan W. Brooks	62	Director
John A. Clerico	81	Director
Michael Dinkins	69	Director
James S. Ely III	65	Director
John A. Fry	62	Director
Joseph A. Hastings, D.M.D.	68	Director
Tim L. Hingtgen	55	Chief Executive Officer and Director
Elizabeth T. Hirsch	69	Director
William Norris Jennings, M.D.	79	Director
K. Ranga Krishnan, MBBS	66	Director
Wayne T. Smith	77	Chairman of the Board of Directors
H. James Williams, Ph.D.	68	Director

Susan W. Brooks	Director Since 2022

Governance and Nominating Committee Member

Ms. Brooks is currently retired. She is a former Congresswoman and former U.S. Attorney. From 2013 to 2021, she served as the U.S. Representative for the 5th District of Indiana, where she was instrumental in legislation to reform emergency response, healthcare, manufacturing, technology innovation, higher education and public safety. Ms. Brooks served as the Chair for the House Ethics Committee and was a member of the House Energy and Commerce Committee. She also held subcommittee roles in Health; Communications and Technology; Commerce, Manufacturing and Trade; and Oversight and Investigations. Ms. Brooks served on the Select Committee on the Modernization of Congress and on the House Committee on Education and Workforce and Homeland Security Committee. She also co-founded the 5G Caucus with a goal of positioning the United States as a leader in 5G wireless technology. Ms. Brooks co-chaired the Women’s Caucus and Women in High Tech Coalition and served as the Recruitment Chair for the National Republican Congressional Committee (NRCC). In this role, she recruited 94 women and 75 minority candidates who stood for election to Congress on general election ballots. Prior to serving in Congress, Ms. Brooks was Senior Vice President and General Counsel for Ivy Tech Community College, the public community college system for the state of Indiana, from 2007 to 2012. From 2001 to 2007, she served as U.S. Attorney for the Southern District of Indiana, where she oversaw the prosecution of Medicaid fraud and illegal opioid prescriptions. Prior to her appointment as U.S. Attorney, Ms. Brooks’ broad professional experience included practicing criminal defense law and later government services law at law firms in Indianapolis, Indiana. She also served as Deputy Mayor for the City of Indianapolis overseeing public safety operations and helped manage law enforcement and emergency response efforts. Ms. Brooks serves on the board of directors of First Merchants Corporation, a Nasdaq-listed financial holding company headquartered in central Indiana, and serves on its nominating and governance committee. She also serves on the board of directors of Team Health Holdings, Inc., a leading physician practice company. In addition, Ms. Brooks currently serves on the Bipartisan Commission on Biodefense and formerly served as the co-chair of the CSIS Commission on Strengthening America’s Health Security, both based in Washington, DC. Ms. Brooks served on the Indiana Governor’s Commission on Public

Health. She has also served on several non-profit boards, including Ascension St. Vincent Hospital in Indianapolis. Ms. Brooks has received numerous awards, including the Congressional Champion Award from the Association of Maternal and Child Health Programs and the Congressional Leadership Award from the Community Anti-Drug Coalitions of America, both in 2020; and the Champion of Healthcare Innovation Award from the Healthcare Leadership Council and the Legislator of the Year from the Indiana Health Industry Forum, both in 2015.

Ms. Brooks’ deep knowledge of and experience in both the legislative and judicial branches of the Federal government provide our Board with valuable insight into the governmental processes and priorities that impact the heavily-regulated industry in which we operate. In addition, her diverse experience, including advising public and privately-held companies, non-profits, educational institutions, hospitals and physician practices, gives her valuable insight both related to the healthcare industry as well as to other sectors with which our Company frequently interacts.

John A. Clerico	Director Since 2003

Lead Director

Compensation Committee Member

Mr. Clerico serves as our Lead Director. Since 2000, when Mr. Clerico co-founded ChartMark Investments, Inc., a registered investment advisor providing portfolio management, investment consulting and financial planning solutions to individuals, small businesses and institutions, he has served as its chairman and as a registered financial advisor. From 2006 until 2012, Mr. Clerico served on the board of directors of Global Industries, Ltd., a provider of solutions for offshore oil and gas construction, engineering, project management and support services, with prior service on its audit, compensation and finance (chair) committees. In 2008, Mr. Clerico resigned from these committees upon his appointment as chairman of the board and interim chief executive officer. He stepped down as Global Industries, Ltd.’s interim chief executive officer in 2010 but continued to serve as chairman of its board through 2011, when Global Industries, Ltd. was acquired by Technip S.A. From 1992 to April 2000, he served as an executive vice president and chief financial officer and on the board of directors of Praxair, a supplier of industrial gases and coatings and related healthcare services and technologies. From 1983 until its spin-off of Praxair in 1992, he served as an executive officer of Union Carbide Corporation in various financial and accounting areas. Mr. Clerico serves on the board of directors of Educational Development Corporation, a Nasdaq-listed trade publisher and distributor of children’s books, where he serves as lead independent director as well as on its on its audit (chair), nominating and corporate governance (chair), compensation (chair), and executive committees. He previously served on the board of MacroSolve, Inc., a provider of consulting services related to the development, marketing and financing of mobile app businesses, where he also served on its audit (chair) and compensation committees.

Mr. Clerico brings executive leadership experience and skills to the Board. He has held the positions of chairman of the board, chief executive officer, co-chief operating officer, chief financial officer and treasurer at various points of his career. His extensive experience in industries (chemical and industrial gases) with a high risk profile give him a unique perspective on risk oversight. In addition, his prior service as chair of both our Board’s Audit and Compliance Committee and Compensation Committee lend important continuity to the Board’s financial, audit, compliance and compensation oversight functions. Finally, having formed and operated his own investment company, Mr. Clerico also brings the investor perspective to the Board’s review activities.

Michael Dinkins	Director Since 2017

Audit and Compliance Committee Chair

Mr. Dinkins has served as president and chief executive officer of Dinkins Financial, a consulting firm that helps small businesses gain access to capital, since October 2017. From 2008 until May 2012, Mr. Dinkins served on the board of directors of Integer Holdings Corporation (formerly known as Greatbatch, Inc.), a medical device outsource manufacturer, where he also served on its audit committee and compensation and organization committee. In May 2012, Mr. Dinkins resigned from Integer Holdings Corporation’s board of directors and its committees in conjunction with his appointment as senior vice president (later executive vice president) and chief financial officer of Integer Holdings Corporation, a position he held until his retirement in March 2017. From 2008 until 2012, Mr. Dinkins served as executive vice president and chief financial officer of USI Insurance Services, an insurance intermediary company. From 2005 until 2008, he was executive vice president and chief financial officer of Hilb Rogal & Hobbs Co., an insurance and risk management services company. Mr. Dinkins was vice president, global control & reengineering at Guidant Corporation from 2004 to 2005, and vice president and chief financial officer for NCR Worldwide Customer Service Operation from 2002 to 2004. Prior to 2002, he held senior positions at Access Worldwide Communications, Inc., Cadmus Communications Group and General Electric Company. Mr. Dinkins serves on the board of directors of Crane Co., a New York Stock Exchange-listed manufacturer of industrial products in the chemicals, oil and gas, power, automated payment solutions, banknote design and production, and aerospace and defense markets and serves on its audit and compliance committee. He also serves on the board of directors of The Shyft Group, Inc., a Nasdaq-listed manufacturer and upfitter of specialty vehicles for the commercial, retail and service specialty vehicle markets, and serves on its audit and compliance committee (chair). He is a former director of LandAmerica Financial Group, Inc. Mr. Dinkins also served on the National Council on Compensation Insurance from 2015 to 2020, including service on its audit, finance, and governance committees.

Mr. Dinkins brings extensive experience as a board member and a chief financial officer of a publicly-traded company to the Board, as well as knowledge of complex financial and operational issues facing large organizations and an understanding of operations and financial strategy in challenging environments. Through his role as a chief financial officer, he has also overseen the information technology risk assessment processes of a company. In addition, Mr. Dinkins brings the perspective of the insurance industry and the medical device industry to the Board, both of which are important related industries for the Company. Mr. Dinkins is National Association of Corporate directors (NACD) Directorship Certified.

James S. Ely III	Director Since 2009

Compensation Committee Chair

Audit and Compliance Committee Member

Mr. Ely founded PriCap Advisors, LLC, an investment management firm, in 2009 and has served as its chief executive officer since its inception. From 1995 to 2008, he was a Managing Director in the Leveraged Finance Group at JPMorgan Chase & Co., where he was responsible for structuring and arranging syndicated loans and high yield issues in the healthcare, aerospace, defense and other sectors. Mr. Ely’s service with JPMorgan’s predecessor institutions commenced in 1987. He serves on the board of directors of Select Medical Holdings Corporation, a New York Stock Exchange-listed provider of long-term hospitalization services, and serves as chair of both its audit and compliance and nominating and corporate governance committees.

Mr. Ely’s educational background (MBA in finance and accounting from the University of Chicago) and extensive (over twenty years) experience in the financing industry, and in the healthcare sector in particular, provide a needed area of expertise among the independent Board members. In addition, his years of prior service as the chair of our Board’s Audit and Compliance Committee provides valuable continuity to the Board’s financial, audit, and compliance oversight functions. Finally, he is able to assist the Board members and management in evaluating financing opportunities, as he has specific experience in financing the types of indebtedness reflected on the Company’s balance sheet.

John A. Fry	Director Since 2004

Governance and Nominating Committee Chair

Compensation Committee Member

Mr. Fry has served as president of Drexel University in Philadelphia, Pennsylvania since 2010. Prior to becoming president of Drexel University, Mr. Fry served as president of Franklin & Marshall College in Lancaster, Pennsylvania from 2002 until 2010. From 1995 to 2002, he was executive vice president of the University of Pennsylvania and served as the chief operating officer of the university and as a member of the executive committee of the University of Pennsylvania Health System. Mr. Fry also serves on the board of directors of vTV Therapeutics Inc., a Nasdaq-listed clinical-stage pharmaceutical company focused on the discovery and development of human therapeutics, and serves on its compensation committee (chair) and audit committee. He is a member of the board of trustees of Macquarie Asset Management (formerly Delaware Investments), an asset management firm, with oversight responsibility for all of the portfolios in that mutual fund family; he also serves on its nominating and corporate governance committee. Mr. Fry also serves on the board of directors of FS Investment Credit Real Estate Income Trust Inc., an alternative asset manager, where he serves on its audit committee.

Mr. Fry’s experience as the president of an academic institution, together with his prior experience with the University of Pennsylvania Health System and service on the boards of a number of non-profit institutions, brings two important perspectives to the Board. His familiarity with the governance issues faced by non-profit organizations assists the Board in understanding the competitive environment in which many of the Company’s competitors and acquisition targets operate. His educational background (MBA in accounting from New York University) and his experience in financial management, financial reporting, audit and compliance, and risk management are all skill sets available to and needed by the Board. In his role as president of an academic institution, he works with that institution’s information technology and security team to understand and prepare for cybersecurity risks, including incident response and business continuity planning.

Joseph A. Hastings, D.M.D.	Director Since 2021

Governance and Nominating Committee Member

Dr. Hastings is a private practice orthodontist in Mobile, Alabama with over 37 years of health care experience. Dr. Hasting previously served on the board of directors of Quorum Health Corporation, an operator of general acute care hospitals and outpatient services, from 2016 until 2020, where he also served on its compensation committee, governance committee, and patient safety and quality of care committee. He has served in numerous dental and orthodontic leadership positions in local, state, and national societies. Dr. Hastings is board certified in orthodontics and has been published in several orthodontic journals. He also holds two United States patents. Dr. Hastings graduated with honors from the University of Alabama at Birmingham School of Dentistry, and completed his post-doctoral training at the Louisiana State University School of Dentistry in New Orleans.

Dr. Hastings brings the perspective of a health care practitioner as well as prior experience as a public-company board member to the Board. His experience in managing a health care practice is similar to that of many of the Company’s affiliated physician practices, and he can provide valuable advice to the Board and management regarding trends in both medicine and the organization and operation of health care practices.

Tim L. Hingtgen	Director Since 2017

Mr. Hingtgen has served as our Chief Executive Officer since January 2021. Prior to that, he served as President and Chief Operating Officer from September 2016 through December 2020. In his role as Chief Executive Officer, he is responsible for strategic and operational priorities of the Company, and providing oversight and direction to the senior corporate and regional operations leaders who directly support the Company’s affiliated markets and related acute and ambulatory offerings. Mr. Hingtgen joined us in 2008 as a vice president of division operations, and, in January 2014, he was promoted to division president. In that position, he oversaw the operations of our affiliated markets in the western United States. In May 2016, Mr. Hingtgen was promoted again to executive vice president of operations. In that position he worked directly with the Company’s chief executive officer, chief operating officer and chief financial officer to advance the Company’s strategic priorities and to help elevate operational and financial performance in key markets. Mr. Hingtgen has over 20 years of healthcare management experience. Prior to joining us, he held chief executive officer and chief operating officer positions at for-profit hospitals in Arizona, Indiana and Nevada. Mr. Hingtgen has a master’s degree in business administration from the University of Nevada, Las Vegas.

As the Company’s chief executive officer, Mr. Hingtgen brings a deep perspective on the strategic development of the Company and its business lines, as well as the operation of hospitals, outpatient care centers, and integrated network delivery systems. He was named one of the 100 Most Influential People in Healthcare in Modern Healthcare’s peer-voted list for 2022. His vision and implementation of the corporate-wide efforts to strengthen the Company’s overall operations and support of organic growth and the delivery of high quality healthcare services are needed inputs on the Board’s development of its agenda.

Elizabeth T. Hirsch	Director Since 2018

Audit and Compliance Committee Member

Compensation Committee Member

Ms. Hirsch is currently retired. She served as vice president and controller of Praxair from 2010 until her retirement in August 2016. In that role, she was responsible for Praxair’s global financial statement consolidation and SEC reporting. Prior to becoming controller, Ms. Hirsch served as Praxair’s director and then vice president of investor relations from 2002 until 2010. In that role she was recognized as the Best Investor Relations Professional in the Chemicals Sector by both buy-side and sell-side analysts in a 2011 Institutional Investor Survey. Ms. Hirsch joined Praxair in 1995 as director of corporate finance and later served as assistant treasurer. Prior to joining Praxair, she had fifteen years of experience in corporate banking, primarily at Manufacturers Hanover Trust Company. Ms. Hirsch also serves on the board of trustees of Devereux Advanced Behavioral Health, a non-profit organization providing services and leadership in the field of behavioral health. She is a member of Devereux’s executive committee, finance committee (chair), audit and compliance committee and clinical committee. Ms. Hirsch is also a trustee of the Helena Devereux Foundation. In addition, she serves on the board of directors of the Women’s Business Development Council of Connecticut, a non-profit organization providing education, technical and financial assistance to small businesses in Connecticut.

Ms. Hirsch’s educational background (MBA in finance from New York University) and her years of experience as a senior accounting and finance executive in a large publicly-traded corporation provide the Board with valuable additional insight in the areas of accounting and finance, including financial statement preparation, internal controls, SEC reporting and financings similar to the Company’s outstanding indebtedness, as well as in the area of environmental sustainability reporting. She also brings investor relations expertise to the Board, including an understanding of the perspective of institutional investors.

William Norris Jennings, M.D.	Director Since 2008

Governance and Nominating Committee Member

Dr. Jennings is currently retired. For more than 43 years, he was a practicing family medicine physician, most recently with KentuckyOne Health, in Louisville, Kentucky, which was formed by the merger of Jewish Hospital & St. Mary’s HealthCare with Saint Joseph Health System in 2012. He served on KentuckyOne Health’s quality committee and formerly served as the quality committee chair for The Physician Group, which was affiliated with Jewish Hospital & St. Mary’s HealthCare prior to its merger with Saint Joseph Health System. From 1971 until 2005, when the practice was acquired by Jewish Hospital, Dr. Jennings was in private practice with Southend Medical Clinic, PSC, serving as its managing partner.

Dr. Jennings brings the perspective of a physician to the Board. His career in a community practice setting is typical to that of most of the Company’s facilities and he provides advice to the Board and management about trends in medicine as well as the organization and operation of physician practices. His experience managing large physician practices, with particular focus in the areas of risk and quality oversight, offers the Board a physician’s viewpoint in these areas. He also brings practitioner insight to quality measures and reporting, electronic health record implementation, and federal government regulation of practitioner-hospital relationships.

K. Ranga Krishnan, MBBS	Director Since 2017

Governance and Nominating Committee Member

Dr. Krishnan is the executive vice chairman and senior advisor to Rush University System for Health, an internationally known academic health center and health system in Chicago, Illinois. He also serves as a professor in the department of psychiatry at Rush Medical College. Dr. Krishnan served as the chief executive officer of Rush University System for Health from 2019 to 2022. From 2015 to 2019, Dr. Krishnan served as dean of Rush Medical College and as senior vice president of Rush University Medical Center.    From 2008 to 2015, Dr. Krishnan served as dean at the Duke-NUS Medical School, a joint venture between Duke University, in Durham, North Carolina and the National University of Singapore, in Singapore. He served on the board of directors of Singapore Health Services (SingHealth), the largest healthcare system in Singapore from 2013 to 2022. Dr. Krishnan currently serves on Singapore’s Health and Biomedical Science Executive Committee and as chairman of the National Medical Research Council and the National Health Innovation Center Singapore. Prior to and during his tenure in Singapore, Dr. Krishnan was a professor in the department of psychiatry and behavioral sciences at Duke University Medical Center, including serving as chairman of psychiatry and behavioral sciences from 1998 to 2009. He is a member of several professional societies, including the American Psychiatric Association, the American Association for the Advancement of Science, the New York Academy of Sciences, and the National Academy of Medicine. Dr. Krishnan has also received numerous honors and awards, including the Distinguished Scientist Award from the American Association of Geriatric Psychiatry, and the following honors from the government of Singapore for his service to that country – the Honorary Citizen Award (the highest honor conferred to non-citizens of Singapore), the President’s Science and Technology Award, and the Public Service Medal (Friend of Singapore).

Dr. Krishnan’s service as an executive and administrator at a large medical center and as the dean of two medical schools provides the Board with valuable experience in the management of physician practices and in maintaining compliance with the complex regulatory requirements of the hospital and healthcare industries.

Wayne T. Smith	Director Since 1997

Chairman of the Board of Directors

Mr. Smith has served as the non-executive Chairman of our Board of Directors since January 2023. He has been a member of our Board of Directors since April 1997 and has served as Chairman since

2001. Mr. Smith joined us in January 1997 as President, a position he held until January 2014. From April 1997 through December 2020, he also served as our Chief Executive Officer. In January 2021, Mr. Smith was named our Executive Chairman of the Board, a position he held until he retired as an executive of the Company effective January 2023. Prior to joining us, Mr. Smith was President and Chief Operating Officer of Humana, Inc., where he served in various management positions during his 23 years with that company. Mr. Smith also serves on the board of trustees of Auburn University. He previously served on the board of directors of Praxair from July 2001 until its merger with Linde AG in October 2018, with service initially on Praxair’s audit committee and later on its compensation committee (former chair). Mr. Smith is the past-chair of the board of the Federation of American Hospitals. He is also the past-chair and a former board member of both the Nashville Area Chamber of Commerce and the Nashville Health Care Council. Mr. Smith is the uncle of Austen D. (Drew) Mason, who serves as the Regional President — Region 1 Operations of the Company as noted below.

At the time of his retirement as an executive of the Company, Mr. Smith was one of the most tenured executives in the hospital industry, with decades of experience in both the hospital and outpatient facilities sector and the managed care sector. Over the years, he garnered professional recognition from his peers, investors, and the business community. He was named one of the 100 Most Influential People in Healthcare in Modern Healthcare’s peer-voted list for 19 consecutive years. Institutional Investor magazine named Mr. Smith a Top CEO for the healthcare facilities sector multiple times. Mr. Smith was honored on several occasions as being one of the top chief executive officers in the institutional provider segment of the healthcare sector. In addition, his past experience serving on other companies’ boards of directors provides him with insight and experiences to support his leadership of the Company’s Board.

H. James Williams, Ph.D.	Director Since 2015

Audit and Compliance Committee Member

Dr. Williams has served as president of Mount St. Joseph University in Cincinnati, Ohio since March 2016. Mount St. Joseph University provides interdisciplinary liberal arts and professional curricula to its students, including a number of graduate and doctoral healthcare programs. Prior to that, he served as president of Fisk University, a leading liberal arts university located in Nashville, Tennessee, from February 2013 until September 2015. Fisk University is renowned for its leadership role and history in the education of African-American students. Dr. Williams also served as dean and a professor of accounting at the Seidman College of Business of Grand Valley State University in Grand Rapids, Michigan from 2004 until 2013. From 2006 until 2013, Dr. Williams served on the board of trustees of St. Mary’s Hospital, a non-profit hospital in Grand Rapids, Michigan. From 1999 until 2004, he was dean and a professor of accounting at the School of Business of North Carolina Central University in Durham, North Carolina. From 1994 to 1999, Dr. Williams was dean of the School of Management and a professor of accounting at Delaware State University in Dover, Delaware. Prior to that, he held faculty positions in the business schools at several universities. Dr. Williams also serves on the boards of several non-profit organizations. He previously served on the advisory board of Fifth Third Bank of Tennessee and as a member of the Metropolitan Nashville Airport Authority’s Air Service Coalition. Dr. Williams has also practiced law, primarily in the areas of partnership and corporate tax, as well as contract law. He started his diverse career as an accountant with Ernst & Young where he worked in the audit division with companies in the banking, textiles, automotive and shipping industries.

Dr. Williams’ educational background (MBA in accounting from the University of Wisconsin-Madison; Ph.D. in accounting from University of Georgia; and J.D. and LL.M. degrees from Georgetown University Law Center) and his extensive teaching experience provide additional accounting expertise to the Board. In his role as president of an academic institution, he works with that institution’s information technology and security team to understand and prepare for cybersecurity risks, including incident response and business continuity planning. Additionally, his diverse experience, including serving as president of academic institutions and service on the boards of a number of non-profit institutions and a bank, bring a unique perspective to the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 13, 2023, except as otherwise footnoted, with respect to ownership of our Common Stock by:

*	each person known by us to be a beneficial owner of more than 5% of our Company’s Common Stock;

*	each of our directors and nominees;

*	each of our executive officers named in the Summary Compensation Table on page 64 of this Proxy Statement; and

*	all of our directors and executive officers as a group.

Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them, except to the extent such power may be shared with a spouse. Ownership percentages are calculated based on 136,753,427 shares of our Common Stock outstanding as of March 13, 2023.

	Shares Beneficially Owned(1)

Name	Number		Percent

5% Stockholders:

BlackRock	21,122,948	(2)	15.4%

The Vanguard Group	9,071,324	(3)	6.6%

Eversept Partners, L.P.	9,015,629	(4)	6.6%

Directors and Nominees:

Susan W. Brooks	0	(5)	*

John A. Clerico	259,530	(6)	*

Michael Dinkins	136,582	(7)	*

James S. Ely III	312,183	(8)	*

John A. Fry	159,733	(9)	*

Joseph A. Hastings, D.M.D.	17,130	(10)	*

Tim L. Hingtgen	2,220,666	(11)	*

Elizabeth T. Hirsch	52,826	(12)	*

William N. Jennings, M.D.	78,468	(13)	*

K. Ranga Krishnan, MBBS	109,143	(14)	*

Wayne T. Smith	6,837,714	(15)	5.0%

H. James Williams, Ph.D.	109,062	(16)	*

Other Named Executive Officers

Kevin J. Hammons	1,053,567	(17)	*

Lynn T. Simon, M.D.	742,378	(18)	*

Mark B. Medley	245,349	(19)	*

Directors and Executive Officers as a Group (20 persons)	13,590,467	(20)	9.9%

(1)

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock when such person or persons have the right to acquire them within 60 days after March 13, 2023. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days after

March 13, 2023 is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Shares beneficially owned are based on Schedule 13G/A filed with the SEC on January 26, 2023, by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power with respect to 20,879,886 shares of Common Stock and sole dispositive power with respect to 21,122,948 shares of Common Stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

Shares beneficially owned are based on Schedule 13G/A filed with the SEC on February 9, 2023, by The Vanguard Group, Inc. (“The Vanguard Group”). The Vanguard Group has shared voting power with respect to 82,529 shares of Common Stock; sole dispositive power with respect to 8,888,293 shares of Common Stock and shared dispositive power with respect to 183,031 shares of Common Stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Shares beneficially owned are based on Schedule 13G/A filed with the SEC on February 10, 2023, by Everest Partners, L.P. (“Eversept Partners”). Eversept Partners has shared voting and dispositive power with respect to 240,878 shares of Common Stock and sole voting and dispositive power with respect to 8,774,751 shares of Common Stock. The address of Eversept Partners is 444 Madison Ave., 22nd Floor, New York, NY 10022.

(5)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 13, 2023 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 13, 2023.

(6)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 13, 2023 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 13, 2023.

(7)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 13, 2023 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 13, 2023.

(8)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 13, 2023 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 13, 2023.

(9)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 13, 2023 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 13, 2023.

(10)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 13, 2023 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 13, 2023

(11)

Includes 431,250 shares subject to options which are currently exercisable or exercisable within 60 days of March 13, 2023 and 800,000 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 13, 2023.

(12)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 13, 2023 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 13, 2023.

(13)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 13, 2023 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 13, 2023

(14)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 13, 2023 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 13, 2023.

(15)

Mr. Smith is a 5% stockholder as well as a director, and as such his shares are included in the calculation of the number of shares held by directors and executive officers as a group as set forth above. Includes 281,250 shares subject to options which are currently exercisable or exercisable within 60 days of March 13, 2023 and 360,000 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 13, 2023.

(16)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 13, 2023 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 13, 2023.

(17)

Includes 140,500 shares subject to options which are currently exercisable or exercisable within 60 days of March 13, 2023 and 480,000 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 13, 2023.

(18)

Includes 92,500 shares subject to options which are currently exercisable or exercisable within 60 days of March 13, 2023 and 240,000 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 13, 2023.

(19)

Includes 45,333 shares subject to options which are currently exercisable or exercisable within 60 days of March 13, 2023 and 115,000 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 13, 2023.

(20)

Includes 1,166,498 shares subject to options which are currently exercisable or exercisable within 60 days of March 13, 2023 and 2,493,000 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 13, 2023.

*	Less than 1%

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. To our knowledge, based solely on our review of Section 16(a) reports filed during 2022 and on representations from all reporting persons who are our directors and executive officers that no other Section 16(a) reports were required to be filed by them during 2022, we believe that during 2022 all of our officers, directors and greater than 10% beneficial owners filed all Section 16(a) reports on a timely basis, except that an amended Form 4 was filed on November 4, 2022 on behalf of Mr. Hingtgen to reflect the sale of 1,666 shares of Common Stock associated with the cashless exercise of an option made in August 2014, which had been inadvertently omitted, as a result of an administrative error, from a prior Form 4 filing made in August 2014, reporting the exercise of such option.

RELATIONSHIPS AND CERTAIN TRANSACTIONS BETWEEN THE COMPANY AND ITS OFFICERS, DIRECTORS AND 5% BENEFICIAL OWNERS AND THEIR FAMILY MEMBERS

Except as otherwise noted below, since January 1, 2022, the Company has not been a participant in any transaction, and is not a participant in any currently proposed transaction, in which any related party had or will have a direct or indirect material interest that would require disclosure under Item 404(a) of Regulation S-K.

A subsidiary of the Company employs Rebecca Pitt, the spouse of Justin D. Pitt, Executive Vice President, General Counsel and Assistant Secretary of the Company. Ms. Pitt serves as a Vice

President of Corporate Communications, a position she held prior to her marriage to Mr. Pitt. Mr. Pitt has no input or oversight regarding Ms. Pitt’s compensation and other terms of employment, which are consistent with those of other employees of Ms. Pitt’s level of responsibility, seniority and performance. Ms. Pitt’s total compensation for 2022, including base salary, cash bonus and the grant date fair value of all equity awards did not exceed $300,000 and her target total compensation is not expected to change materially for 2023.

The Company applies the following policy and procedure with respect to related person transactions. Any potential related party transactions are first referred to our General Counsel to determine if they are within the scope of the Company’s written related party transactions policy. Under the Company’s policy, “related person transaction” means those transactions, arrangements or relationships involving the Company and any of its subsidiaries, on the one hand, and any “related person,” on the other hand, excluding any exempted transactions (as described below). Under this policy, a “related person” is defined to mean any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or an executive officer of the Company, any director nominee, any immediate family member of any of the foregoing persons, any person who, at the time of the occurrence or existence of the transaction at issue, is known to the Company to be a beneficial owner of 5% or more of the Company’s Common Stock (our only class of voting securities) or any immediate family member of such owner, or any entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which any of the foregoing persons has a 5% or more beneficial ownership interest. The Company’s policy exempts related person transactions if it is determined by our General Counsel that the direct or indirect interest a related person had, has or will have in the transaction is not material or that such transaction is not otherwise required to be disclosed pursuant to Item 404(a) of Regulation S-K. If any such transaction is within the scope of the Company’s related party transactions policy, the transaction must be reviewed by the Audit and Compliance Committee (or, in those instances in which our General Counsel, in consultation with the Chief Executive Officer or Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Committee meeting, will be reviewed by the Chair of the Audit and Compliance Committee, who has delegated authority to act between Committee meetings) to consider and determine whether, among other factors, the benefits of the relationship outweigh the potential conflicts inherent in such relationships and whether the transaction is otherwise in compliance with the Company’s Code of Conduct and other policies, including for example, the independence standards of the Governance Guidelines of the Board of Directors. Related person transactions are reviewed not less frequently than annually if they are to continue beyond the year in which the transaction is initiated.

The Audit and Compliance Committee approved the employment terms of Ms. Pitt, as noted above, and the Company otherwise complied with its related person transaction policy as noted above in connection with such transaction.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2022, John A. Clerico, James S. Ely III, John A. Fry and Elizabeth T. Hirsch served as members of the Compensation Committee. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among our executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable rules of the SEC.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Each of our executive officers holds an identical position with CHS/Community Health Systems, Inc., and CHSPSC, LLC, two of our wholly-owned subsidiaries:

Name	Age	Position
Tim L. Hingtgen	55	Chief Executive Officer and Director
Kevin J. Hammons	57	President and Chief Financial Officer
Lynn T. Simon, M.D.	63	President of Clinical Operations and Chief Medical Officer
Justin D. Pitt	48	Executive Vice President, General Counsel and Assistant Secretary
Chad A. Campbell	53	Regional President – Region Operations
Austen D. (Drew) Mason	36	Regional President – Region Operations
Mark B. Medley	57	Regional President – Region Operations
Kevin A. Stockton	52	Regional President – Region Operations
Jason K. Johnson	48	Senior Vice President and Chief Accounting Officer

Tim L. Hingtgen — The principal occupation and employment experience of Mr. Hingtgen during the last five years is set forth on page 27 of this Proxy Statement

Kevin J. Hammons serves as President and Chief Financial Officer. He joined us in 1997, and, in 2002, he was promoted to Assistant Vice President (later Vice President), Financial Reporting. In 2012, he was promoted to Vice President (later Senior Vice President) and Chief Accounting Officer. In 2017, Mr. Hammons was named Assistant Chief Financial Officer, and in 2018, he was also named Treasurer. In those roles, he was responsible for overseeing accounting and financial reporting, SEC reporting, budgeting, design and implementation of financial systems and processes, capital market transactions, corporate finance and treasury management functions, and the Company’s divestiture program. Mr. Hammons was promoted to Executive Vice President and Chief Financial Officer in 2020 and to President and Chief Financial Officer in February 2021. Prior to joining us, Mr. Hammons served in various positions in the Assurance and Advisory Services practice at Ernst & Young LLP from 1988 until 1997, serving both public and privately-held companies. Mr. Hammons previously served as a member of the Board of Trustees of Malone University in Canton, Ohio.

Lynn T. Simon, M.D. serves as President of Clinical Operations and Chief Medical Officer. She has leadership responsibilities for all aspects of clinical operations, including quality and safety, clinical service lines, nursing, case management and post-acute services, including inpatient rehabilitation, skilled nursing and behavioral health. She also oversees medical staff relations, physician practice management, clinical informatics, telemedicine initiatives, and corporate support areas such as pharmacy and clinical documentation improvement. Upon joining us in 2010 and until she assumed her current position in January 2014, Dr. Simon served as Senior Vice President and Chief Quality Officer. She serves on the board of directors of Ascend Learning, LLC, a leading provider of educational content, software and analytics to institutions, students and employers in healthcare and other high-growth, licensure-driven professions, and also serves on its audit committee. Dr. Simon also served on the board of directors of Kindred Healthcare, Inc., a provider of post-acute care services, and on its audit committee and its quality of care and patient outcomes committee, from November 2016 until Kindred’s acquisition by a consortium led by Humana, Inc., in July 2018. Prior to joining us, Dr. Simon served as vice president of medical affairs at Jewish Hospital in Louisville, Kentucky from 2004 to 2005 and as senior vice president and chief medical officer of Jewish Hospital & St. Mary’s HealthCare from 2005 to 2010, following the merger of Jewish Hospital and St. Mary’s HealthCare. She was a full-time practicing neurologist in Louisville, Kentucky from 1989 until 2005. She has a medical degree from the University of Louisville and a master’s degree in business administration from Bellarmine University in Louisville, Kentucky. Dr. Simon has been named to Modern Healthcare’s 50 Most Influential Physician Executives and Leaders list and Modern Healthcare’s biennial Top 25 Women in Healthcare list on multiple occasions.

Justin D. Pitt serves as Executive Vice President, General Counsel and Assistant Secretary. He joined us in 2009 as Litigation Counsel after several years of private practice as a litigator and lobbyist to the Tennessee General Assembly. In 2017, he was promoted to Senior Vice President and Chief Litigation Counsel. In that role, he served as our primary counsel for litigation, managed care, reimbursement and other legal matters and also oversaw the operations of the legal and government relations departments. He was promoted to Executive Vice President, General Counsel and Assistant Secretary in March 2022. Mr. Pitt serves as a member of the American Health Lawyers Association and on the Federation of American Hospitals’ Medicaid and Managed Care Committee. He is a Fellow of the Nashville Health Care Council and a member of the Leaders Council of the Legal Services Corporation, the largest funder of civil legal aid for low income Americans in the United States. Mr. Pitt also serves on the boards of various non-profit organizations including One Willco and The Village at Glencliff, which provides medical respite and bridge housing for those experiencing homelessness. He received his law degree, Order of the Coif, from Washington University School of Law, where he was a William Webster Fellow.

Chad A. Campbell serves as the Regional President – Region 4 Operations. In this role, he currently oversees the operations of our affiliated markets in Mississippi, Oklahoma, Tennessee and Texas. Mr. Campbell originally joined us in 2007 and served in hospital executive roles, including as chief executive officer, at various of our affiliated hospitals in the western United States. He was the chief executive officer at McKenzie-Willamette Medical Center, our formerly-affiliated hospital in Springfield, Oregon, when that hospital was included in our spin-off of Quorum Health Corporation in 2016. Mr. Campbell continued in that role with Quorum until 2018 when he rejoined us as a Vice President of Division Operations. He was promoted to Regional President in 2019. Mr. Campbell holds a master’s degree in health care administration from Trinity University.

Austen D. (Drew) Mason serves as the Regional President – Region 1 Operations. In this role, he currently oversees the operations of our affiliated markets in Alabama, Florida and Georgia. Mr. Mason joined us in 2009 and served in various corporate operations roles. From 2012 through 2020, he served as a hospital executive at various of our affiliated hospitals in the southeast United States, including as chief executive officer of Grandview Medical Center in Birmingham, Alabama, from 2017 through 2020. Mr. Mason was promoted to Regional President in January 2021. He holds a master’s degree in business administration with a specialization in healthcare from Vanderbilt University. Mr. Mason is the nephew of Wayne T. Smith, the Chairman of the Board of Directors of the Company.

Mark B. Medley serves as the Regional President – Region 3 Operations. In this role, he currently oversees the operations of our affiliated markets in Indiana, North Carolina, Pennsylvania and West Virginia. Mr. Medley joined us in this role in 2019. From 2018 to 2019, he was the chief executive officer and owner of Alee Healthcare Advisory Services. In that role, Mr. Medley provided healthcare advisory services to healthcare investors and providers. From 2016 to 2018, he was executive vice president and group president at RCCH Healthcare Partners, a privately-owned healthcare system operator in Brentwood, Tennessee. Mr. Medley also served in various senior executive roles with Capella Healthcare, Inc., a privately-owned healthcare system operator in Franklin, Tennessee, including service on Capella’s board of directors, from 2008 until Capella’s 2016 merger with RegionalCare Hospital Partners to form RCCH Healthcare Partners. Prior to that, Mr. Medley served in both corporate and hospital executive roles, including as a division chief financial officer and a hospital chief executive officer and chief financial officer, with other healthcare system operators. He holds a master’s degree in business administration with a concentration in healthcare management from Western Governors University.

Kevin A. Stockton serves as the Regional President – Region 2 Operations. In this role, he currently oversees the operations of our affiliated markets in Alaska, Arizona, Arkansas, Missouri and New Mexico. Mr. Stockton joined us in 2011 as chief executive officer of Northwest Medical Center, the Company’s affiliated hospital in Tucson, Arizona. In 2015, he was promoted to market chief executive officer for Arizona. He was promoted to Regional President in 2017. Prior to joining us, Mr. Stockton served in hospital executive roles, including as chief executive officer and chief operating officer, for hospitals in the western United States. Mr. Stockton holds a master’s degree in public administration from the University of Arizona.

Jason K. Johnson serves as Senior Vice President and Chief Accounting Officer. In this role, he is responsible for our Securities and Exchange Commission reporting matters, as well as overseeing various other accounting and financial reporting matters, including accounting policies and procedures, consolidations and accounting for acquisitions and divestitures. Mr. Johnson joined us in 2012 as Vice President, Assistant Corporate Controller, and in 2018 he was promoted to Vice President, Corporate Controller. In 2019, he was promoted to Vice President and Chief Accounting Officer, and he was promoted to Senior Vice President in 2020. Prior to joining us, Mr. Johnson held various positions in the assurance and advisory services practice at Deloitte & Touche LLP. He also previously served as controller of an alternative energy marketing and distribution company. Mr. Johnson holds a master’s degree in accounting from the University of Kentucky. He is a member of the American Institute for Certified Public Accountants and Tennessee Society of Certified Public Accountants.

The executive officers named above were appointed by the Board to serve in such capacities until their respective successors have been duly appointed and qualified, or until their earlier death, resignation or removal from office.

PROPOSAL 1 — ELECTION OF DIRECTORS

Upon the recommendation of the Governance and Nominating Committee, the Board has nominated the twelve (12) persons listed below for election to serve as directors, each for a term of one (1) year and until his or her successor is elected and qualified.

The nominees for director are:

Susan W. Brooks

John A. Clerico

Michael Dinkins

James S. Ely III

John A. Fry

Joseph A. Hastings, D.M.D.

Tim L. Hingtgen

Elizabeth T. Hirsch

William Norris Jennings, M.D.

K. Ranga Krishnan, MBBS

Wayne T. Smith

H. James Williams, Ph.D.

Each of the nominees is an incumbent. Each of the nominees has consented to being named as a director nominee in this Proxy Statement and has agreed to serve for the one (1) year term to which he or she has been nominated, if elected. If any of the nominees are unable to serve or refuses to serve as a director, the proxies will be voted in favor of such other nominee(s), if any, as the Board may designate. The Company has no reason to believe that any director nominee will be unable or unwilling to serve if elected as a director.

Required Vote

Each director nominee will be elected if he or she receives more votes “for” his or her election than “against” his or her election. Abstentions and broker non-votes in connection with the election of directors have no effect on such election. If any director nominee does not receive more votes “for” his or her election than “against,” then pursuant to the Governance Guidelines, that nominee is required to promptly submit his or her resignation to the Board following certification of the vote. The Governance and Nominating Committee (excluding any member of such committee whose resignation is to be considered) is required to consider the resignation and recommend to the Board whether to accept or reject the resignation or whether other action should be taken. The Board is required to take action on the recommendation within 90 days following certification of the vote, and promptly thereafter to publicly disclose its decision and the reasons therefor.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION AS A DIRECTOR.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Consistent with the Dodd-Frank Wall Street Reform and Consumer Protection Act, and as required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to express their views with respect to the compensation of our named executive officers. The vote is on an advisory basis and is non-binding and applies to the compensation disclosed in this Proxy Statement, which has been prepared in accordance with the compensation disclosure rules of the SEC.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to retain and reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return.

The Company’s executive compensation philosophy and program have consistently and proactively sought to be responsive to governance and stockholder concerns as evidenced by our stockholder outreach efforts and our responsiveness to feedback received in connection with those efforts. Our executive compensation program is overseen by the Compensation Committee of our Board of Directors (which is wholly-comprised of independent members of the Board), and our Compensation Committee engages an independent executive compensation consultant, Mercer, to advise the Compensation Committee.

Our executive compensation program has been designed, reviewed and modified over time to conform to governance best practices and to respond to investor feedback regarding pay practices. For example, a significant portion of the compensation payable to our named executive officers is in the form of at-risk variable compensation; we utilize multiple performance metrics in connection with both our cash incentive compensation and performance-based restricted stock awarded to our named executive officers; and each of our executives is an at-will employee.

Our Compensation Committee monitors changes in our industry and our business to ensure that the compensation elements continue to meet the goals of the program and the expectations of our stockholders and makes adjustments as necessary.

As described in detail under the heading “Compensation Discussion and Analysis,” the macroeconomic environment was challenging in 2022, and, as a result, the Company did not achieve several of its key financial goals for 2022. However, despite these challenging macroeconomic conditions, the Company continued to make progress on many of its key strategic goals, which we believe will result in a stronger organization as we progress into 2023 and beyond. Consistent with our pay-for-performance philosophy, this performance is reflected in the compensation paid to our named executive officers for 2022.

The vote on this resolution is advisory, which means that the vote is not binding on the Company, our Board, or the Compensation Committee of our Board. To the extent there is any significant vote against our named executive officer compensation, the Compensation Committee will consider the results of this advisory vote and will evaluate whether any additional actions are necessary to address the concerns of stockholders.

Accordingly, we ask our stockholders to vote on the following resolution at the Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

Required Vote

The affirmative vote of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting is required to approve this Proposal 2. Abstentions will be considered a vote against this proposal and broker non-votes will have no effect on such matter since these votes will not be considered present and entitled to vote for this purpose.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to providing stockholders with the opportunity to cast an advisory vote on executive compensation, the Company this year, as required by Section 14A of the Exchange Act, is providing stockholders with an advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years. Consistent with the views of our stockholders expressed in 2011 and 2017 when we previously held an advisory vote on the frequency of future advisory votes on executive compensation, we have held an advisory vote on executive compensation every year since 2011.

The Board believes that a frequency of “every one year” for the advisory vote on executive compensation continues to be the optimal interval for conducting and responding to a “say on pay” vote. In formulating this recommendation, the Board believes that current best corporate governance practices favor an annual advisory vote, and that an annual advisory vote will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices with respect to our named executive officers on a more timely and consistent basis than the biennial and triennial alternatives. In addition, the Board believes that the annual advisory vote allows the Board and Compensation Committee the opportunity to evaluate compensation decisions in light of this annual feedback from our stockholders in a manner that is consistent with our policy of seeking regular dialogue with our stockholders on corporate governance and executive compensation matters.

Stockholders will not be voting to approve or disapprove the Board’s recommendation. Instead, stockholders will be provided the opportunity to choose among three options (holding the vote every one, two, or three years), or abstaining from selecting any particular interval, when voting in response to the resolution set forth below:

“RESOLVED, that the option of every one year, two years, or three years that receives the highest number of votes cast for this resolution will be the preferred frequency with which the Company is to provide shareholders with the opportunity to vote to approve the compensation of named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

The Company will consider stockholders to have expressed a non-binding preference for the option (every one year, every two years, or every three years) that receives the highest number of affirmative votes of shares entitled to vote and present in person or represented by proxy.

Although this advisory vote on the frequency of the “say on pay” vote is non-binding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE OPTION OF “EVERY ONE YEAR,” ON AN ADVISORY BASIS, FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes our executive compensation program, explains how our Compensation Committee oversees and implements this program, and reviews the 2022 compensation for the executive officers identified below, who are our “named executive officers” for purposes of this Proxy Statement in accordance with SEC rules. Throughout this Compensation Discussion and Analysis and elsewhere in this Proxy Statement, we refer to this group of individuals as the “Named Executive Officers.”

Named Executive Officer	Position
Tim L. Hingtgen	Chief Executive Officer
Kevin J. Hammons	President & Chief Financial Officer
Wayne T. Smith (1)	Executive Chairman of the Board of Directors
Lynn T. Simon, M.D.	President of Clinical Operations & Chief Medical Officer
Mark B. Medley	Regional President

(1)	Mr. Smith served as Executive Chairman of the Board of Directors until his retirement as an officer effective January 1, 2023, following which time he has served as Chairman of the Board.

As a leading operator of general acute care hospitals and outpatient facilities within the healthcare industry, one of the nation’s largest and most dynamic industries, the Company must ensure that it attracts and retains the leadership and managerial talent needed to sustain its position in this rapidly changing industry. To remain competitive in the Company’s financial, capital and business markets, the Company views improving earnings and profitability as well as achieving growth as paramount objectives of the Company’s strategy. We believe these strategic objectives are fundamental points of alignment between stockholder value and the compensation of executive management.

The macroeconomic environment was challenging in 2022, and, as a result, the Company did not achieve several of its key financial goals for 2022. However, despite these challenging macroeconomic conditions, the Company continued to make progress on many of its strategic goals, which we believe will result in a stronger organization as we progress into 2023 and beyond. This progress included continuing to expand access points, successfully managing non-labor expenses despite inflationary pressures, strong provider recruitment results, continuing to develop and implement programs to support and monitor patient safety and quality of care, and advancing the Company’s diversity, equity and inclusion objectives. To further improve operating efficiency, the Company continued the execution of its margin improvement program, which contributed to additional cost savings during the year.

Complementing our growth and margin improvement initiatives have been additional improvements in our capital structure. In February 2022, the Company refinanced a portion of its senior secured debt, both extending the maturity and lowering the interest rate of the refinanced debt. Also, during 2022, the Company repurchased and retired $645 million of its outstanding notes at a discount through a combination of open market and privately negotiated repurchases which will reduce the Company’s annual cash interest.

We believe that the execution of our initiatives has strengthened the Company across multiple fronts. Due to these initiatives, we believe the Company is positioned to further improve performance and long-term stockholder value in the future.

Please see, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2022 Annual Report on Form 10-K filed with the SEC on February 17, 2023, for more details about the Company’s performance during 2022 and in prior years.

Consistent with the Company’s pay-for-performance philosophy, taking the challenging macroeconomic environment in 2022 into account, our Chief Executive Officer received 26% of his target cash incentive award for 2022 (as compared to 130% of his target cash incentive award during 2021, when the Company achieved or exceeded many of our primary financial targets).

Our LTI mix further aligns our executive compensation program with stockholder interests by virtue of the fact that 75% of the target LTI awards (based on the number of shares subject to such awards) granted to each of our named executive officers in 2022 was in the form of performance-based restricted stock or non-qualified stock options, which will result in value to the named executive officers only to the extent the Company achieves its long-term performance goals and/or our stock price increases in the future. The Compensation Committee generally utilizes a share-denominated approach to LTI grants. In other words, barring any promotions, changes in responsibilities, and/or changes in LTI market values within our peer group, the Committee generally does not modify the number of shares subject to options, time-based restricted stock or performance-based restricted stock grants to take into account changes in our share price that have occurred over the prior year. The Compensation Committee believes that this approach results in directly aligning our executives’ long-term incentive compensation with the interests of our stockholders. When the stock price declines, the value of an executive’s LTI award (and thus target total compensation) declines. When the stock price improves, the value of an executive’s LTI award (and thus target total compensation) increases. Between the LTI grant date in March 2021 and the LTI grant date in March 2022, our stock price improved from $8.81 to $10.18. Despite the improvement in our stock price, which resulted in an increase in the aggregate grant date fair value of the equity awards made in March 2022 compared to March 2021, the grant date fair value of the Chief Executive Officer’s target LTI awards remained below the 25th percentile of our peer group in 2022 (as described below).

Executive Summary

Compensation Program Objectives and Best Practices

The primary objectives of the Company’s executive compensation program are to:

*	Provide market competitive pay levels, compensation programs and incentive plan designs, all of which are underpinned by our strong pay-for-performance philosophy;

*	Attract and retain seasoned professionals with demonstrated abilities to capitalize on growth and margin improvement opportunities in both existing and new markets (both geographic and business line);

*

Incorporate short-term and long-term components that align the interests of executive management with stockholders while also appropriately incentivizing our executives to drive Company performance and maximize value; and

*	Promote an environment of ethical and compliant behavior.

Our executive compensation program has been designed, reviewed and modified over time to conform to governance best practices and to respond to investor feedback regarding pay practices. For example, the Company has implemented the following policies:

What We Do	What We Don’t Do
Pay for Performance – A significant portion of the compensation for our NEOs is in the form of at-risk variable compensation.	Excessive Perquisites – Perquisites represent a limited portion of our NEOs’ compensation.

  Multiple Performance Metrics – Cash incentive compensation and our performance-based restricted stock awards are based on multiple measures to support the Company’s long-term strategy in a balanced manner.

Employment Agreements – We do not have employment agreements with our NEOs, and all of our NEOs are employed on an at-will basis.

  Long-Term Performance Focus – Half of the annual long-term equity awards for our NEOs are tied to three-year financial goals (for 2022 awards, Total Shareholder Return Percentile Rank (CEO, CFO and then-Executive Chairman only); Consolidated Adjusted EBITDA Growth; and Same-Store Net Revenue Growth).

  Guaranteed Annual Salary Increases or Bonuses – For our NEOs, annual salary increases are based on market competitiveness and other considerations, while annual cash incentives are tied to corporate and individual performance.

Equity Ownership Guidelines – All NEOs are subject to our equity ownership requirements.	Excise Tax Gross-ups are not offered for any executive officers covered under the Company’s Change-in-Control Severance Agreements.

“Clawback” Provisions – Our policy provides for the adjustment or recovery of compensation in certain circumstances.	“Single-trigger” change-in-control cash severance payments – Company’s Plan documents prohibit “single-trigger” change-in-control cash severance payments.

Award Caps – All of our annual cash incentive compensation plans and our performance-based restricted stock awards have caps on plan formulas.	Pledging or Hedging – Company policy prohibits directors, executives, and certain other employees from pledging or hedging their stock in the Company.

Risk Assessment – The Compensation Committee regularly assesses the risk levels of the Company’s executive compensation program.	Repricing of underwater stock options – Company’s Plan documents prohibit any repricing.

Use a representative and relevant peer group.

Use an independent compensation consultant.

A more detailed discussion of these policies and actions can be found on the following pages.

Over the years, we have continued to enhance and modify aspects of our executive compensation program, as appropriate, taking into account stockholder expectations and feedback in order to ensure that our executive compensation program continues to be structured in an optimal manner.

Key 2022 Compensation Designs/Outcomes

Taking into account our commitment to link pay and performance, the following compensation-related decisions were made for 2022:

*

CEO compensation: Changes to our CEO’s compensation terms for 2022 were minimal. His base salary for 2022 was increased to $1,250,000 from $1,200,000 in 2021. His target annual cash incentive compensation continued to be 225% of his base salary. Consistent with our share-denominated approach, his 2022 LTI award consisted of the same number of shares performance-based restricted stock, time-based restricted stock and stock options as he was awarded in 2021. Between the LTI grant date in March 2021 and the LTI grant date in March 2022, our stock price improved from $8.81 to $10.18, which resulted in an increase in the aggregate grant date fair value of the equity awards made in March 2022 compared to March 2021. Despite the improvement in our stock price, the grant date fair value of the Company’s target LTI awards to our CEO was below the 25th percentile of our peer group in 2022. The resulting target total compensation payable to our CEO during 2022 continued to be below the 25th percentile of our peer group.

*

Annual cash incentive compensation: Annual cash incentive compensation awarded to our CEO for 2022 was 26% of target compared to 130% of target for 2021, consistent with our pay-for-performance philosophy and reflecting that the Company did not achieve several of its key financial goals during 2022.

*

2020-2022 performance-based restricted stock awards: Based on the Company’s cumulative financial performance for the three years ended December 31, 2022, the Company achieved less than 80% of the target for the Cumulative Consolidated Adjusted EBITDA Growth three-year performance objective (i.e., below threshold) and over 120% of the target for the Cumulative Same-Store Net Revenue Growth (i.e., above maximum) three-year performance objective underlying the 2020-2022 performance-based restricted stock awards granted in March 2020. In addition, the Company’s three-year TSR Percentile Rank over this period was at the 50th percentile (this additional performance objective was applicable only for awards made to the then-serving CEO and CFO). As further discussed below, this resulted in the 2020-2022 performance-based restricted stock awards to each of the named executive officers being earned at 100% of the target number of shares originally granted to each award recipient in March 2020.

*

2022 LTI Awards: To incentivize our named executive officers to achieve Company goals and increase stockholder value over time, 75% of the target shares subject to the 2022 LTI award granted to each of our named executive officers was in the form of performance-based restricted stock or non-qualified stock options. The Committee did not modify the number of shares subject to options, time-based restricted stock or performance-based restricted stock grants to NEOs in 2022 as compared to 2021 (other than for Mr. Medley to reflect his increased level of responsibility within the Company).

The majority of our NEO compensation is performance-based and is issued in the form of both annual and long-term incentives. Individuals in a position to influence the growth of stockholder value have larger portions of their total compensation delivered in the form of equity-based long-term incentives. The target mix of the elements of the compensation program for the CEO and other NEOs is shown in the following charts which outline the size, in percentage terms, of each element of target compensation (based on the base salary amount, target short-term cash incentive opportunity and grant date fair value of equity grants made in 2022).

Stockholder Outreach and Responsiveness to Feedback

2022 Say on Pay Results and 2022 Stockholder Outreach Efforts

At our annual meeting of stockholders in May 2022, approximately 98% of the votes cast by our stockholders, excluding broker non-votes, were voted in favor of the Company’s advisory Say-on-Pay proposal with respect to the compensation of our named executive officers as described in our 2022 Proxy Statement. As our Compensation Committee has continued to review our compensation practices, it is mindful of the level of support received from our stockholders with respect to this Say-on-Pay proposal.

We conduct year-round proactive stockholder interaction and are committed to a continuing dialogue between stockholders and the Company to fully understand and consider stockholder perspectives on executive compensation and other topics that are important to our stockholders. In addition to our SEC filings, press releases, Community Impact Report, Environmental Sustainability Report, and Company website – we also communicate with stakeholders through earnings calls and investor conferences. In addition, during 2022, we met or consulted with stockholders that held over 50% of our shares outstanding at that time to discuss topics that are important to our stockholders, including soliciting feedback on corporate governance matters and our executive compensation program. Moreover, our Board Chair, Lead Director, the members of our independent Compensation Committee and our other non-management directors are available to speak directly with our stockholders if requested. Our Compensation Committee considers the feedback and suggestions we receive in light of both market best practices and what we believe to be necessary to execute a best-in-class compensation program that successfully addresses our senior executive talent attraction and retention needs.

2022 Program Changes

Our Compensation Committee and management, in consultation with Mercer, continued to evaluate our executive compensation program during 2022 in light of stockholder feedback,

governance best practices, regulatory requirements, economic and industry factors, current trends in public company pay practices, and competitive considerations. In addition, we intend to make changes, as applicable, that both ensure the alignment between the interests of our stockholders and our executives and reflect industry-leading executive compensation programs.

After considering those objectives, our Compensation Committee made the following change to our executive compensation programs for 2022 in comparison to 2021:

*

Added ESG metrics to non-financial performance metrics for annual cash incentive plan: The Compensation Committee added ESG metrics as a component of the non-financial performance strategic and operational improvement goals in the annual cash incentive plan for our named executive officers for 2022. The ESG metrics included continued advancement of the Company’s diversity, equity, and inclusion objectives and other environmental, social and governance objectives, such as those set forth in its Community Impact Report and Environmental Sustainability Report. For additional information regarding the Company’s ESG initiatives, see “What are the Company’s environmental, social and governance initiatives and where can I find additional information regarding these initiatives?”

We will continue to monitor market best practices and thoughtfully consider stockholder feedback in future years with respect to potential changes to our executive compensation programs.

2022 Guiding Principles and Compensation Framework

The core goals applied by the Company in implementing its executive compensation program for 2022 were to provide a mix of compensation vehicles that generated a compensation package that is competitive with an appropriate peer group, provides for the attainment of performance and growth objectives from both a short-term and long-term perspective, aligns the interests of executive management with stockholders, and retains and attracts valuable executive talent.

The guiding principles used by the Company during 2022 included:

*	An overall targeted mix of compensation elements that is competitive with our selected peer group companies (see below for a discussion of our peer group);

*	Annual target incentive cash compensation that is at risk, performance-based, and tied to the attainment of the Company’s growth objectives;

*

LTI awards of equity-based compensation, 50% of the target amount of which were performance-based restricted stock with three-year targets and 25% of which were in the form of non-qualified stock options, such that 75% of the target LTI awards were at risk in order to further align the interests of executive management with our stockholders; and

*

Provision of longer range savings, retirement, and other benefits, including appropriate perquisites, to encourage the retention of the most experienced and talented executives through their most productive and valuable years of employment service.

The Company believes that the flexibility to make upward or downward adjustments as needed for individual performance, unusual market fluctuations, or extraordinary performance considerations, provides consistency and predictability to the Company’s executives and alignment of interests and transparency to the Company’s investors. Variations in pay levels for executives are based on factors such as internal equity, level of responsibility, individual performance, an individual’s tenure in his or her current role, and Company performance.

Components of our 2022 Executive Compensation Program

Peer Group

In accordance with the process described above, the Company utilizes a benchmark peer group in connection with determining the executive compensation for the named executive officers.

The Company regularly reviews the composition of its peer group to ensure comparability between the Company and its peer group. The only change to the Company’s peer group for 2022 as set forth below in comparison to 2021 is that Genesis Healthcare, Inc. was removed from the Company’s 2022 peer group following its voluntary delisting.

The 2022 peer group included the other three publicly-traded major hospital management companies. In addition, given the limited number of large, publicly-traded hospital management companies, the 2022 peer group also included 11 other companies in the healthcare facilities, healthcare services, healthcare distribution, insurance or managed care areas. The 14 companies included in the 2022 peer group analysis were:

Peer Group Companies (for 2022 Compensation Cycle)

• Aflac Incorporated	• Molina Healthcare, Inc.
• Brookdale Senior Living, Inc.	• Owens & Minor, Inc.
• DaVita Inc.	• Quest Diagnostics Incorporated
• Encompass Health Corporation	• Select Medical Holdings Corporation
• HCA Healthcare, Inc.	• Tenet Healthcare Corporation
• Henry Schein, Inc.	• Universal Health Services, Inc.
• Humana Inc.	• Unum Group

In selecting the peer group companies, consideration was given to revenue, market capitalization, enterprise value and number of employees of each company, while being sensitive to the positioning of the Company in relation to the peer group medians. The goal was to have the Company fit within the middle of the peer group (i.e., between the 25th and the 75th percentile) with respect to these metrics if possible. At the time the group was selected, the Company was near the median of this peer group in terms of revenue and enterprise value. Our Compensation Committee believes that the Company’s peer group continues to align the Company with the competitive market for talent for our key executives.

Base Salary

Base salary, as its name implies, is the basic compensatory element of the employment relationship, designed to compensate the executive for his or her day-to-day performance of duties. The amount of base salary distinguishes individuals’ level and responsibility within the organization and may also be impacted by the individual’s tenure in his or her current role. Exceptional performance and contribution to the growth and greater success of the organization are rewarded through other compensation elements, and for this reason, the benchmark target for base salary for each of our executive officers is set at a market-competitive level relative to our peer group as identified above when considering each executive’s role and responsibilities, as well as individual performance.

The base salaries of our Chief Executive Officer and the other named executive officers were reviewed by the Compensation Committee in early 2022 as part of its annual compensation review. Salary increases for our named executive officers were generally consistent with percentage increases among the broader market.

The base salaries approved for each of our named executive officers for 2022 and 2021 are set forth in the following table:

Annual Base Salary
Named Executive Officer	2022	2021
CEO (Hingtgen)	$1,250,000	$1,200,000
President/CFO (Hammons)	$750,000	$700,000
Executive Chairman (Smith) (1)	$1,000,000	$1,000,000
President of Clinical Operations/CMO (Simon)	$643,775	$625,000
Regional President (Medley)	$625,000	-	(2)

(1)	Mr. Smith served as Executive Chairman of the Board of Directors until his retirement as an officer effective January 1, 2023, following which time he has served as Chairman of the Board.

(2)	Mr. Medley was not a named executive officer in 2021, and as such, his base salary for 2021 is not included in the chart set forth above.

Annual Cash Incentive Compensation

Annual cash incentive compensation awards to the named executive officers are made pursuant to the Company’s 2019 Employee Performance Incentive Plan, as amended (“EPIP”). Annual cash incentive compensation awards are intended to align employees’ interests with the goals and strategic initiatives established by the Company and to reward employees for their contributions during the period to which the incentive award relates. Targets for the annual cash incentive compensation awards are typically expressed as a percentage of the individual’s base salary.

Annual cash incentive compensation awards are “at risk” as they are subject to the attainment of specific goals. For 2022, each individual’s target plan continued to include multiple budgeted financial goals, and for each goal, varying award amounts could be earned depending on the level at which that goal was attained (i.e., an underachievement and overachievement opportunity).

Financial Goals

For each named executive officer, the financial goals for 2022 were similar to those used in 2021.

As in prior years, the Company’s financial goals were based on the attainment of key financial objectives, including, where applicable, budgeted operating performance within the range of the Company’s annual guidance to investors reflected in the Company’s earnings release issued in February 2022 (the “2022 Performance Objectives”). The Compensation Committee reviews and approves financial performance targets under our EPIP annually. The process begins with our rigorous internal budgeting process, which is undertaken each year and approved by our Board. Significant effort is invested to ensure that the metrics and targets in our annual cash incentive program reflect both a focus on continuous improvement and a realistic assessment of any changes in the market environment or within the Company.

At the time the target levels were set in early 2022, the Compensation Committee believed that such target levels were appropriately challenging, taking into account the uncertain economic and public health environment at such time, and that achieving such target levels would require significant effort from the named executive officers. The likelihood of the named executive officers achieving their respective target levels under our EPIP was not known at the time these target levels were set, and historically, in any given year, not all of the target levels have been achieved. The Compensation Committee believes that it is appropriate to set rigorous financial targets in order to motivate the named executive officers to meet the Company’s business goals and to align named executive officers’ interests with the goals and strategic initiatives established by the Company while being mindful not to encourage excessive risk-taking.

The Company’s 2022 financial performance objectives under our EPIP for our named executive officers were as set forth in the tables below. Each goal target was scaled to achieve a partial award for less than targeted performance or an above target award for overachievement as illustrated below:

2022 Consolidated Adjusted EBITDA* ($ millions)			2022 Net Revenues ($ millions)
2022 Consolidated Adjusted EBITDA	% of Target Attained	% of Target Bonus Earned	2022 Net Revenues	% of Target Attained	% of Target Bonus Earned
$1,900	100%	100%	$12,850	100%	100%
$1,805	95%	75%	$12,208	95%	75%
$1,710	90%	50%	$11,565	90%	50%
<$1,710	<90%	0%	<$11,565	<90%	0%
Overachievement Opportunity: 1% of base salary for each 0.5% over the target up to the plan maximum. Regional Presidents are also subject to region-specific goals for Adjusted EBITDA.

Overachievement Opportunity: 1% of base
salary for each 1% over the target up to an
additional 10% for the then-EC, CEO and CFO
and 5% for CMO, limited to the plan maximum.
Regional Presidents are subject to a region-
specific net revenues goal.

2022 Consolidated Adjusted EBITDA Margin Improvement*			2022 Adjusted EPS+
2022 Consolidated Adjusted EBITDA Margin Improvement	% of Target Attained	% of Target Bonus Earned	2022 Adjusted EPS	% of Target Bonus Earned
0.30%	100%	100%	$1.26	100%
0.15%	50%	75%	$1.16	75%
0.00%	0%	50%	$1.06	50%
<0.00%	<0%	0%	<$1.06	0%

Overachievement Opportunity: 1% of base
salary for each 0.1% over the target up to an
additional 20% for the then-EC and CEO and
10% for the CFO and CMO, limited to the plan
maximum. Regional Presidents are subject to a
region-specific margin improvement goal.

			Overachievement Opportunity: 0.5% of base salary for each $0.02 over the target up to an additional 10%, limited to the plan maximum. EPS is a component for the then-EC, CEO and CFO.

Linear interpolation is used for performance between the points shown in the tables.

*

Adjusted EBITDA is a non-GAAP financial measure. For information regarding the manner in which Adjusted EBITDA is calculated from the Company’s consolidated financial statements, see Annex A to this Proxy Statement.

+

Adjusted EPS is a non-GAAP financial measure. For information regarding the manner in which Adjusted EPS is calculated from the Company’s consolidated financial statements, see Annex A to this Proxy Statement.

Non-Financial Strategic and Operational Performance Improvement Goals

The annual cash incentive compensation awards also continued to include non-financial strategic and operational performance improvement goals, which are intended to reward our named executive officers for progress on the Company’s key strategic priorities, including, for example, executing on the Company’s previously identified strategic imperatives and margin improvement initiatives, meeting provider recruitment objectives, maintaining and improving overall clinical compliance, and continuing to improve the Company’s capital structure. In addition, for 2022, continued advancement of the

Company’s diversity, equity, and inclusion objectives and other environmental, social and governance objectives, such as those set forth in its Community Impact Report and Environmental Sustainability Report was added as an additional non-financial performance objective.

In addition, the President of Clinical Operations and Chief Medical Officer’s and the Regional President’s annual incentive compensation awards included goals related to their specific functional area that are key to the Company’s overall success. For example, the President of Clinical Operations and Chief Medical Officer’s annual incentive compensation opportunity was based in part on improving margin for physician practice services, quality indicators and patient safety. The Regional President’s incentive compensation opportunity included fewer corporate-level financial goals but also included region-specific goals, including regional Adjusted EBITDA, regional Adjusted EBITDA margin improvement, and regional net revenues, as well as patient experience and employee engagement metrics.

Despite the challenging macroeconomic environment in 2022, the Company continued to make progress on many of its strategic goals, which we believe will result in a stronger organization as we progress into 2023 and beyond. During 2022, the Company continued to expand the scale of both inpatient and outpatient offerings, including through increasing bed capacity and constructing new surgical and procedural suites, as well as adding primary care practices, urgent care centers, free-standing emergency departments, ambulatory surgery centers, imaging and diagnostic centers and direct-to-consumer virtual health visits. The Company continued to manage supply and other non-labor expenses well despite inflationary pressures and expansion by way of new access points. In addition, strong provider recruitment efforts resulted in the recruitment of 5% more providers in 2022 compared to 2021 and 10% more providers in 2022 compared to our pre-pandemic baseline. Moreover, through the development and implementation of programs to support and monitor patient safety and quality of care, the Company continues to advance patient safety, as evidenced by a significant reduction in serious safety events since 2013. In addition, to further improve operating efficiency, the Company continued the execution of its margin improvement program, which contributed to additional cost savings during the year. The Company also continued to make progress on its capital structure during 2022 by refinancing a portion of its senior secured debt in February 2022, both extending the maturity and lowering the interest rate of the refinanced debt, as well as by repurchasing and retiring $645 million of its outstanding notes at a discount through a combination of open market and privately negotiated repurchases which will reduce the Company’s annual cash interest. Further, the Company continued to advance its diversity, equity and inclusion objectives during 2022 through, for example, implementing and expanding training and development programs, establishing internships, residencies and mentorship programs with a goal of recruiting, retaining and developing high potential employees and effort to increase supplier diversity. The Company’s progress in advancing its strategic goals is reflected in the achievement of the non-financial strategic and operational performance improvements target as set forth below.

However, given the challenging macroeconomic environment in 2022, the Company did not achieve several of its key financial goals for 2022. Consistent with our pay-for-performance philosophy, the cash incentive compensation paid to each of our named executive officers for 2022 was well below their target levels. For example, our Chief Executive Officer earned 26% of his target cash incentive award attainable for 2022 (compared to 130% of his target cash incentive award for 2021, when the Company achieved or exceeded many of its primary financial targets).

For each component of the annual cash incentive compensation, the targeted award and attained award, expressed as a percentage of base salary, for each named executive officer along with the maximum incentive award attainable, including non-financial strategic and operational performance improvements and overachievement of Company goals, are set forth in the following tables:

	Consolidated Adjusted EBITDA	Consolidated Adjusted EBITDA Margin Improve- ment	Consolidated Net Revenues	Adjusted EPS	Target	Performance Improvement	Over- achievement	Max
CEO (Hingtgen)
Opportunity	160%	30%	25%	10%	225%	40%	35%	300%
Attainment	0%	0%	18.8%	0%	18.8%	40%	0%	58.8%
President/CFO (Hammons)
Opportunity	80%	20%	15%	10%	125%	25%	25%	175%
Attainment	0%	0%	11.3%	0%	11.3%	25%	0%	36.3%
Executive Chairman (Smith)
Opportunity	160%	30%	25%	10%	225%	40%	35%	300%
Attainment	0%	0%	18.8%	0%	18.8%	40%	0%	58.8%

	Consolidated Adjusted EBITDA	Consolidated Adjusted EBITDA Margin Improve- ment	Consolidated Net Revenues	(1)	(2)	Target	Performance Improvement	Over- achievement	Max
President of Clinical Operations and CMO (Simon)
Opportunity	70%	15%	10%	10%	10%	115%	10%	25%	150%
Attainment	0%	0%	7.5%	5.0%	10%	22.5%	10%	0%	32.5%

(1)	Physician Practice Services Margin Improvement; (2) Quality and Patient Safety Improvement

	Consolidated Adjusted EBITDA	Region Adjusted EBITDA	Region Same-Store Adjusted EBITDA Margin Improve- ment	Region Net Revenues	(1)	(2)	Target	Over- achievement	Max
Regional President (Medley)
Opportunity	10%	40%	20%	10%	10%	10%	100%	25%	125%
Attainment	0%	0%	0%	0%	0%	0%	0%	0%	0%

(1)	Patient Experience; (2) Employee Engagement

In addition to his annual incentive compensation opportunity under the EPIP as referenced above, Mr. Medley received a cash award of $62,500 in 2022 for achieving an operational improvement plan during the fourth quarter of 2022 for the region he oversees pursuant to goals for such quarter applicable to Mr. Medley (but no other named executive officers) approved by the Compensation Committee during the prior fiscal quarter. Mr. Medley also received a cash award of $82,500 in recognition of his contributions to the successful completion of certain strategic transactions and operational improvement plans.

Long-Term Incentives (LTI)

Equity-based long-term incentives remain a very important part of the Company’s executive compensation program and were the largest component of our named executive officers’ target compensation for 2022. Equity-based awards are designed to reward the executives for their longer-term contributions to the success and growth of the Company and are directly linked to maximizing stockholder value. They also serve as a key retention tool.

Equity-based incentive awards are made pursuant to the Company’s 2009 Stock Option and Award Plan, as most recently amended and restated in March 2021 and approved by our stockholders in May 2021 (the “2009 Plan”). The Board approved the further amendment and restatement of the 2009 Plan on March 22, 2023, subject to stockholder approval at this Meeting as described in Proposal 4 beginning on page 81 of this Proxy Statement. This plan provides for a wide variety of equity-based compensation awards, including incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance awards and other equity-based awards. The Company has historically made equity-based awards to its executive officers only in the form of both performance-based and time-based restricted stock and non-qualified stock options, as these types of awards are most consistently used by the Company’s peer group and are thus deemed to provide the most competitive compensation element for LTI compensation.

2022 LTI Awards

For 2022, consistent with recent years, our named executive officers received 50% of their target annual LTI awards (based on the number of shares subject to such awards) in the form of performance-based restricted stock with three-year cumulative performance targets. The other 50% of the target annual LTI awards (based on the number of shares subject to such awards) granted to each named executive officer in 2022 was allocated evenly between non-qualified stock options and time-based restricted stock, both of which vest in one-third increments on each of the first three anniversaries of the grant date (March 1, 2022). A total of 75% of the target annual LTI award granted to each of our named executive officers in 2022 was in the form of performance-based restricted stock or non-qualified stock options, which will result in value to the named executive officer only to the extent the Company achieves its long-term performance goals and/or the Company’s stock price increases in the future. The Company believes that the LTI program properly aligns our executives’ interests with those of stockholders and helps to ensure that our executive management team is focused on maximizing the Company’s long-term performance while also assisting in attracting and retaining valuable executive talent.

The closing price of the Company’s stock on the grant date for these awards was $10.18 per share:

Named Executive Officer	Non-Qualified Stock Options	Time Vesting Restricted Stock	Performance-Based Restricted Stock

CEO (Hingtgen)	100,000	100,000	200,000

President/CFO (Hammons)	75,000	75,000	150,000

Executive Chairman (Smith)	90,000	90,000	180,000

President of Clinical Operations/CMO (Simon)	40,000	40,000	80,000

Regional President (Medley)	25,000	25,000	50,000

As previously discussed, the Compensation Committee generally utilizes a share-denominated approach to LTI grants. The Compensation Committee believes that this approach results in directly aligning our executives’ long-term incentive compensation with the interests of our stockholders. For 2022, our CEO received an annual LTI grant that consisted of the same number of shares of performance-based restricted stock, time-based restricted stock and stock options as he was awarded in 2021. Between the LTI grant date in March 2021 and the LTI grant date in March 2022, our stock price improved from $8.81 to $10.18, which resulted in an increase in the grant date fair value of the equity awards made in March 2022 compared to March 2021. Despite this improvement in our stock price, the grant date fair value of the Company’s aggregate target LTI awards to our CEO continued to be below the 25th percentile of our peer group in 2022.

For 2022, the three-year financial performance targets for the performance-based restricted stock awards granted to all named executive officers included Cumulative Consolidated Adjusted EBITDA Growth and Cumulative Same-Store Net Revenue Growth performance metrics. These were the same three-year financial performance targets used in the 2021 performance-based restricted stock awards. The Compensation Committee believes these metrics emphasize financial growth and align the interest of our named executive officers with the Company’s long-term business strategy. As in 2021, for the Chief Executive Officer, the Chief Financial Officer and the then-Executive Chairman, TSR Percentile Rank was included as an additional three-year financial performance target. The Compensation Committee believes that focusing on the long-term performance of the Company’s stock and tying such metric to our Chief Executive Officer’s, Chief Financial Officer’s and then-Executive Chairman’s long-term incentive compensation aligns the interests of our most senior executives with the interests of our stockholders as the Company executes on its long-range strategic plan.

The 2022 LTI awards to our named executive officers are further illustrated in the following table:

	Time-based Restricted Stock	Performance-based Restricted Stock	Non-Qualified Stock Options
Weighting	25%	50%	25%
Objectives

•  Drive behaviors to create value for stockholders by linking executive compensation to stock price performance

•  Encourage retention

•  Result in actual share ownership (thereby supporting the Company’s equity ownership guidelines)

•  Align executives’ interests with the interests of stockholders

•  Reinforce the critical objective of building stockholder value over the long term

•  Focus management attention upon the execution of our long-term business strategy

•  Provide a direct link between executive officer compensation and the potential future increases in stock value delivered to stockholders

•  Inherently performance-based, as option holders only realize benefits if the value of our stock increases following the grant date

Performance Conditions	N/A

For the CEO, CFO and then-Executive Chairman only:

•  40%: Cumulative Consolidated Adjusted EBITDA Growth (as defined below)

•  40%: Cumulative Same-Store Net Revenue Growth (as defined below)

•  20% TSR Percentile Rank

For all other named executive officers:

•  50%: Cumulative Consolidated Adjusted EBITDA Growth (as defined below)

•  50%: Cumulative Same-Store Net Revenue Growth (as defined below)

N/A
Vesting	Vest in three equal installments on the first, second, and third anniversaries of the grant date	Three-year performance period (January 1, 2022 through December 31, 2024). Cliff vest on third anniversary of grant date following certification of results.	Vest in three equal installments on the first, second, and third anniversaries of the grant date. Expire 10 years after the date of grant
Payout	Participant acquires unrestricted shares of Common Stock upon vesting	Payment made in unrestricted shares of Common Stock based on actual performance	Upon exercise, participant may acquire Common Stock at the exercise price of $10.18 per share to the extent the share price has increased since the date of grant

The following table illustrates the potential vesting on the third anniversary of the grant date of the portion of the 2022 performance-based restricted stock awards allocated to each performance objective based on various levels of achievement of that performance objective:

Cumulative Consolidated Adjusted EBITDA Growth and Cumulative Same-Store Net Revenue Growth		TSR Percentile Rank (CEO, CFO and then-Executive Chairman only)
% of Target Achieved	% of Granted Shares Earned	Percentile Rank	% of Granted Shares Earned
120%	200%	75th Percentile	200%
100%	100%	50th Percentile	100%
80%	25%	25th Percentile	25%
< 80%	0%	< 25th Percentile	0%

  Linear interpolation is used for performance between the points shown in the tables.

For purposes of determining the level of achievement for each portion of the performance-based awards, the determination of the level of achievement for Cumulative Consolidated Adjusted EBITDA Growth, Cumulative Same-Store Net Revenue Growth and TSR Percentile Rank (for the Chief Executive Officer, Chief Financial Officer and then-Executive Chairman only), as applicable, during the Performance Period, will be determined independently from each other and will not impact the determination of the level of achievement for the other portions of the award.

To the extent that the performance objectives are attained, the restrictions will lapse on the portion of the award subject to that performance objective on the third anniversary of the grant date subject to certain exceptions. To the extent that the minimum performance objective achievement (80% for Cumulative Consolidated Adjusted EBITDA Growth and Cumulative Same-Store Net Revenue Growth; 25th percentile for TSR Percentile Rank (for Chief Executive Officer, Chief Financial Officer and then-Executive Chairman only)) is not attained, the portion of the award subject to that performance objective will be forfeited in its entirety.

The following definitions will be used in determining achievement of the three-year performance targets for all performance-based restricted stock awards granted in 2022:

“Consolidated Adjusted EBITDA” for any fiscal year means Adjusted EBITDA as defined in the Company’s Annual Report on Form 10-K.

“Cumulative Consolidated Adjusted EBITDA Growth” over the Performance Period means the sum of each individual year’s Consolidated Adjusted EBITDA Growth, which is a fraction, the numerator of which is the excess of (A) the Company’s Consolidated Adjusted EBITDA at the end of the year less (B) the Company’s Consolidated Adjusted EBITDA for the prior period, and the denominator of which is the Consolidated Adjusted EBITDA for the prior period. To the extent that the Cumulative Consolidated Adjusted EBITDA Growth exceeds or falls short of the Cumulative Consolidated Adjusted EBITDA Growth target, the amount of over achievement or underachievement will be determined based on the sum of the three-years Consolidated Adjusted EBITDA results divided by the sum of the three-year Consolidated Adjusted EBITDA targets.

“Performance Period” means the three-year performance period beginning January 1, 2022 and ending December 31, 2024.

“Consolidated Adjusted EBITDA Target” means the Cumulative Three-Year Consolidated Adjusted EBITDA Growth Target, as approved by the Compensation Committee.

“Same-Store Net Revenue” for any fiscal year means Net Revenue as defined in the Company’s Annual Report on Form 10-K, related to those hospitals to the extent the Company operated them in both comparable periods, excluding those hospitals that have been previously classified as discontinued operations for accounting purposes. In addition, it excludes Net Revenue from hospitals divested or closed during the year of measurement, as well as, the comparable prior year. Same-Store Net Revenue should further be adjusted to exclude the effect of adverse or delayed federal, state or local governmental or regulatory action with regard to the Affordable Care Act, and other items as determined at the discretion of the Compensation Committee.

“Cumulative Same-Store Net Revenue Growth” over the Performance Period means the sum of each individual year’s Same-Store Net Revenue growth, which is a fraction, the numerator of which is the excess of (A) the Company’s Same-Store Net Revenue at the end of the year less (B) the Company’s Same-Store Net Revenue for the prior year, and the denominator of which is the Same-Store Net Revenue for the prior year. To the extent that the Cumulative Same-Store Net Revenue Growth exceeds or falls short of the Cumulative Same-Store Net Revenue Growth target, the amount of over achievement or underachievement will be determined based on the sum of the three-year Same-Store Net Revenue results divided by the sum of the three-year Same-Store Net Revenue Growth targets.

“Same-Store Net Revenue Target” means the Cumulative Three-Year Same-Store Net Revenue Growth Target, as approved by the Compensation Committee.

In addition, the following definitions will be used in determining achievement of the three-year TSR Percentile Rank performance target for the Chief Executive Officer, Chief Financial Officer and then-Executive Chairman, only:

“TSR” means total shareholder return as determined by dividing (i) the sum of (A) the Ending Period Average Price minus the Beginning Period Average Price plus (B) all dividends and other distributions paid on the issuer’s shares during the Performance Period by (ii) the Beginning Period Average Price. In calculating TSR, all dividends are assumed to have been reinvested in shares on the ex-dividend date.

“Beginning Period Average Price” means the average official closing price per share of the issuer over the 20-consecutive-trading days ending with and including the first day of the Performance Period (if the applicable day is not a trading day, the immediately preceding trading day).

“Ending Period Average Price” means the average official closing price per share of the issuer over the 20-consecutive-trading days ending with and including the last day of the Performance Period (if the applicable day is not a trading day, the immediately preceding trading day).

“TSR Percentile Rank” means the Company’s percentile ranking relative to the members of the S&P Health Care Services Select Industry Index, excluding payors and distribution companies, at the end of the Performance Period based on TSR. TSR Percentile Rank is determined by ordering the relevant S&P Health Care Services Select Industry Index companies, excluding payors and distribution companies, (plus the Company if the Company is not one of the S&P Health Care Services Select Industry Index companies) from highest to lowest based on TSR for the Performance Period and assigning a TSR Percentile Rank to each company, with the TSR Percentile Rank for the company with the highest TSR at 100%, the TSR Percentile Rank for the company with the lowest TSR at 0% and the TSR Percentile Rank for the remaining companies determined based on straight line interpolation.

2020-2022 Performance-Based Restricted Stock Awards

In March 2020, each of our named-executive officers received performance-based restricted stock awards tied to achieving Cumulative Consolidated Adjusted EBITDA Growth (with a target of 9.0% cumulative consolidated growth) and Cumulative Same-Store Net Revenue Growth (with a target of 6.0% cumulative same-store growth) during the three-year performance period from January 1, 2020 through December 31, 2022 (the “2020-2022 Performance Period”).

For our then-Chief Executive Officer (Mr. Smith) and our Chief Financial Officer (Mr. Hammons), a portion of their performance-based restricted stock award was also tied to the Company’s TSR Percentile Rank (with a target of the 50th percentile). For the then-serving Chief Executive Officer and the Chief Financial Officer, 40% of their 2020-2022 performance-based restricted stock award was tied to achievement of the Cumulative Consolidated Adjusted EBITDA Growth target, 40% was tied to achievement of the Cumulative Same-Store Net Revenue Growth target, and 20% was tied to achievement of the TSR Percentile Rank target.

For our other current named executive officers, 50% of their performance-based restricted stock award was tied to achievement of the Cumulative Consolidated Adjusted EBITDA Growth target, and 50% was tied to achievement of the Cumulative Same-Store Net Revenue Growth target. The Compensation Committee believed these metrics emphasized financial growth and aligned the interest of our named executive officers with the Company’s long-term business strategy. Each performance target was scaled to achieve a partial award for less than targeted performance or an above target award for overachievement as illustrated below:

Cumulative Consolidated Adjusted EBITDA Growth Target 1/1/2020 - 12/31/2022		Cumulative Same-Store Net Revenue Growth Target 1/1/ 2020 - 12/31/2022		TSR Percentile Rank Target 1/1/ 2020 - 12/31/2022
Cumulative Consolidated Adjusted EBITDA Growth	% of Consolidated Adjusted EBITDA Target Shares Earned	Cumulative Same-Store Net Revenue Growth	% of Same-Store Adjusted Net Revenue Target Shares Earned	TSR Percentile Rank	% of TSR Percentage Target Shares Earned
10.8% (120% of target)	200%	7.2% (120% of target)	200%	75th	200%
9.0% (100% of target)	100%	6.0% (100% of target)	100%	50th	100%
7.2% (80% of target)	25%	4.8% (80% of target)	25%	25th	50%
< 7.2% (< 80% of target)	0%	< 4.8% (< 80% of target)	0%	< 25th	0%

  Linear interpolation is used for performance between the points shown in the tables.

Because the Company achieved less than 80% of the target for Cumulative Consolidated Adjusted EBITDA Growth during the three-year performance period, the portion of the 2020-2022 performance-based restricted stock award to each of our named executive officers allocated to Cumulative Consolidated Adjusted EBITDA Growth was not earned and those shares were forfeited. Because the Company achieved greater than 120% of the target for Cumulative Same-Store Net Revenue Growth during the three-year performance period, the portion of the 2020-2022 performance-based restricted stock award to each of our named executive officers allocated to Cumulative Same-Store Net Revenue

Growth vested at 200% of the target number of shares allocated to Cumulative Same-Store Net Revenue Growth originally granted to each award recipient in March 2020. In addition, because the Company’s three-year TSR Percentile Rank was at the 50th percentile, the portion of the 2020-2022 performance-based restricted stock award to our then-Chief Executive Officer (Mr. Smith) and our Chief Financial Officer allocated to TSR Percentile Rank vested at 100% of the target number of shares originally granted to each award recipient in 2020. Taking into account all of the above factors, the performance-based restricted stock awards granted to each of our named executive officers vested at the 100% level. This is shown in more detail in the table below:

	Cumulative Consolidated Adjusted EBITDA Growth 1/1/2020 - 12/31/2022 # of Shares		Cumulative Same-Store Net Revenue Growth 1/1/2020 - 12/31/2022 # of Shares		TSR Percentile Rank 1/1/2020 - 12/31/2022 # of Shares

Named Executive Officer	Granted	Vested	Granted	Vested	Granted	Vested
CEO (Hingtgen) (1)	75,000	0	75,000	150,000	N/A	N/A
President/CFO (Hammons)	38,000	0	38,000	76,000	19,000	19,000
Executive Chairman (Smith) (2)	90,000	0	90,000	180,000	45,000	45,000
President of Clinical Operations/CMO (Simon)	26,250	0	26,250	52,500	N/A	N/A
Regional President (Medley)	7,500	0	7,500	15,000	N/A	N/A

(1) Mr. Hingtgen was serving as the Company’s President and Chief Operating Officer on the grant date for the 2020-2022 performance-based restricted stock awards.

(2) Mr. Smith was serving as the Company’s Chairman and Chief Executive Officer on the grant date for the 2020-2022 performance-based restricted stock awards.

Benefits

The Company’s named executive officers are each eligible to participate in the Company’s customary qualified benefit plans for health, dental, vision, life insurance, long-term disability and retirement savings (401(k)). The named executive officers are eligible to participate in these plans on the same basis (i.e., benefits, premium amounts and co-payment deductibles) as all other full-time employees of the Company. The Company’s named executive officers also participate in or receive the additional benefits described below, which we believe are competitive with the benefits provided to executives of other companies.

Retirement and Deferred Compensation Benefits

The Company’s named executive officers also participate in executive compensation arrangements available only to specified officers of the Company and certain key employees of its subsidiaries. The plans in which our named executive officers participate include the Supplemental Executive Retirement Plan, as amended and restated January 1, 2009 (the “Original SERP”), the Supplemental 401(k) Plan and the Deferred Compensation Plan, each of which is a non-qualified plan under the Internal Revenue Code (the “IRC”). In addition, each of the named executive officers, other than Mr. Smith, currently participate in a Supplemental Executive Retirement Plan, that was effective January 1, 2018 (the “2018 SERP” and, collectively, with the Original SERP, the “SERPs”). The benefits under these plans are made available to the named executive officers to encourage and reward their continued service through their most productive years.

We believe that the provision of a retirement benefit is necessary to remain competitive with the Company’s peer group and is thus an important element for the recruitment and retention of valuable executive talent. Effective January 1, 2003, while the Company’s stock ownership and the Board of

Directors were controlled by affiliates of Forstmann Little & Co., the Company adopted the Original SERP for the benefit of our officers and key employees of our subsidiaries. The 2018 SERP was adopted by the Company’s Board effective January 1, 2018. The SERPs are non-contributory non-qualified defined benefit plans that provide for the payment of benefits from the general funds of the Company. The Compensation Committee of our Board administers these plans and all determinations and decisions made by the Compensation Committee are final, conclusive and binding upon all participants. In particular, the defined benefit provided under the SERPs is intended to supplement the incentives provided by the other elements of the executive compensation program, for which the maximum provision of benefits is limited to three years.

The SERPs generally provide that, when a participant retires after his or her normal retirement date (age 65), he or she will be entitled to receive a single lump-sum payment based on the actuarially-determined monthly income payment based on a monthly calculation of (i) the participant’s Annual Retirement Benefit, reduced by (ii) the participant’s monthly amount of Social Security old age and survivor disability insurance benefits payable to the participant commencing at his or her unreduced Social Security retirement age (the “Social Security Benefit”).

For this purpose, in the Original SERP, the “Annual Retirement Benefit” means an amount equal to the sum of the participant’s compensation for the highest three years out of the last five full years of service preceding the participant’s termination of employment, divided by three, then multiplied by the lesser of (i) 60% or (ii) a percentage equal to 2% multiplied by the participant’s years of service. Employees who have attained age 55 with at least 5 years of service and who retire prior to the normal retirement date or with fewer than 30 years of service receive a reduced benefit. In the 2018 SERP, the “Annual Retirement Benefit” is calculated using the highest three years of the last ten full years of service preceding the participant’s termination of employment (rather than the last five full years as in the Original SERP). In all other respects, the “Annual Retirement Benefit” is calculated in the same manner under both the Original SERP and the 2018 SERP. All participants in the 2018 SERP are also participants in the Original SERP. Upon their retirement, their benefit is calculated under the Original SERP and the 2018 SERP. Participants receive their benefit under the Original SERP. If the calculation under the 2018 SERP would yield any additional benefit, the difference is paid under the 2018 SERP.

Generally, our named executive officers receive one year of credited service for each year of actual service. In March 2004, the then Compensation Committee of the Board of Directors, in an effort to achieve peer pay equality using a mechanism that would also maximize retention, caused the Original SERP to be amended to credit Mr. Smith with two years of service for each year of actual service. This change occurred at a time when the Company was controlled by affiliates of Forstmann Little & Co. (through the ownership of greater than 46,000,000 shares of the Company’s Common Stock) and all members of the Board and the Compensation Committee were nominated by Forstmann Little & Co. None of the Forstmann Little & Co. affiliates continued to serve on the Board of Directors or its committees following the sale of their position in the Company during 2004. In 2008, the Compensation Committee and the Board voted to amend the Original SERP to terminate this practice after 25 years of service had been credited. After reaching 25 years of credited service, Mr. Smith received one year of credited service for each year of actual service. Mr. Smith, having reached his maximum number of 30 years of credited service, elected in accordance with the plan provisions to have his benefit frozen, effective in July 2014, with future increases for interest earned based on the 24-month average yield on 10-Year Treasury Bonds. Mr. Smith earned no additional service credit after that time.

In the event of a change in control of the Company, all participants who have been credited with five or more years of service will be credited with an additional three years of service (not to exceed the maximum of 30 years of service) for purposes of determining the benefit. In addition, the benefit accrued by any such participant will become fully vested and be paid out as soon as administratively feasible in a single lump sum payment following such change in control. Upon such payment to all participants, the SERPs will terminate.

The Company’s named executive officers are also eligible to participate in and contribute to the Company’s non-qualified Deferred Compensation Plan. Employees’ voluntary contributions to this plan are tax deferred, but are subject to the claims of the general creditors of the Company. A separate supplemental 401(k) plan also exists, but employees are no longer eligible to contribute additional amounts to the non-qualified Supplemental 401(k) Plan. The individual asset balances remaining in this plan are eligible for investment earnings to the named executive officers and employees. These plans do not play a significant role in the Company’s executive compensation program. Since 2009, no Company contributions have been made to the Deferred Compensation Plan and the named executive officers are limited to the matching provisions of the tax-qualified 401(k) plan.

Perquisites

The Company provides limited perquisites to its named executive officers and operates under the belief that benefits of a personal nature or those which are not available to the other employees of the Company should generally be funded from the executives’ personal funds. The Company believes that the supplemental benefits that it does provide to the named executive officers are reasonable when compared to the peer group and other similarly-sized companies and are appropriate additional items of compensation for these individuals.

Group-term life insurance is provided for each of the named executive officers and other executives of the Company in an amount equal to the lesser of up to four times the individual’s base salary or $2,000,000.

The Company operates aircraft to facilitate the operation and management of its business. The Board has adopted a policy that requires the Chief Executive Officer to use the Company’s aircraft for both his business and personal travel. From time to time, the other named executive officers are also permitted to use the Company’s aircraft for their personal use. The incremental cost of personal air travel attributable to each named executive officer’s personal aircraft usage, to the extent applicable (if any) is included in the Summary Compensation table below. In addition, named executive officers are taxed on the income attributable to their personal use of company aircraft based on Internal Revenue Service guidelines and are not grossed up by the Company.

Change in Control Severance Agreements

None of the Company’s executive officers have a written employment agreement with the Company or any of its subsidiaries. Since 2007, each officer of the Company, including each of the named executive officers (collectively, the “Covered Executives”), has been a party to a change in control severance agreement (a “CIC Agreement”) with the Company. The CIC Agreements are considered “double trigger” agreements and require both the occurrence of a change in control of the Company and a qualifying termination of employment for any cash severance benefits to become payable. The CIC Agreements provide for certain compensation and benefits in the event of termination of a Covered Executive’s employment during the period following a change in control of the Company (as defined in the CIC Agreements), (A) by the Company without “cause” (as defined in the CIC Agreement), other than as a result of the Covered Executive’s death or disability, within thirty-six (36) months of such change in control or (B) by the Covered Executive, upon the happening of certain “good reason” events within twenty-four (24) months of such change in control, including (i) certain adverse changes in the Covered Executive’s title, position, responsibilities or duties, (ii) a reduction in the Covered Executive’s base salary, (iii) certain changes in the Covered Executive’s principal location of work, (iv) the failure of the Company to perform its obligations under or to continue in effect any material compensation or benefit plan, or (v) certain other employer actions that would cause the Covered Executive to lose the benefits of the CIC Agreement. The thirty-six (36) and twenty-four (24) month time periods described in the preceding sentence apply to the CIC Agreements for the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, the Presidents, the Executive Vice Presidents, the Regional Presidents and the Senior Vice Presidents. For the CIC Agreements with each Vice President of the Company, the applicable time periods are twenty-four (24) and twelve (12) months, respectively. None of the CIC Agreements entered into with any of our current executive officers include any tax “gross up” provisions.

Compensation and benefits payable under the CIC Agreements include, in the event of a qualifying termination of employment, a lump sum payment equal to the sum of (a) unpaid base pay, (b) accrued but unused paid vacation or sick pay and unreimbursed business expenses, (c) any other compensation or benefits in accordance with the terms of the Company’s existing plans and programs, (d) a pro rata portion of the incentive bonus that would have been earned by the Covered Executive for the year of termination based on actual performance, and (e) a lump sum equal to the sum of three (3) times (two (2) times, in the case of each Vice President of the Company) the sum of base salary and the greater of (A) the highest incentive bonus earned during any of the three (3) fiscal years prior to the fiscal year in which the Covered Executive’s termination of employment occurs or, if greater, the three fiscal years prior to the fiscal year in which a change in control occurs and (B) the target incentive bonus for the fiscal year in which the Covered Executive’s termination of employment occurs assuming the performance objectives were met in full. The Covered Executives will also be entitled to continuation of certain health and welfare benefits for thirty-six (36) months following termination (twenty-four (24) months in the case of each Vice President) and reimbursement of up to $25,000 for outplacement counseling and related benefits.

The Company’s executive officers are employees of the Company’s indirect, wholly-owned subsidiary, CHSPSC, LLC, and hold the same elected officer titles with this entity as they do with the Company.

Termination of Service and Severance Arrangements

The Company’s severance policy provides that the named executive officers are entitled to receive twenty-four (24) months of their base salary upon a qualifying termination (which does not include any “voluntary termination” of a named executive officer, as described in greater detail below under “Potential Payments upon Termination or Change in Control”) under the severance policy. In addition, upon a termination without cause, each of the named executive officers would be entitled to receive a pro-rated portion of their cash incentive compensation for the year of termination (based on actual results, when determined). Upon a qualifying termination, the named executive officers are entitled to continuation health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act by so electing and paying the then active employee premium amount. The period of this benefit is equal to the number of months of severance payment, i.e., twenty-four (24) months for the named executive officers.

As described in the preceding section, each of the named executive officers is party to a CIC Agreement, which provides for cash severance benefits only upon both a change in control of the Company and qualifying termination of employment. In the event that a named executive officer is entitled to receive payment pursuant to his or her CIC Agreement, that named executive officer will not be eligible to participate in the Company’s severance policy.

In addition to the benefits payable under the life insurance policy or the long-term disability policy described above, in the event a named executive officer dies or is permanently disabled while an employee of the Company, vesting is fully accelerated for all grants under the Company’s 2009 Plan, and with respect to performance-based restricted stock awards, any performance restrictions lapse at the target amount.

Executive Compensation Policies

Equity Ownership Guidelines

The Community Health Systems Equity Ownership Guidelines align the interests of its directors and elected officers with the interests of stockholders and promote the Company’s commitment to sound corporate governance. The guidelines apply to the Company’s non-management directors and the following officers, in the indicated multiples of either an officer’s base salary or a non-management director’s annual cash stipend (exclusive of the additional annual stipends paid to the Board Chair, the Lead Director and the chairs of the Board’s standing committees), as applicable, at the time the participant becomes subject to the guidelines:

Position with the Company	Value of Equity Required
Chief Executive Officer	5.0x
Members of the Board of Directors (including executives)	5.0x
Officers Named in the Proxy Statement and Executive Vice Presidents	3.0x
Other Officers above Vice President	1.5x
Vice Presidents	1.0x

Company officers and directors subject to these guidelines are expected to achieve their respective ownership levels within five (5) years of becoming subject to the guidelines (and an additional five (5) years in the event of a promotion to a higher guideline). Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to these Equity Ownership Guidelines. Until such time as a Company officer or director satisfies the Equity Ownership Guidelines, that individual will also be required to hold, for at least one year, 100% of the shares of the Company’s Common Stock received upon the exercise of stock options and upon the vesting of full value stock awards, including but not limited to restricted stock awards and restricted stock units, in each case net of those shares required to pay the exercise price and any taxes due upon exercise or vesting.

Equity that counts towards satisfaction of the Company’s Equity Ownership Guidelines includes: (i) shares of Common Stock and stock units held outright by the participant or his or her immediate family members living in the same household; (ii) restricted stock and restricted stock units issued and held as part of an executive officer’s or director’s long-term compensation, whether or not vested; (iii) shares of Common Stock underlying vested stock options (but only to the extent the current market value of the Common Stock exceeds the exercise price of the stock option); and (iv) shares of Common Stock acquired on stock option exercises that the participant continues to hold. The Governance and Nominating Committee of the Board of Directors reviews each participant’s progress and compliance with the applicable guidelines and may grant any hardship waivers or exceptions (e.g., in the event of a divorce) as it deems necessary and appropriate.

Compensation “Clawback” Policy

In February 2009, the Board adopted a policy (the “Clawback Policy”) requiring that, in certain circumstances, the elected officers of the Company reimburse the Company for the amount and/or value of performance-based cash, stock or equity-based awards received by such elected officers, and/or gains realized by such elected officers in connection with these awards. The circumstances triggering this recoupment require a determination by the Board, or an appropriate committee of the Board, that fraud by an elected officer materially contributed to the Company having to restate all or a portion of its financial statements. The Board or the appropriate committee is granted the right to determine, in its discretion, the action necessary to remedy the misconduct. In determining what remedies to pursue, the Board or committee would take into account all relevant factors, including consideration of fairness and equity, and may require reimbursement to the extent the value transferred to the elected officer can be reasonably attributed to the reduction in the restated financial statements and the amount of the award would have been lower than the amount actually paid, granted or realized.

In February 2017, the Board revised the Clawback Policy to require that, in the event of a restatement of the Company’s financial statements required under the applicable statutes, rules and regulations of the SEC, the Company will, to the extent permitted by applicable law, require the Company’s Chief Executive Officer and Chief Financial Officer to reimburse the Company for any performance-based cash, stock or equity-based award paid or granted to, or gains realized (such as through the exercise of stock options or sale of equity securities) by the Chief Executive Officer and Chief Financial Officer, to the extent that the amount of such cash, stock or equity-based award or realized gain during the two (2) year period preceding the date of the restatement exceeded the amounts that would have been paid, granted or realized under the Company’s financial statement(s), as restated.

The Company intends to amend its Clawback Policy, and/or adopt a new clawback policy, to satisfy all applicable requirements under the final clawback rules adopted by the SEC on October 26, 2022 and the final NYSE listing standards to be adopted in connection therewith, within the timeframe that is specified in such final SEC rules and final NYSE listing standards.

Prohibition on Pledging and Hedging

The Company considers it inappropriate for any director or officer, as well as certain other employees designated under the Company’s insider trading policy, to engage in speculative transactions involving the Company’s securities. Therefore, the Company’s insider trading policy prohibits directors, officers, and such other designated employees from engaging in transactions in puts, calls or other derivative securities or engaging in any short sale or hedging transaction with respect to the Company’s securities, including through use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.

The Company’s insider trading policy also prohibits directors, officers, and other designated employees from holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan. On a case-by-case basis, the Trading Compliance Committee, consisting of the Chief Financial Officer and the General Counsel, may approve an exception to the prohibition on pledging the Company’s securities as collateral for a loan (not including margin debt) where such individual clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities. At the current time, the Trading Compliance Committee has not approved any exceptions to this prohibition on pledging the Company’s securities by the Company’s current directors and executive officers, and to our knowledge, no directors or executive officers currently pledge any securities of the Company.

Oversight of the Executive Compensation Program

The Compensation Committee of the Board of Directors oversees the Company’s executive compensation program. Each of the Compensation Committee members is fully independent of management and has never served as an employee or officer of the Company or its subsidiaries. In addition to meeting the independence requirements of the NYSE, each member of the Compensation Committee is a “non-employee director” for purposes of Section 16(b) of the Exchange Act.

Risk Assessment of Executive Compensation

The Compensation Committee, with management and the Compensation Committee’s independent executive compensation consultant, Mercer, regularly assesses the risk levels of the Company’s executive compensation program. As part of this assessment, the Compensation Committee reviews the Company’s compensation programs for certain design features identified by the Compensation Committee and its advisors as having the potential to encourage excessive risk-taking, and considers the Company’s compensation programs in light of the Company’s key enterprise and business strategy risks. The Compensation Committee believes that the Company’s compensation programs are designed so that they do not include a compensation mix which is overly weighted toward incentive programs that encourage excessive risk-taking, uncapped or “all or nothing” incentive programs or unreasonable performance goals. The Compensation Committee also noted several design features of the Company’s cash and equity incentive programs that the Compensation Committee believes reduce the likelihood of excessive risk-taking, including the use of multiple balanced performance metrics, maximum payouts at levels deemed appropriate, a carefully considered peer group to assure the Company’s compensation practices are measured and appropriately competitive, multi-year vesting schedules for equity awards, and significant long-term incentives that promote longer-term goals and reward sustainable stock, financial and operating performance, especially when combined with the Company’s executive equity ownership guidelines. Additionally, the Company’s executive compensation Clawback Policy, as currently in effect, allows the Company to recover bonus payments and certain equity awards under certain circumstances, and compliance and ethical behaviors of the Company’s executive officers are factors considered in all performance and bonus assessments. Based on its assessment, the Compensation Committee believes that the Company’s compensation programs do not motivate risk-taking that could reasonably be expected to have a materially adverse effect on the Company. These principles are reviewed annually as a part of the Company’s overall enterprise risk assessment.

Tax Considerations

Section 162(m) of the IRC generally places a limit of $1 million on the amount of compensation a publicly-held company can deduct in any tax year on compensation paid to certain of the company’s most highly-compensated officers, including its chief executive officer and chief financial officer. In designing our executive compensation program and determining the compensation of our executive officers, including our named executive officers, the Compensation Committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. While the Compensation Committee considers the tax treatment of compensation paid to our named executive officers, the Compensation Committee also believes stockholder interests are best served if we retain discretion and flexibility in awarding compensation to our named executive officers, including where the compensation paid to our named executive officers may not be fully deductible. In this regard, the Compensation Committee has approved, and may in the future approve, the payment of compensation that is not deductible under Section 162(m) of the IRC.

Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”)

ASC 718 requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The Company’s equity awards to the named executive officers are structured to comply with the requirements of ASC 718. To maintain the appropriate equity accounting treatment, the Company takes such accounting treatment into consideration when designing and implementing its compensation programs.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such reviews and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

John A. Clerico
James S. Ely III, Chair
John A. Fry
Elizabeth T. Hirsch

Executive Compensation Tables

Summary Compensation Table

The following table includes information regarding our named executive officers’ total compensation earned during the years ended December 31, 2022, 2021 and 2020. This table is prepared in accordance with SEC rules which require that equity awards be valued based on the grant date fair value of such awards, and there can be no assurance regarding the extent to which the value of such equity-based compensation reflected in the table below (including performance-based restricted stock) will be realized by any executive.

Name and Position*	Year	Salary ($) (1)	Bonus ($) (1)			Non-equity Incentive Plan Compensation ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total Compensation ($)
				Stock Awards ($) (2)	Option Awards ($) (3)

Tim L. Hingtgen	2022	1,250,000	-	3,054,000	725,000	734,375	499,859	39,308	6,302,542
Chief Executive Officer and	2021	1,200,000	-	2,643,000	622,000	3,504,000	1,520,328	37,297	9,526,625
Director	2020	925,000	-	1,109,250	871,750	1,890,000	1,500,394	10,056	6,306,450

Wayne T. Smith	2022	1,000,000	-	2,748,600	514,800	587,500	1,181,700	170,874	6,203,474
Executive Chairman of the	2021	1,000,000	-	2,378,700	444,600	2,920,000	1,155,367	129,907	8,028,574
Board of Directors	2020	1,300,000	-	1,663,875	265,500	4,612,000	1,129,620	95,424	9,066,419

Kevin J. Hammons	2022	750,000	-	2,290,500	543,750	271,875	317,355	17,606	4,191,086
President and Chief Financial Officer	2021	700,000	450,000	1,982,250	466,500	1,225,000	1,062,076	16,571	5,902,397
	2020	531,875	-	702,525	150,575	993,600	730,129	14,600	3,123,304

Lynn T. Simon, M.D.	2022	643,775	-	1,221,600	290,000	209,227	264,170	22,616	2,651,388
President of Clinical Operations	2021	625,000	720,000	1,057,200	248,800	893,750	889,485	21,595	4,455,830
and Chief Medical Officer	2020	539,754	-	388,238	83,213	822,760	902,021	21,547	2,757,533

Mark B. Medley (6)	2022	625,000	82,500	763,500	181,250	62,500	-	17,006	1,731,756
Regional President

*	Positions as of December 31, 2022

(1)

Amounts represent cash-based salary and bonus compensation before any deferrals under the Company’s deferred compensation plans. The amounts reflected in the “Non-Equity Incentive Plan Compensation” column as set forth above for 2022, 2021 and 2020 reflect the annual cash incentive compensation paid to our named executive officers for such years under the EPIP, provided that the amount reflected in such column for 2022 for Mr. Medley reflects a payment of $62,500 for achieving an operational improvement plan during the fourth quarter of 2022 as described above under Compensation Discussion and Analysis. In addition, the payment to Mr. Medley reflected in the “Bonus” column for 2022 as set forth above reflects a discretionary cash award in the amount of $82,500 as described above in the Compensation Discussion and Analysis. For 2020, the dollar amounts shown in the salary column reflect the voluntary reductions in base salary by each named executive officer in response to the COVID-19 pandemic as previously disclosed by the Company. Total cash-based compensation for the year ended December 31, 2022 was as follows: Mr. Hingtgen, $1,984,375; Mr. Smith, $1,587,500; Mr. Hammons, $1,021,875; Dr. Simon, $853,002 and Mr. Medley, $770,000.

(2)

The dollar amounts shown in this column represent the fair value of restricted shares (including both time-based and performance-based restricted shares) on their respective grant dates. The fair value of these restricted shares on the respective grant dates were as follows: March 1, 2022 ($10.18) per share, March 1, 2021 ($8.81) per share, and March 1, 2020 ($4.93) per share. The grant date fair value of performance-based restricted shares included in the table above was computed in accordance with ASC 718 and assumes performance conditions are achieved at the target (100%) performance level. Assuming the highest level of performance conditions are achieved with respect to the 2022 performance-based restricted stock awards (which would result in vesting at a 200% performance level), the stock award values for 2022 would be as follows: Mr. Hingtgen, $5,090,000; Mr. Smith, $4,581,000; Mr. Hammons, $3,817,500; Dr. Simon $2,036,000 and Mr. Medley, $1,272,500.

(3)

The dollar amounts in this column represent the grant date fair value of options using the Black-Scholes option pricing model. For options granted on March 1, 2022, the Black-Scholes price per option for Mr. Smith was $5.72 per share and for all other named executive officers it was calculated to be $7.25 per share. Assumptions used in calculating the value of options are described in Note 2 to the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on February 17, 2023.

(4)

Amounts represent the actuarial increase in the present value of the named executive officer’s benefit under the SERP using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and include amounts which the named executive officers may not currently be entitled to receive because such amounts are not vested. The non-qualified deferred compensation plan earnings contained no above-market or preferential portion of earnings for 2022, 2021 or 2020.

(5)

All Other Compensation for the year ended December 31, 2022 consists of the following (which benefits are valued based on the aggregate incremental cost to the Company and are discussed in “Perquisites” on page 58 of this Proxy Statement):

Name	Long-Term Disability Premiums ($)	401(k) Plan Employer Matching Contributions ($)	Life Insurance Premiums ($)	Personal Use of Corporate Aircraft ($)	Membership/ Dues ($)
Tim L. Hingtgen	2,154	3,500	10,062	23,592	-
Wayne T. Smith	3,672	3,500	55,571	102,975	5,156
Kevin J. Hammons	4,044	3,500	10,062	-	-
Lynn T. Simon, M.D.	3,672	3,500	15,444	-	-
Mark B. Medley	4,036	2,908	10,062	-	-

(6)	Compensation information for Mr. Medley is not provided for 2021 and 2020 since Mr. Medley was not a named executive officer during those years.

Grants of Plan-Based Awards

The following table sets forth information regarding restricted stock awards granted under the 2009 Plan, including the grant date fair value of these awards, and the range of potential cash incentive payments under the 2019 Employee Performance Incentive Plan, for the named executive officers for the year ended December 31, 2022. There can be no assurance that the grant date fair value of stock awards will ever be realized.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards Per Share ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(1)	Maximum (#)
Tim L. Hingtgen			-	2,812,500	3,750,000	-	-	-	-	-	-	-
	3/1/2022	(1)		-	-		200,000	400,000	-	-	-	2,036,000
	3/1/2022	(2)		-	-		-	-	100,000	-	-	1,018,000
	3/1/2022	(3)		-	-		-	-	-	100,000	10.18	725,000
Wayne T. Smith	-		-	2,250,000	3,000,000	-	-	-	-	-	-	-
	3/1/2022	(1)		-	-		180,000	360,000	-	-	-	1,832,400
	3/1/2022	(2)		-	-		-	-	90,000	-	-	916,200
	3/1/2022	(3)		-	-		-	-	-	90,000	10.18	514,800
Kevin J. Hammons			-	937,500	1,312,500	-	-	-	-	-	-	-
	3/1/2022	(1)		-	-		150,000	300,000	-	-	-	1,527,000
	3/1/2022	(2)		-	-		-	-	75,000	-	-	763,500
	3/1/2022	(3)		-	-		-	-	-	75,000	10.18	543,750
Lynn T. Simon, M.D.			-	740,341	965,663	-	-	-	-	-	-	-
	3/1/2022	(1)		-	-		80,000	160,000	-	-	-	814,400
	3/1/2022	(2)		-	-		-	-	40,000	-	-	407,200
	3/1/2022	(3)		-	-		-	-	-	40,000	10.18	290,000
Mark B. Medley			-	500,000	781,250	-	-	-	-	-	-	-
	3/1/2022	(1)		-	-		50,000	100,000	-	-	-	509,000
	3/1/2022	(2)		-	-		-	-	25,000	-	-	254,500
	3/1/2022	(3)		-	-		-	-	-	25,000	10.18	181,250

(1)

For named executive officers other than Mr. Hingtgen, Mr. Smith and Mr. Hammons, lapsing of the performance-based restrictions with respect to the March 1, 2022 grant of restricted stock is based 50% on the attainment of a pre-determined level of Cumulative Consolidated Adjusted EBITDA Growth and 50% on the attainment of a pre-determined level of Cumulative Same-Store Net Revenue Growth for the three-year period beginning January 1, 2022 and ending on December 31, 2024. For Mr. Hingtgen, Mr. Smith and Mr. Hammons, lapsing of the performance-based restrictions with respect to the March 1, 2022 grant of restricted stock is based 40% on the attainment of a pre-determined level of Cumulative Consolidated Adjusted EBITDA Growth, 40% on the attainment of a pre-determined level of Cumulative Same-Store Net Revenue Growth, and 20% on the attainment of TSR Percentile Rank for the three-year period beginning January 1, 2022 and ending on December 31, 2024. The performance-based awards granted to our named executive officers vest on the third anniversary of the grant date and can potentially vest as low as 0% for underachievement (as reflected in the threshold column) or as high as 200% for overachievement (as reflected in the maximum column).

(2)	The time-based restrictions with respect to this March 1, 2022 grant of restricted stock will lapse in equal one-third increments on each of the first three anniversaries of the grant date.

(3)	The time-based restrictions with respect to this March 1, 2022 option award will lapse in equal one-third increments on each of the first three anniversaries of the grant date.

(4)

Represents the grant date fair value calculated under ASC 718, and as presented in our audited consolidated financial statements included in our Annual Report on Form 10-K for the 2022 fiscal year filed with the SEC on February 17, 2023. The grant date fair value of each restricted share granted on March 1, 2022 is $10.18. The closing market price of the shares of our Common Stock on December 30, 2022, the last trading day of the Company’s fiscal year, was $4.32. Each stock option was valued on the grant date using the Black-Scholes option pricing model. For options granted on March 1, 2022, the Black-Scholes price per option for Mr. Smith was $5.72 per share and for all other officers it was calculated to be $7.25 per share.

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding stock option awards and unvested restricted stock awards as of December 31, 2022 for the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Tim L. Hingtgen	56,250	-	-	$4.9900	2/28/2029
	183,333	91,667	-	$4.9300	2/28/2030
	33,333	66,667	-	$8.8100	2/28/2031
	-	100,000	-	$10.1800	2/28/2032	191,667	828,001	550,000	2,376,000
Wayne T. Smith	78,750	-	-	$4.9900	2/28/2029
	75,000	37,500	-	$4.9300	2/28/2030
	30,000	60,000	-	$8.8100	2/28/2031
	-	90,000	-	$10.1800	2/28/2032	187,500	810,000	585,000	2,527,200
Kevin J. Hammons	18,000	-	-	$4.9900	2/28/2029
	31,666	15,834	-	$4.9300	2/28/2030
	25,000	50,000	-	$8.8100	2/28/2031
	-	75,000	-	$10.1800	2/28/2032	140,834	608,403	395,000	1,706,400
Lynn T. Simon, M.D.	26,250	-	-	$4.9900	2/28/2029
	17,500	8,750	-	$4.9300	2/28/2030
	13,333	26,667	-	$8.8100	2/28/2031
	-	40,000	-	$10.1800	2/28/2032	75,417	325,801	212,500	918,000
Mark B. Medley	12,000	-	-	$2.6600	5/31/2029
	10,000	5,000	-	$4.9300	2/28/2030
	5,000	10,000	-	$8.8100	2/28/2031
	-	25,000		$10.1800	2/28/2032	40,000	172,800	80,000	345,600

(1)	These options were fully vested as of December 31, 2022.

(2)

These options were unexercisable as of December 31, 2022. Vesting for these awards occurred or will occur, subject to the terms of the 2009 Plan, in one-third increments on each of the first three (3) anniversaries of the grant date.

(3)	This column includes the following restricted stock awards that were subject to time-based vesting restrictions at December 31, 2022:

Name	Date Granted	Time-Based Restricted Shares

Tim L. Hingtgen	3/1/2020	25,000
	3/1/2021	66,667
	3/1/2022	100,000
Wayne T. Smith	3/1/2020	37,500
	3/1/2021	60,000
	3/1/2022	90,000
Kevin J. Hammons	3/1/2020	15,834
	3/1/2021	50,000
	3/1/2022	75,000
Lynn T. Simon, M.D.	3/1/2020	8,750
	3/1/2021	26,667
	3/1/2022	40,000
Mark B. Medley	3/1/2020	5,000
	3/1/2021	10,000
	3/1/2022	25,000

Vesting for these awards occurred or will occur, subject to the terms of the 2009 Plan, in one-third increments on each of the first three (3) anniversaries of the grant date.

(4)	Market value is calculated based on the closing market price of shares of the Company’s Common Stock on December 30, 2022, the last trading day of the Company’s fiscal year, of $4.32 per share.

(5)

This column includes the 2020, 2021, and 2022 performance-based restricted stock awards which vest on March 1, 2022, 2023 and 2024, respectively. The performance-based awards can potentially vest as low as 0% for underachievement or as high as 200% for overachievement with respect to the three-year performance period. In accordance with SEC disclosure rules, the number of shares reflected in the table is based on an assumed achievement at the target (100%) performance level. In addition, the performance-based restricted stock awards which were granted on March 1, 2020 ultimately vested at the 100% level taking into account the level of achievement of the performance metrics under such awards during the three year performance period ended December 31, 2022, as described in greater detail above in the Compensation Discussion and Analysis.

Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised for the named executive officers along with the number of restricted stock awards that vested during the year ended December 31, 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Tim L. Hingtgen	-	-	302,083	3,075,205
Wayne T. Smith	-	-	408,750	4,161,075
Kevin J. Hammons	-	-	82,833	843,240
Lynn T. Simon, M.D.	-	-	135,833	1,382,780
Mark B. Medley	-	-	14,000	121,800

(1)	The value realized upon vesting is based on the number of shares vesting multiplied by the closing price of our Common Stock on the date the award vested.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers as of December 31, 2022, including the number of years of service credited to each such named executive officer. Under the Company’s SERPs, the present value is determined by using discount rate and mortality rate assumptions consistent with those described in Note 10 of the footnotes of the Company’s audited consolidated financial statements for the year ended December 31, 2022, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 17, 2023.

These plans are non-contributory, non-qualified defined benefit plans that provide for the payment of benefits from the general funds of the Company. The plans generally provide that, when a participant retires after his or her normal retirement age (age 65), he or she will be entitled to receive a single lump-sum payment based on the actuarially-determined monthly income payment based on a monthly calculation of (i) the participant’s Annual Retirement Benefit, reduced by (ii) the participant’s monthly amount of Social Security old age and survivor disability insurance benefits payable to the participant commencing at his or her unreduced Social Security retirement age. For this purpose, the “Annual Retirement Benefit” means an amount equal to the sum of the participant’s compensation for the highest three years out of the last ten full years of service preceding the participant’s termination of employment, divided by three, then multiplied by the lesser of (i) 60% or a (ii) percentage equal to 2% multiplied by the participant’s years of service. Employees who have attained age 55 with at least 5 years of service and who retire prior to the normal retirement date or with fewer than 30 years of service receive a reduced benefit.

Name	Plan Name	Number of Years of Credited Service (#) (1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Tim L. Hingtgen	SERP	8.92	5,046,259	-
Wayne T. Smith	SERP	30.00	53,028,271	-
Kevin J. Hammons	SERP	10.83	2,951,163	-
Lynn T. Simon, M.D.	SERP	12.00	3,973,862	-
Mark B. Medley	SERP	1.58	-	-

(1)

Named executive officers receive one year of credited service for each year of actual service. As discussed further in “Retirement and Deferred Compensation Benefits” on page 56 of this Proxy Statement, under the Original SERP, Mr. Smith was formerly credited with two years of service for each year of actual service. This component of the Original SERP was adopted by the Compensation Committee in March 2004, while the Company’s stock ownership and Board of Directors were controlled by affiliates of Forstmann Little & Co. In 2008, the Compensation Committee and the Board voted to amend the Original SERP to terminate this practice after 25 years of service had been credited. Since reaching 25 years of credited service, Mr. Smith received one year of credited service for each year of actual service. Mr. Smith, having reached his maximum number of 30 years of credited service, previously elected in accordance with the plan provisions to have his benefit frozen, effective in July 2014, with future increases for interest earned based on the 24-month average yield on 10-Year Treasury Bonds. Mr. Smith earned no additional service credit following such election.

Non-Qualified Deferred Compensation

The following table shows the contributions, earnings and account balances for the named executive officers in the Deferred Compensation Plan. Participation in this plan is limited to a selected group of management or highly compensated employees of the Company. The participants may select their investment funds in the plan in which their accounts are deemed to be invested. Since 2009, the Company has not contributed to this plan. Company contributions made prior to that time are now fully vested.

Distributions from the plan are in a lump sum payment as soon as administratively feasible, but no earlier than 10 days and no later than 45 days following the date on which the participant is entitled to receive the distribution. The participant also has the option to make an election to delay the time of payments in five (5) annual installments or in ten (10) annual installments. The election for the deferral may not be made less than 12 months prior to the date of the first scheduled payment. An election relating to the form of payment may be made as permitted under Section 409A of the IRC.

Name	Executive Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)
Tim L. Hingtgen	112,500	(49,599)	-	384,683
Wayne T. Smith	-	(1,752,937)	-	9,897,474
Kevin J. Hammons	75,000	(110,047)	-	754,073
Lynn T. Simon, M.D.(3)	-	-	-	-
Mark B. Medley(3)	-	-	-	-

(1)	Contributions from 2022 salary. These amounts are also included as compensation in the Summary Compensation Table.

(2)	Plan Balance as of December 31, 2022.

(3)	Lynn T. Simon, M.D. and Mark B. Medley are not participants in the Deferred Compensation Plan.

Potential Payments upon Termination or Change in Control

The table below sets forth potential payments and/or benefits that would be provided to our current named executive officers upon termination of employment or a change in control. These amounts are the incremental or enhanced amounts that a named executive officer would receive that is in excess of those benefits that the Company would generally provide to other employees under the same circumstances. These amounts are estimates only and are based on the assumption that the terminating event or a change in control, as applicable, occurred on December 30, 2022, the last trading day of the Company’s fiscal year. The closing price of the Company’s Common Stock was $4.32 on that date.

Named Executive Officer	Cash Severance ($)	Equity Incentive Plan Awards		Retirement Benefit - SERP ($)	Health and Welfare Benefits ($)	Outplacement Counseling and Related Benefits ($)	Excise Tax Gross Up ($)	Total ($)
		Acceleration of Options ($)	Acceleration of Restricted Stock ($)
Tim L. Hingtgen
Voluntary termination	-	-	-	9,224,521	-	-	-	9,224,521
Involuntary termination	3,234,375	-	3,204,001	9,224,521	44,768	-	-	15,707,665
Change in control of the company (1)	14,262,000	-	3,204,001	15,625,892	67,152	25,000	-	33,184,045

Wayne T. Smith
Voluntary termination	-	-	-	53,629,183	-	-	-	53,629,183
Involuntary termination	2,587,500	-	3,337,200	53,629,183	25,176	-	-	59,579,059
Change in control of the company (1)	16,836,000	-	3,337,200	53,629,183	37,763	25,000	-	73,865,146

Kevin J. Hammons
Voluntary termination	-	-	-	4,857,854	-	-	-	4,857,854
Involuntary termination	1,771,875	-	2,314,803	4,857,854	25,176	-	-	8,969,708
Change in control of the company (1)	5,925,141	-	2,314,803	7,584,467	37,763	25,000	-	15,887,174

Lynn T. Simon, M.D.
Voluntary termination	-	-	-	4,526,032	-	-	-	4,526,032
Involuntary termination	1,496,777	-	1,243,801	4,526,032	25,176	-	-	7,291,786
Change in control of the company (1)	4,612,677	-	1,243,801	6,036,267	37,763	25,000	-	11,955,508

Mark B. Medley
Voluntary termination	-	-	-	-	-	-	-	-
Involuntary termination	1,312,500	-	518,400	-	14,306	-	-	1,845,206
Change in control of the company (1)	3,606,516	-	518,400	-	21,459	25,000	-	4,171,375

(1)

The change in control severance agreements to which our named executive officers are a party are “double trigger” agreements, and as such, the named executive officers set forth above would only be entitled to cash severance in the event of both a change in control and a qualifying termination of employment.

Below is a discussion of the estimated payments and/or benefits under four events:

1.

Voluntary Termination, which includes resignation and involuntary termination for cause, including the Company’s termination of the named executive officer’s employment for reasons such as violation of certain Company policies or for performance related issues, but does not include retirement.

2.

Retirement, as defined in the various plans and agreements. The benefits to the named executive officers for Retirement are equal to those available in the case of a Voluntary Termination as described in the table above.

3.

Involuntary Termination, which includes a termination other than for cause, (including any termination by the Company without cause and any termination due to death or disability) but does not include a termination related to a change in control of the Company.

4.	Change in Control of the Company, as defined in the CIC Agreements previously described in the “Change in Control Severance Arrangements” section of the Compensation Discussion and Analysis.

Severance Benefits

The hypothetical benefit to be received by any executive for a particular event should not be combined with any other event, as a named executive officer could be compensated, if at all, for only one event.

Voluntary Termination.  No severance amounts are payable in the event of voluntary termination or an involuntary termination for cause.

Retirement.  No severance amounts are payable upon retirement.

Involuntary Termination.  The named executive officers would receive two (2) times the sum of the base salary and a prorated portion of their cash incentive compensation for the fiscal year in which the named executive officers’ termination occurs.

Change in Control of the Company.  In the event of both a change in control of the Company and certain qualifying terminations of employment, the named executive officers would receive three (3) times the sum of the base salary and the greater of (A) the highest incentive bonus earned during any of the three (3) fiscal years prior to the fiscal year in which the Covered Executive’s termination of employment occurs or, if greater, the three fiscal years prior to the fiscal year in which a change in control occurs or (B) the target incentive bonus for the fiscal year in which the Covered Executive’s termination of employment occurs, assuming all performance objectives were met in full.

Equity-Incentive Plan Awards

Each named executive officer has outstanding LTI awards granted under the Company’s equity-based plans. See the Grants of Plan-Based Awards and the Outstanding Equity Awards at Fiscal Year-End Tables above. In certain termination events or upon a change in control, there would be an acceleration of the vesting schedule of restricted stock and/or stock options.

Voluntary Termination.  If a named executive officer voluntarily terminates his or her employment prior to being eligible for retirement, or the Company terminates his or her employment for cause, his or her unvested restricted stock will be forfeited. In addition, any vested but unexercised stock options would be forfeited if not exercised within 90 days of the terminating event.

Retirement.  Upon retirement, unvested stock options would be forfeited and unvested time-based and performance-based restricted stock would be forfeited.

Involuntary Termination.  If a named executive officer is terminated by the Company for any reason other than disability, death or for cause, his or her time-based restricted stock award will vest on the later of (1) the first anniversary of the grant date or (2) the date of termination.

For performance-based restricted stock awarded prior to February 2022, if a named executive officer is terminated by the Company for any reason other than disability, death or for cause, his or her performance-based restricted stock award will continue until such time as the Board or an appropriate committee determines the extent to which the performance objective has been obtained. If attained, then the restrictions on the entire award will lapse on the third anniversary of the date of grant (or if the termination occurs after the performance objective has been attained, the restrictions on the entire award will lapse immediately). If the performance objective is not attained, the award will be forfeited in its entirety.

For performance-based restricted stock awarded after February 2022, (i) if a named executive officer is terminated by the Company for any reason other than disability, death or for cause prior to the first anniversary of the date of grant, his or her performance-based restricted stock award will be forfeited in its entirety; (ii) if a named executive officer is terminated by the Company for any reason other than disability, death or for cause on or after the first anniversary of the date of grant but prior to the third anniversary of the date of grant, a prorated portion of his or her performance-based restricted stock award will continue (but only to the extent of the target number of shares of performance-based restricted stock originally granted pursuant to the award multiplied by the number of full calendar months completed during the performance period divided by thirty-six (36) and rounded to the nearest whole number of shares) until such time as the Board or an appropriate committee determines the extent to which the performance objective has been obtained. If attained, then the restrictions on the prorated portion of the award will lapse on the third anniversary of the date of grant (or if the termination occurs after the performance objective has been attained, the restrictions on the prorated portion of the award will lapse immediately). If the performance objective is not attained, the award will be forfeited in its entirety.

If a named executive officer is terminated by the Company as a result of such officer’s death or disability, all shares of restricted stock (with respect to time-based restricted stock) and the target number of shares of restricted stock (with respect to performance-based restricted stock) which have not become vested will vest, and the restrictions thereon will lapse as of the date of such termination. The value of unvested restricted stock that would become fully vested for each of the named executive officers (with respect to performance-based restricted stock, assuming 100% attainment of the related performance objective) is presented in the above table.

With respect to stock options, if a named executive officer’s employment is terminated for any reason other than disability, death or for cause, the vested portion of such stock option would be exercisable for a period of three months following termination after which time the option would automatically terminate. If a named executive officer’s employment is terminated for disability, all options would immediately vest and become exercisable and would be exercisable for a period of 12 months following termination, after which time the option would automatically terminate. If a named executive officer’s employment is terminated due to death (or death occurs within three months after termination), the option would immediately vest and would be exercisable by the beneficiary thereof (by will or laws of descent) for a period of 12 months following death, after which time the option would automatically terminate.

Change in Control of the Company.  The value of unvested restricted stock and stock options that would become fully vested for each of the named executive officers is presented in the above table (although this chart reflects such full vesting, the 2009 Plan provides that these equity awards held by named executive officers will only fully and immediately vest if (1) the equity awards are not assumed or replaced by the successor company or (2) the equity awards are assumed or replaced by the successor company, and the executive’s employment is terminated without cause (or the executive terminates his or her employment for good reason) within the two-year period following the change in control).

Retirement Benefits

The amounts indicated below represent amounts payable if any, under the SERP for each described scenario.

Voluntary Termination.  In the case of voluntary termination, the lump-sum value of payments to each of the named executive officers is presented in the above table.

Retirement.  In the case of retirement, the lump-sum value of payments to each of the named executive officers is presented in the above table.

Involuntary Termination.  In the case of involuntary termination, the lump-sum value of payments to each of the named executive officers is presented in the above table.

Change in Control of the Company.  In the case of a change in control of the Company, the lump sum value of payments to each of the named executive officers is presented in the above table; provided, that all participants who have been credited with five or more years of service will be credited with an additional three years of service (not to exceed the maximum of 30 years of service) for purposes of determining the benefit.

Other Benefits

In the event of both a change in control of the Company and the occurrence of certain qualifying terminations of employment, the Company provides the continuation of certain health and welfare benefits with values based on the current employer contributions each named executive would have been entitled to receive as of December 31, 2022 for a term of 36 months. Also, in the event of a change in control, the Company provides reimbursement of up to $25,000 for outplacement counseling and related benefits to each of the named executive officers.

As described in additional detail above under “Non-Qualified Deferred Compensation,” certain of the named executive officers also participate in the Deferred Compensation Plan. Distributions of plan balances will occur in accordance with the terms of the plan following the date on which the participant is entitled to receive the distribution.

CEO Pay Ratio

Under rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to calculate and disclose the total compensation paid to its median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer. Set forth below is a brief description of our methodology and the resulting CEO pay ratio.

Measurement Date

We identified the median employee using our employee population on December 31, 2022. As of such date, our employee population consisted of approximately 66,000. This population consisted of our full-time, part-time and temporary employees.

Consistently Applied Compensation Measure (CACM)

Under SEC rules, we identified the median employee by use of a “consistently applied compensation measure,” (“CACM”). We selected base salary as of the measurement date as our

CACM, which we believe reasonably reflects the annual compensation of our employees. Since all of our employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments.

Methodology and Pay Ratio

Once the median employee was identified as noted above, we calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table. No material assumptions or estimates were made to identify the median employee or determine total annual compensation.

Annual total compensation for both the Chief Executive Officer and the median employee was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K. The annual total compensation for our Chief Executive Officer includes both the amount reported in the “Total” column of our 2022 Summary Compensation Table of $6,302,542 and the estimated value of our CEO’s health and welfare benefits of $22,670. Our median employee compensation as calculated using Summary Compensation Table requirements (including the estimated value of health and welfare benefits) was $65,072. Therefore, our CEO to median employee pay ratio is 97:1.

Pay Versus Performance
Tabular Disclosures of Pay and Performance
Our CEO is the principal executive officer (“PEO”). The following table sets forth information concerning the compensation of our PEO(s) and other NEOs for each of the years ending December 31, 2022, 2021 and 2020 as well as our financial performance for each year.

					Value of Initial Fixed $100 Investment Based On:

Year (a)	Summary Compensation Table Total for PEO ($) (b)	Compensation Actually Paid to PEO ($) (c)	Average Summary Compensation Table Total for Non-PEO NEO’s ($) (d)	Average Compensation Actually Paid to Non-PEO NEO’s ($) (e)	Total Shareholder Return ($) (f)	Peer Group Total Shareholder Return ($) (g)	Net Income (h) ($ in millions)	Adjusted EBITDA (i) ($ in millions)
2022	6,302,542	159,239	3,694,426	(236,524)	149	131	46	1,466
2021	9,526,625	15,121,986	5,415,424	7,635,715	459	139	230	1,969
2020	9,066,419	10,617,549	3,717,051	4,332,808	256	114	511	1,809

Column (b)	Reflects compensation amounts reported in the “Summary Compensation Table” (“SCT”) for Tim Hingtgen, our CEO for 2022 and 2021, and Wayne Smith, our CEO in 2020.
Column (c)	“Compensation actually paid” (“CAP”) to our CEO in each of 2022, 2021 and 2020 (individually referred to as “Covered Year”) reflects the respective amounts set forth in column (b) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules.

	2022	2021	2020
CEO	Tim Hingtgen	Tim Hingtgen	Wayne Smith
Total Compensation per the SCT	$6,302,542	$9,526,625	$9,066,419
Less: Stock and Option Award values reported in the SCT	($3,779,000)	($3,265,000)	($1,929,375)
Plus: Fair Value of Stock and Option Awards Granted during the Covered Year	$1,620,000	$4,924,000	$2,958,750
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years	($4,931,670)	$2,818,729	$1,721,475
Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year	($24,582)	$1,200,313	$218,400
Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year	($3,110)	($5,000)	($288,500)
Less: Aggregate Change in Actuarial Present Value of Defined Benefit Plans	($499,859)	($1,520,328)	($1,129,620)
Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans	$1,474,917	$1,442,647	-

Compensation Actually Paid	$159,239	$15,121,986	$10,617,549

Column (d)	Reflects the average compensation amounts reported in the “SCT” for our Non-PEO NEOs.

Column (e)
The following
Non-PEO
NEOs are included in the average figures shown below:

2022 – Wayne T. Smith, Kevin Hammons, Lynn Simon, and Mark B. Medley

2021 – Wayne T. Smith, Kevin Hammons, Lynn Simon and Benjamin Fordham

2020 – Tim Hingtgen, Kevin Hammons, Lynn Simon and Benjamin Fordham

	2022	2021	2020
Total Compensation per the SCT	$3,694,426	$5,415,424	$3,717,051
Less: Stock and Option Award values reported in the SCT	($2,138,500)	($1,850,378)	($938,934)
Plus: Fair Value of Stock and Option Awards Granted during the Covered Year	$917,325	$2,785,947	$1,437,441
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years	($2,595,277)	$1,489,657	$672,792
Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year	$86,796	$632,161	$84,144
Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year	($90,820)	($57,500)	($68,470)
Less: Aggregate Change in Actuarial Present Value of Defined Benefit Plans	($440,806)	($1,002,492)	($978,380)
Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans	$330,333	$222,897	$407,164

Compensation Actually Paid	($236,524)	$7,635,715	$4,332,808

Column (f)	Represents the cumulative total shareholder return for the Company for the measurement periods beginning December 31, 2019 and ending on December 31, 2022, 2021 and 2020, respectively.
Column (g)
Represents the cumulative total shareholder return of the Dow Jones U.S. Healthcare Index (“Peer Group Total Shareholder Return”) for the measurement periods beginning December 31, 2019 and ending on December 31, 2022, 2021 and 2020, respectively.

Column (h)	Reflects Net Income attributable to Community Health Systems, Inc. stockholders as included in the Company’s Annual Reports on Form 10-K for each of the years ended December 31, 2022, 2021 and 2020.
Column (i)
The Company-Selected Measure is Adjusted EBITDA, a
non-GAAP
financial measure. See Annex A —
Non-GAAP
Financial Measures for additional information regarding Adjusted EBITDA, including how Adjusted EBITDA is calculated from the Company’s financial statements.

Relationship between Pay and Performance
The following graphs illustrate the relationship of CAP to our PEO and non-PEO
NEOs in 2020, 2021 and 2022 to (1) total shareholder return of both the Company and the Dow Jones U.S. Healthcare Index, (2) net income attributable to Community Health Systems, Inc. stockholders, and (3) the Company’s Adjusted EBITDA. For additional information illustrating the Company relationship between the pay for our PEO and non-PEO
NEOs and our overall company performance, please see the Compensation Discussion and Analysis beginning on page 40.

Listed below, in no specific order, are the performance measures which in our assessment represent the most important measures we use to link compensation actually paid to our NEOs for 2022 to the Company’s performance:
Adjusted EBITDA
 - - - - -
Cumulative Consolidated Adjusted EBITDA Growth
 - - - - -
Net Revenues
 - - - - -
Consolidated Adjusted EBITDA Margin Improvement
 - - - - -
Adjusted Earnings per Share
See
the Compensation Discussion and Analysis above, including under “Annual Cash Incentive Compensation” and “Long-Term Incentives,” for additional information regarding how we utilized these performance measures in connection with determining compensation paid to our NEOs in 2022. In addition, Adjusted EBITDA, Cumulative Consolidated Adjusted EBITDA Growth, Consolidated Adjusted EBITDA Margin Improvement and Adjusted Earnings per Share are
non-GAAP
financial measures. For additional information regarding Adjusted EBITDA and Adjusted Earnings per Share, see Annex A.

PROPOSAL 4 — APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMMUNITY HEALTH SYSTEMS, INC. 2009 STOCK OPTION AND AWARD PLAN (AS PREVIOUSLY AMENDED AND RESTATED), WHICH WAS APPROVED BY THE BOARD ON MARCH 22, 2023 (SUBJECT TO STOCKHOLDER APPROVAL)

General

The Board proposes that the stockholders approve the amendment and restatement of our 2009 Stock Option and Award Plan as previously amended and restated (the “2009 Plan”) which, upon recommendation of the Compensation Committee, was approved by the Board on March 22, 2023, subject to stockholder approval at the Annual Meeting. Our Board is seeking stockholder approval of the amendment and restatement of the 2009 Plan in accordance with the rules of the New York Stock Exchange.

This proposed amendment and restatement of the 2009 Plan (the “Amended and Restated 2009 Plan”) would increase the number of shares available for options and awards by 7,500,000. Prior to giving effect to this amendment and restatement, 1,539,421 shares of our Common Stock were available for issuance as of March 1, 2023 under the 2009 Plan (after giving effect to the grant of awards as part of our annual equity grant process which were approved by the Board and/or the Compensation Committee on February 15, 2023, with a grant date of March 1, 2023 (the “2023 Annual Equity Grants”)). Accordingly, if this proposal is approved by our stockholders, there would be 9,039,421 shares of our Common Stock available for issuance under the Amended and Restated 2009 Plan, less any shares subject to awards granted after March 1, 2023. The Amended and Restated 2009 Plan provides that in the event any awards are made in the form of “full-value awards” (including restricted stock, restricted stock units, share-settled performance awards, and other share awards), such awards will reduce the number of shares available under the Amended and Restated 2009 Plan by 1.20 shares for each share awarded (under the 2009 Plan, prior to giving effect to this amendment and restatement, in the event that awards are made in the form of full-value awards, such awards will reduce the number of shares available under the 2009 Plan by 1.52 shares for each share awarded). For a summary of significant terms of the Amended and Restated 2009 Plan, see below under “Summary of Amended and Restated 2009 Plan.” Our Board of Directors initially adopted the 2009 Plan in March 2009, and our stockholders approved the 2009 Plan in May 2009, at the 2009 annual meeting of stockholders. Our Board of Directors subsequently adopted an amended and restated 2009 Plan in each of March 2011, 2013, 2014, 2016, 2018, 2020 and 2021. In each case, the stockholders approved the amended and restated 2009 Plan at the next annual meeting of stockholders the following May. The 2009 Plan provides, and the Amended and Restated 2009 Plan would provide, for the grant of incentive stock options intended to qualify under Section 422 of the IRC and for the grant of stock options which do not so qualify, stock appreciation rights, restricted stock, restricted stock units, performance-based shares or units, and other share awards.

The Board believes that the Amended and Restated 2009 Plan is necessary to continue to enable the Company to attract, motivate and retain officers, employees, directors and consultants with appropriate experience and to increase the grantees’ alignment of interest with the stockholders. Based on the Company’s recent grant practices, the requested increase in the number of shares available for options and awards under the Amended and Restated 2009 Plan is expected to provide the Company with enough shares to make equity grants to its officers, employees and directors of the Company through our annual equity grants anticipated to be made or around March 2025. However, the requested increase in the number of shares available for options and awards under the Amended and Restated 2009 Plan may last for a shorter or longer period of time depending on various factors, such as the number of grant recipients, future grant practices, our stock price, and forfeiture rates.

Unless the Amended and Restated 2009 Plan is approved by the stockholders of the Company, the remaining shares available for grant under the 2009 Plan may be significantly less than what will be needed to grant awards in connection with our annual equity grants anticipated to be made on or around March 2024 to officers, employees and directors of the Company consistent with our compensation philosophy and historic grant practices. If the Company’s stockholders do not approve the Amended and Restated 2009 Plan, compensatory grants may continue to be made under the 2009 Plan only to the extent that shares of Common Stock remain available for grant under the 2009 Plan. The 2009 Plan is the only plan under which we are currently authorized to make equity awards.

Historical Share Usage and Overhang

We manage our long-term dilution by considering the number of shares subject to equity awards that we grant annually in proportion to the Company’s outstanding shares, referred to as burn rate. Burn rate is a key measure of dilution that shows the percentage of a company’s outstanding shares that are granted pursuant to equity awards in a given year; it does not take into account cancellations and other shares returned to the reserve. We believe our historical share utilization rate has been prudent and mindful of stockholder interests.

The following table sets forth information regarding awards granted in each of the years ended December 31, 2022, 2021 and 2020, respectively, and the corresponding gross burn rate (which does not take into account award cancellations under the 2009 Plan).

Fiscal Year	Options Granted	Full-Value Performance- Based Awards Granted (1)	Full-Value Time- Based Awards Granted (2)	Total Granted	Weighted Average # of Common Shares Outstanding	Burn Rate (3)

2022	760,000	1,824,500	1,428,500	4,013,000	128,808,387	3.12%

2021	749,250	1,572,000	1,357,250	3,678,500	126,754,852	2.90%

2020	946,500	948,000	1,567,847	3,462,347	115,491,022	3.00%

3-yr average	818,583	1,448,167	1,451,199	3,717,949	123,684,754	3.01%

(1)

Represents the number of full-value awards of performance-based restricted stock granted to employees and officers during the applicable fiscal year, with such performance-based restricted stock awards being valued for purposes of the chart set forth above at the target (100%) performance level at the time of grant. Exclusive of those awards which were forfeited or cancelled, the performance-based restricted stock awards approved in February 2020 with a performance period from January 1, 2020 to December 31, 2022, ultimately vested at the 100% level as described above under Compensation Discussion and Analysis. Performance-based awards approved in 2018 with a performance period from January 1, 2018 to December 31, 2020, ultimately vested at an amount exceeding the original number of shares granted resulting in the grant of an additional 557,500 shares of performance-based restricted stock in 2021. Performance-based awards approved in 2019 with a performance period from January 1, 2019 to December 31, 2021, ultimately vested at an amount exceeding the original number of shares granted resulting in the grant of an additional 695,500 shares of performance-based restricted stock in 2022.

(2)

Represents the number of full-value awards of time-based restricted stock granted to employees and officers and time-based restricted stock units granted to non-management directors during the applicable fiscal year.

(3)	Burn rate is calculated as (A) the number of options granted, plus (B) the number of full-value shares awarded, divided by (C) the weighted average common shares outstanding.

In addition, from January 1, 2023 through March 1, 2023 (taking into account the 2023 Annual Equity Grants), the Company granted 814,000 options, 1,223,000 performance-based restricted stock awards, and 1,789,037 time-based awards (comprised of time-based restricted stock awards granted to employees and officers, and time-based restricted stock unit awards granted to non-management directors). Since March 1, 2023, through the date of this Proxy Statement, the Company has not approved or granted any additional equity awards.

An additional metric that we use to measure the cumulative impact of our equity program is potential overhang which measures the potential dilutive effect of all outstanding equity awards and shares available for future grants. We calculate overhang as (A) the total number of shares subject to outstanding equity awards (valuing all unvested performance-based awards at the target (100%) performance level), plus (B) the number of shares available for grant, divided by (C) the total common shares outstanding plus A plus B. The Company’s overhang as of March 1, 2023 (after giving effect to the 2023 Annual Equity Grants) was 8.1%. If the additional 7,500,000 shares under the Amended and Restated 2009 Plan are included in the calculation, the Company’s overhang as of such date would be 12.5%.

The chart below sets forth certain information related to our overhang, and our outstanding equity awards and Common Stock, as of March 1, 2023 (after giving effect to the 2023 Annual Equity Grants).

As of March 1, 2023

Stock Options Outstanding	3,637,417

Weighted Average Exercise Price of Stock Options Outstanding	$7.06

Weighted Average Remaining Term of Stock Options Outstanding	8.2 years

Time-Based Restricted Stock/Units Unvested & Outstanding	3,549,819

Performance-Based Restricted Stock Unvested & Outstanding (1)	3,351,500

Shares Available Under 2009 Plan (2)	1,539,421

Additional Shares Under Amended and Restated 2009 Plan (2)	7,500,000

Closing Price per Shares of Common Stock (NYSE)	$6.15

Number of Shares of Common Stock Outstanding	136,753,427

Overhang (Without Giving Effect to Additional 7,500,000 Shares)	8.1%

Overhang (After Giving Effect to Additional 7,500,000 Shares)	12.5%

(1)	Such performance-based restricted stock is reflected in the chart above at the target (100%) performance level. The performance-based restricted stock vests at a maximum 200% performance level.

(2)

As noted above, (i) a fungible share ratio of 1.20 would apply to full-value awards made under the Amended and Restated 2009 Plan (if approved by our stockholders), and (ii) prior to giving effect to this amendment and restatement, a fungible share ratio of 1.52 applies to full-value awards made under the 2009 Plan).

In determining to adopt the Amended and Restated 2009 Plan and to recommend the Amended and Restated 2009 Plan to our stockholders, the Board considered various factors, including the importance of being able to offer an appropriate level of equity-based compensation in order to attract, retain, and reward employees, executive officers, and non-employee directors, the provisions included in the Amended and Restated 2009 Plan, our historic grant practices (including our historic burn rate), our anticipated grant practices (including our anticipated burn rate), our current overhang and potential overhang if the Amended and Restated 2009 Plan is approved by our stockholders, the current and future accounting expense associated with our equity award practices, and the influence and guidelines of certain proxy advisory firms.

Summary of Amended and Restated 2009 Plan

The following is a summary of the significant terms of the Amended and Restated 2009 Plan. The summary is qualified in its entirety by reference to the full text of the Amended and Restated 2009 Plan, a copy of which is attached to this Proxy Statement as Annex B.

Plan Highlights

•

9,039,421 shares of our Common Stock would be available for issuance under the Amended and Restated 2009 Plan (after giving effect to the 2023 Annual Equity Grant, but less any shares subject to awards granted after March 1, 2023), which reflects an increase of 7,500,000 shares in comparison to the 2009 Plan;

•

The Amended and Restated 2009 Plan does not contain any “evergreen” provision, such that stockholder approval would be required for future increases in the available number of shares under the Amended and Restated 2009 Plan;

•

Administered by the Compensation Committee, which is composed entirely of “independent directors” within the meaning of NYSE independence requirements, and “non-employee directors” as defined in Rule 16b-3 under the Exchange Act;

•

Full-value awards (including restricted stock, restricted stock units, share-settled performance awards, and other share awards) count against the maximum share limit as 1.20 shares for every one share subject to an award;

•	Awards may not be made after March 21, 2033, and the exercise term of stock options and stock appreciation rights may be no more than 10 years from the grant date;

•	No re-pricing of “underwater” stock options and stock appreciation rights (including any such action that would be treated as a repricing under NYSE rules) without stockholder approval;

•

Other than in connection with any change in the Company’s capitalization, neither the exercise price of an option nor the grant price of a stock appreciation right may be less than the fair market value of our stock on the grant date;

•

No dividends will be paid with respect to restricted stock awards or other equity awards that do not vest, and no dividend equivalents rights will be granted or paid on unexercised stock options, unexercised stock appreciation rights, or with respect to restricted stock unit (or similar) awards that do not vest or settle;

•

No portion of any award granted will vest prior to one year from the grant date (subject to limited exceptions, including an exception for grants of awards constituting up to 5% of the awards authorized under the Amended and Restated 2009 Plan);

•

No “liberal share recycling” methods (i.e., the following shares will not again become available for awards under the Amended and Restated 2009 Plan): (1) shares withheld to pay taxes on any award, (2) the excess of the number of shares subject to any stock-settled stock appreciation rights over the number of shares actually issued in settlement thereof, (3) shares tendered to pay for option exercise prices or withholding taxes, and (4) shares purchased on the open market using option exercise proceeds;

•

No “liberal change of control” definitions, such as permitting acceleration of equity awards prior to consummation of a change of control transaction (e.g., mere announcement or commencement of a tender or exchange offer);

•	All awards under the Amended and Restated 2009 Plan will be subject to forfeiture or other clawback to the extent provided in our clawback policy (as noted above, we intend to amend our clawback policy, and/or adopt a new clawback policy, to satisfy all applicable requirements under the final SEC clawback rules and final NYSE listing standards to be adopted in connection therewith); and

•	Annual grant date fair value limit on equity awards which may be granted to any non-management directors in any calendar year.

The amendments to the 2009 Plan to be made in the Amended and Restated 2009 Plan include the following:

•	As discussed above, the number of shares currently available for grant under the 2009 Plan would be increased by 7,500,000 shares if the Amended and Restated 2009 Plan is approved by our stockholders;

•	The fungible share ratio in the Amended and Restated 2009 Plan would be 1.20, whereas (prior to giving effect to this amendment and restatement) the fungible share ratio in the 2009 Plan is 1.52; and

•	The term of the Amended and Restated 2009 Plan would end on March 21, 2033, whereas (prior to giving effect to this amendment and restatement) the term of the 2009 Plan ends on March 16, 2031.

In addition, while, except as noted above, the terms of the Amended and Restated 2009 Plan are substantially similar to the 2009 Plan, certain other differences between the 2009 Plan and the Amended and the Restated 2009 Plan are noted in this discussion below where applicable under “Summary of Amended and Restated 2009 Plan.”

Purpose

The purpose of the Amended and Restated 2009 Plan (like the 2009 Plan) would be to provide the Company with a market competitive tool to attract, motivate, and retain employees, officers, consultants and directors to successfully execute our business strategy.

Administration

The Amended and Restated 2009 Plan (like the 2009 Plan) would be administered by the Compensation Committee. The Compensation Committee would have the authority under the Amended and Restated 2009 Plan, among other things, to select the individuals to whom awards will be granted, to determine the type, size, purchase price and other terms and conditions of awards, and to construe and interpret the plan and any awards granted under the plan. Furthermore, except with respect to grantees who are subject to Section 16 of the Exchange Act, the Compensation Committee would be entitled to generally delegate to one or more officers of the Company the authority to grant awards and/or to determine the number of shares subject to each such award, provided such delegation is made in accordance with the Delaware General Corporation Law. All decisions and determinations by the Compensation Committee in the exercise of its power are final, binding and conclusive.

Eligible Individuals

Generally, officers, employees, directors and consultants of the Company or any of our subsidiaries would be eligible to participate in the Amended and Restated 2009 Plan, subject to the discretion of the Compensation Committee. As of March 22, 2023, approximately 65,000 employees (including the Company’s executive officers as disclosed herein) and directors (on a collective basis) were eligible to participate in the 2009 Plan. In addition, while the Company utilizes the services of consultants, the Company has not historically made grants to its consultants under its equity incentive plans, and at this time does not foresee changing this practice in connection with the Amended and Restated 2009 Plan (if approved by the shareholders of the Company).

Shares Subject to Plan

Prior to the amendment and restatement of the 2009 Plan in March 2023, approximately 1,539,421 shares of our Common Stock remained available for grants under the 2009 Plan as of March 1, 2023 (which gives effect to the 2023 Annual Equity Grants). The Board of Directors amended and restated the plan as reflected in the Amended and Restated 2009 Plan effective March 22, 2023 (the “Restatement Effective Date”), subject to the approval of the Amended and Restated 2009 Plan by our stockholders. The Amended and Restated 2009 Plan would, among other things, increase the number of shares available for such grants by an additional 7,500,000 shares. Thus, subject to the approval of our stockholders, the Amended and Restated 2009 Plan would have available a total of approximately 9,039,421 shares for future grants (after giving effect to the 2023 Annual Equity Grants), less any shares subject to awards granted after March 1, 2023. In addition, the Amended and Restated 2009 Plan includes a clarifying provision (which was not included in the 2009 Plan) stating that the share reserve set forth above is a limit on the number of shares that may be issued pursuant to awards under the Amended and Restated 2009 Plan, and does not limit the granting of awards, except that the Company will keep available at all times the number of shares reasonably required to satisfy the Company’s obligation to issue shares pursuant to awards under the Amended and Restated 2009 Plan. In addition, provisions in the 2009 Plan making reference to the “2000 Stock Option and Award Plan” (the “2000 Plan”) of the Company are no longer included in the Amended and Restated 2009 Plan as the result of the fact that awards are not outstanding under the 2000 Plan.

The Amended and Restated 2009 Plan provides that, in the event any awards are made in the form of “full-value awards” (including restricted stock, restricted stock units, share-settled performance awards, and other share awards) on and after the Restatement Effective Date, such awards will reduce the number of shares available under the Amended and Restated 2009 Plan by 1.20 shares for every share subject to an award (under the 2009 Plan, prior to giving effect to this amendment and restatement, full-value awards reduce the number of shares available under the 2009 Plan by 1.52 shares for every one share subject to an award)). The Amended and Restated 2009 Plan also provides that, in no event will any member of our Board of Directors who is not also an employee of the Company or a subsidiary of the Company, receive a grant of awards with an aggregate grant date fair value in excess of $800,000 in any calendar year for service as a non-employee director. In addition, no more than 2,000,000 shares may be issued upon the exercise of incentive stock options under the plan.

Generally, the Amended and Restated 2009 Plan provides that shares subject to awards that expire, are canceled, are settled for cash, are forfeited, or otherwise terminate for any reason without having been exercised or without payment having been made in respect of the award (or any portion thereof) will again be available for issuance under the Amended and Restated 2009 Plan; however, the Amended and Restated 2009 Plan provides that, with regard to shares that are subject to awards made in the form of “full-value awards” (including restricted stock, restricted stock units, share-settled performance awards, and other share awards) for each share that is cancelled, forfeited, settled in cash or otherwise terminated on and after the Restatement Effective Date, 1.20 shares may again be the subject of awards under the plan (irrespective of whether any such awards were granted on or after, or prior to, the Restatement Effective Date (prior to giving effect to this amendment and restatement, the 2009 Plan has a 1.52 fungible share ratio in relation to applicable forfeitures with regard to shares that were subject to full-value awards under the 2009 Plan)). In the event of any increase or reduction in the number of shares, or any change (including a change in value) in the shares or an exchange of shares for a different number or kind of shares of the Company or another corporation by reason of, among other things, a recapitalization, merger, reorganization, spin-off, split-up, stock dividend, stock split, extraordinary cash dividend (but excluding normal cash dividends), equity restructuring (as defined under FASB ASC Topic 718) or similar transaction or event, the Compensation Committee will appropriately adjust the maximum number and class of Common Stock issuable under the plan, the number of shares of Common Stock or other securities which are subject to outstanding awards, and/or the exercise price applicable to any of such outstanding awards. Notwithstanding the foregoing, the following shares will not again became available for awards under the plan: (1) shares withheld to pay taxes on any award, (2) the excess of the number of shares subject to any stock-settled stock appreciation rights over the number of shares actually issued in settlement thereof, (3) shares tendered to pay for option exercise prices or withholding taxes, and (4) shares purchased by the Company on the open market using option exercise proceeds. Further, a provision is included in the Amended and Restated 2009 Plan (which was not included in the 2009 Plan) providing that awards may be assumed or granted in connection with or following a merger or acquisition involving the Company or its subsidiaries to the extent permitted by Section 303A.08 of the NYSE Listed Company Manual (“Substitute Awards”), and that any such Substitute Awards would not reduce the number of shares available under the Amended and Restated 2009 Plan,

No portion of any award under the Amended and Restated 2009 Plan will vest prior to one year from the date of grant; provided, however, that this minimum vesting requirement will not apply to (i) any vesting in connection with any death, disability, termination of employment or service without cause or for good reason, or a change in control, or (ii) any awards granted up to a maximum of five percent of the shares authorized for issuance under the plan. For purposes of this limitation, any award made to a non-management director with a vesting period at least equal to the period from the annual stockholders’ meeting at which the award is granted to the next annual stockholders’ meeting (provided that such annual meetings are at least fifty weeks apart) shall be considered to have a vesting period of at least one year.

Types of Awards Available

Stock Options

The Compensation Committee may grant both non-qualified stock options and incentive stock options within the meaning of Section 422 of the IRC, the terms and conditions of which will be set forth in an option agreement; provided, however, that incentive stock options may only be granted to eligible individuals who are employees of the Company or its subsidiaries. Subject to the limitations set forth in the first paragraph above under “Shares Subject to Plan,” the Compensation Committee has discretion in determining the number of shares that are to be subject to options granted under the Amended and Restated 2009 Plan and whether any such options are to be incentive stock options or non-qualified stock options.

The exercise price of any option granted under the Amended and Restated 2009 Plan will be determined by the Compensation Committee. However, the exercise price of any option granted under the Amended and Restated 2009 Plan may not be less than the fair market value of a share of our Common Stock on the date of grant (or in the case of an incentive stock option granted to a 10% stockholder, 100% of the fair market value of a share of our Common Stock). The Amended and Restated 2009 Plan provides that the fair market value of a share of our Common Stock on any date generally will be the closing sales price of a share of such Common Stock as reported by the New York Stock Exchange on that date. The Amended and Restated 2009 Plan includes clarifying language (not included in the 2009 Plan) stating that the determination of “Fair Market Value” for purposes of income tax withholding may be made in the Compensation Committee’s discretion subject to applicable legal requirements and is not required to be consistent with the determination of Fair Market Value for other purposes.

The duration of any option granted under the Amended and Restated 2009 Plan would be determined by the Compensation Committee. Generally, however, no option would be permitted to be exercised more than ten (10) years from the date of grant (or, in the case of an incentive stock optioned granted to a 10% stockholder, five (5) years).

The Compensation Committee also would have the discretion to determine the vesting schedule of any options granted under the Amended and Restated 2009 Plan. Under the Amended and Restated 2009 Plan, the Compensation Committee would not be entitled grant dividend equivalent rights with respect to unexercised options.

Stock Appreciation Rights

Under the Amended and Restated 2009 Plan, the Compensation Committee would be entitled to grant stock appreciation rights either alone or in conjunction with a grant of an option. In conjunction with an option, a stock appreciation right may be granted either at the time of grant of the option or at any time thereafter during the term of the option, and will generally cover the same shares covered by the option and be subject to the same terms and conditions as the related option. In addition, a stock appreciation right granted in conjunction with an option may be exercised at such time and only to the extent that the related option is exercisable. Any exercise of stock appreciation rights would result in a corresponding reduction in the number of shares available under the related option. In the event that the related option is exercised instead, a corresponding reduction in the number of shares available under the stock appreciation right would occur.

Under the Amended and Restated 2009 Plan, upon exercise of a stock appreciation right, a grantee would generally receive a payment equal to the excess of the fair market value of a share of our Common Stock on the date of the exercise of the right over the per share grant price with respect to such stock appreciation right, multiplied by the number of shares with respect to which the stock appreciation right is being exercised.

The Amended and Restated 2009 Plan provides that a stock appreciation right may be granted at any time and may be exercised upon such terms and conditions as the Compensation Committee, in its sole discretion, imposes on the stock appreciation right. However, the stock appreciation right may not have a duration that exceeds ten (10) years from the grant date. The Amended and Restated 2009 Plan provides that the Compensation Committee would set the grant price of a stock appreciation right granted independent of an option on the grant date, and such value may not be lower than the fair market value of a share of our Common Stock on the grant date. The grant price of a stock appreciation right granted in conjunction with an option will equal the option price of the related option.

Notwithstanding the foregoing, the Amended and Restated 2009 Plan provides that the Compensation Committee may limit the amount payable with respect to a grantee’s stock appreciation right by including such limit in the agreement evidencing the grant of the stock appreciation right at the time of grant. The Compensation Committee has the discretion to dictate the disposition of any stock appreciation right (to be set forth in the agreement).

Restricted Stock and Restricted Stock Units

Restricted stock and restricted stock units may be awarded under the Amended and Restated 2009 Plan, which will be evidenced by a restricted stock or restricted stock unit agreement, as applicable, containing such restrictions, terms and conditions as the Compensation Committee may, in its discretion, determine.

Shares of restricted stock will be issued in the grantee’s name (or in book entry form) as soon as reasonably practicable after the award is made, provided that, to the extent required by the award agreement and/or the Compensation Committee, the grantee has executed the restricted stock agreement (including via electronic signature) and followed such other procedures and/or executed such other documentation as may be required by the award agreement and/or the Compensation Committee. Unless otherwise determined by the Compensation Committee and as set forth in the award agreement, the grantee will have all of the rights of a stockholder with respect to such shares, including the right to vote the shares and to receive all dividends or other distributions paid or made with respect to the shares, provided that, any such dividends will be paid only upon the vesting of the underlying restricted shares, and to the extent that any shares of restricted stock are forfeited, any dividends payable in respect of such restricted stock shall also be forfeited. The Compensation Committee may also grant restricted stock units, each of which represents a right to one hypothetical share of our Common Stock. At the time of grant, the Compensation Committee may provide for dividend equivalent rights with respect to an award of restricted stock units, provided that no dividend equivalent rights may be paid except to the extent the underlying restricted stock unit is paid or settled.

Restrictions on shares and units awarded under the Amended and Restated 2009 Plan will lapse at such time and on such terms and conditions as the Compensation Committee may determine (which may include the occurrence of a change in control of the Company), which restrictions will be set forth in the award agreement. The Compensation Committee may impose restrictions on any of the shares of restricted stock that are in addition to the restrictions under applicable federal or state securities laws, and may place a legend on the certificates representing such shares to give appropriate notice of any restrictions.

Upon the lapse of the restrictions on restricted shares or units, the Amended and Restated 2009 Plan provides that the Compensation Committee will cause a stock certificate to be delivered to the grantee with respect to such shares, free of all restrictions under the Amended and Restated 2009 Plan (or, in the case of book entry shares, any restrictions under the plan shall be removed from applicable confirmation and account statements), and, in the case of restricted stock units, such restricted stock units may also be settled in cash at the discretion of the Compensation Committee.

Performance Units and Performance Shares

The Amended and Restated 2009 Plan provides that the Compensation Committee may grant performance units and performance shares subject to the terms and conditions determined by the Compensation Committee in its discretion and set forth in the agreement evidencing the grant.

A performance unit represents, upon attaining certain performance goals, a grantee’s right to receive a payment generally equal to (i) the fair market value of a share of our Common Stock determined on the date the performance unit was granted, the date the performance unit became vested or any other date specified by the Compensation Committee or (ii) a percentage (which may be more than 100%) of the amount described in (i) above depending on the level of the performance goal attained. Each agreement evidencing a grant of a performance unit will specify the number of performance units to which it relates, the performance goals which must be satisfied in order for performance units to vest and the performance cycle within which such performance goals must be satisfied. At the time of grant, the Compensation Committee may provide for dividend equivalent rights with respect to an award of performance units, provided that no dividend equivalent rights may be paid except to the extent the underlying performance unit is paid or settled.

The Compensation Committee must establish the performance goals to be attained in respect of the performance units, the various percentages of performance unit value to be paid out upon the attainment, in whole or in part, of the performance goals and such other performance unit terms, conditions and restrictions as the Compensation Committee deems appropriate. Payment in respect of vested performance units will generally be made as soon as practicable after the last day of the performance cycle to which the award relates.

Payments may be made entirely in shares of our Common Stock valued at fair market value, entirely in cash, or in such combination of shares and cash as the Compensation Committee may determine in its discretion. If the Compensation Committee, in its discretion, determines to make the payment entirely or partially in restricted shares, the Compensation Committee must determine the extent to which such payment will be in restricted shares and the terms of such shares at the time the performance unit award is granted.

Performance shares are subject to the same terms as described with respect to restricted stock (described above), except that the Compensation Committee will establish the performance goals to be attained in respect of the performance shares, the various percentages of performance shares to be paid out upon attainment, in whole or in part, of the performance goals and such other performance share terms, conditions and restrictions as the Compensation Committee deems appropriate.

The Amended and Restated 2009 Plan provides that performance objectives established by the Compensation Committee for performance unit or performance share awards may be expressed in terms of (i) earnings per share, (ii) net revenue, (iii) EBITDA or adjusted EBITDA, (iv) share price, (v) pre-tax profits, (vi) net earnings, (vii) return on equity or assets, (viii) operating income, (ix) EBITDA or adjusted EBITDA margin, (x) EBITDA or adjusted EBITDA margin improvement, (xi) bad debt expense, (xii) cash receipts, (xiii) uncompensated care expense, (xiv) days in net revenue in net patient accounts receivable, (xv) gross income, (xvi) net income (before or after taxes), (xvii) cash flow, (xviii) gross profit, (xix) gross profit return on investment, (xx) gross margin return on investment, (xxi) gross margin, (xxii) operating margin, (xxiii) working capital, (xxiv) earnings before interest and taxes, (xxv) return on capital, (xxvi) return on invested capital, (xxvii) revenue growth, (xxviii) annual recurring revenues, (xxix) recurring revenues, (xxx) total shareholder return, (xxxi) economic value added, (xxxii) specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Compensation Committee in its sole discretion, (xxxiii) reduction in operating expenses, (xxxiv) same-store financial metrics in relation to any of the foregoing, (xxxv) any combination of the foregoing, (xxxvi) individual performance criteria, or (xxxvii) any other quantitative or qualitative performance measures as may be determined by the Compensation Committee in its discretion. Performance objectives may be in respect of the performance of the Company or any of our subsidiaries or divisions or any combination thereof. Performance objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The Compensation Committee may provide for the manner in which performance will be measured against the performance objectives (or may adjust the performance objectives) to reflect the impact of specified corporate transactions, accounting or tax law changes, other extraordinary, unusual or nonrecurring events, and such other matters that the Compensation Committee determines is consistent with the intent of the performance award.

Other Share-Based Awards

The 2009 Amended and Restated Plan provides that the Committee may grant other share awards, which shall consist of any right that is (i) not an award of stock options, stock appreciation rights, restricted stock or restricted stock units, or a performance award, and (ii) an award of shares of common stock or an award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of common stock, as determined by the Compensation Committee to be consistent with the purposes of the Amended and Restated 2009 Plan. The Compensation Committee may approve such awards to grantees as additional compensation for service to the Company or any of its subsidiaries or in lieu of cash or other compensation to which grantees have become entitled.

No Repricing of Options or Stock Appreciation Rights

Except in connection with corporate transactions involving the Company (such as a stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), neither the Board nor the Compensation Committee shall have the power to (i) lower the exercise price of an option after it is granted, (ii) lower the grant price of a stock appreciation right after it is granted, (iii) cancel an option when the exercise price thereof exceeds the fair market value of the underlying shares in exchange for cash or another award or grant substitute options with a lower exercise price than the cancelled options, (iv) cancel a stock appreciation right when the grant price exceeds the fair market value of the underlying Common Stock in exchange for cash or another award, or grant substitute stock appreciation rights with a lower grant price than the cancelled award, or (v) take any other action with respect to an option or stock appreciation right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Company’s Common Stock is traded, in each case without the approval of the Company’s stockholders.

Transferability of Awards

Awards under the Amended and Restated 2009 Plan are generally not transferable (and may not be pledged or otherwise hypothecated) prior to vesting or until all restrictions have lapsed, except by will or under the laws of descent and distribution, and all rights with respect to such awards are generally exercisable only by the grantee during his or her lifetime, except that the Compensation Committee may provide that, in respect of any non-qualified stock option, the option may be transferred to the grantee’s immediate family members. In addition, the Compensation Committee may permit the non-qualified stock option to be transferred to trusts solely for the benefit of the grantee’s immediate family members and to partnerships in which the immediate family members and/or trusts are the only partners.

Certain Transactions

In the event of liquidation, dissolution, merger or consolidation of the Company, the Amended and Restated 2009 Plan and the awards issued under the plan will continue in accordance with the respective terms and any terms set forth in an agreement evidencing the award. Notwithstanding the foregoing, following any such transaction, awards will be treated as provided in the agreement entered into in connection with the transaction. If not so provided in that agreement, following any such transaction, the grantee will be entitled to receive in respect of each share of our Common Stock subject to his or her award, upon the exercise of any option or stock appreciation right or upon the payment or transfer related to any other award, the same number and kind of stock, securities, cash, property, or other consideration that each holder of a share of Common Stock was entitled to receive in the transaction in respect of such share. The stock, securities, cash, property, or other consideration will remain subject to all of the conditions, restrictions and performance criteria which were applicable to the award prior to the transaction.

Change in Control

The Amended and Restated 2009 Plan provides that, notwithstanding any other provision in the plan to the contrary, in the event of a change in control of the Company, awards will be treated as follows (except to the extent an award agreement provides otherwise): (a) if the successor entity assumes, continues, or replaces the awards (upon equivalent or more favorable terms, as described in the plan), then the awards will not accelerate and will continue; and (b) if the awards are not assumed, continued, or replaced, then they will immediately, upon the consummation of the change in control, accelerate and the excess value thereof will be paid in any combination of cash and/or property as determined by the Board of Directors in its sole discretion, with performance awards vesting and becoming payable at target performance levels. In the event a grantee’s employment, or other service providing capacity, is terminated by the Company or any of its subsidiaries or successors (except for cause) or by the grantee for good reason, within two years of the consummation of the change in control, then any unvested awards continued in accordance to clause (a) above shall immediately accelerate and be paid in accordance with clause (b) applied at the time of the applicable termination.

If awards were not continued in accordance with clause (a) above, the Board of Directors may, in its sole discretion, provide for cancellation of such outstanding awards at the time of the change in control in which case a payment of cash, property or a combination thereof would be made to each such grantee upon the consummation of the change in control that is determined by the Board of Directors in its sole discretion and that is at least equal to the excess (if any) of the value of the consideration that would be received in such change in control by the holders of the Company’s securities related to such awards over the exercise or purchase price (if any) for such awards (except that, in the case of an option or stock appreciation right, such payment shall be limited as necessary to present the option or stock appreciation right from being subject to tax under Code Section 409A).

Subject to certain qualifications and exceptions set forth in the Amended and Restated 2009 Plan, the plan defines a “change in control” of the Company to mean:

a.	Any person (with certain exceptions) is or becomes the beneficial owner of more than fifty percent of the then outstanding voting securities of the Company;

b.

The incumbent members of the Board of Directors cease for any reason to constitute a majority of the Board of Directors, treating any individual whose election or nomination for election was approved by at least two-thirds of the Board of Directors as an incumbent member of the Board of Directors, unless such individual initially assumed office as a result of an actual, threatened or settled proxy contest;

c.

The consummation of a merger, consolidation, or reorganization, unless (1) the stockholders of the Company immediately prior to such transaction own at least fifty percent of the combined voting power in (A) the surviving entity (but only if another person does not beneficially own, directly or indirectly, fifty percent or more of the combined voting power of such surviving entity) or (B) the ultimate parent of such surviving entity; and (2) the individuals who were members of the incumbent Board of Directors immediately prior to the execution of the agreement providing for such transaction constitute at least a majority of the members of the board of directors of the surviving entity or its parent;

d.	A complete liquidation or dissolution of the Company; or

e.	The sale or other disposition of all or substantially all of the assets of the Company.

Clawbacks

The Amended and Restated 2009 Plan includes certain clarifying revisions to the recoupment provisions in the 2009 Plan in connection with the final SEC recoupment rules adopted on October 26, 2022 (the “Final SEC Recoupment Rules”). The Amended and Restated 2009 Plan provides that awards under the plan will be subject to forfeiture, repayment or reimbursement by the grantee to the Company to the extent (i) set forth in any award agreement, (ii) set forth in the Company’s current clawback policy (the “Current Clawback Policy”), as it may be amended from time to time, (iii) any grantee becomes subject to any recoupment or clawback policy hereafter adopted by the Company, including any such clawback policy (or amended version of the Current Clawback Policy) adopted by the Company to comply with the requirements of any applicable laws, rules, or regulations, including pursuant to the Final SEC Recoupment Rules and/or the final NYSE listing standards with respect to recoupment to be adopted in connection therewith (such Final SEC Recoupment Rules and/or final NYSE listing standards, the “Dodd-Frank Clawback Requirements”) (such policies referenced in clause (ii) or (iii) above, the “Policies”), or (iv) required under any applicable laws which impose mandatory recoupment, including pursuant to the Sarbanes-Oxley Act and the Dodd-Frank Clawback Requirements. The Amended and Restated 2009 Plan provides that the Company may utilize any method of recovery specified in the Policies in connection with any award recoupment required or permitted under the Policies. As discussed above, the Company intends to amend the Current Clawback Policy, and/or adopt a new clawback policy, to satisfy all applicable requirements under the

Final SEC Recoupment Rules and the final NYSE listing standards to be adopted in connection therewith, within the timeframe that is specified in such Final SEC Recoupment Rules and final NYSE listing standards. For a discussion of the Company’s Clawback Policy, see “Compensation Discussion and Analysis — Executive Compensation Policies — Compensation Clawback Policy” above.

Amendment or Termination

In the event that the Amended and Restated 2009 Plan is approved by our stockholders, the Amended and Restated 2009 Plan would terminate on March 21, 2033 (the “Expiration Date”), which is the day preceding the tenth anniversary of the Board of Director’s approval of the Amended and Restated 2009 Plan effective as of the Restatement Effective Date, and no award may be granted after the Expiration Date. The Amended and Restated 2009 Plan provides that, subject to such stockholder approval, the Amended and Restated 2009 Plan would amend and restate the 2009 Plan, provided that, except as otherwise provided in the Amended and Restated 2009 Plan, any awards made prior to the Restatement Effective Date would be subject to the terms of the 2009 Plan (or prior versions of the 2009 Plan) in effect at the time any such award was granted.

In addition, the Amended and Restated 2009 Plan provides that our Board of Directors may sooner terminate the plan and may amend, modify or suspend the plan at any time or from time to time. However, no amendment, suspension or termination may impair or materially and adversely alter the rights of an optionee or grantee with respect to awards granted prior to such action, or deprive an optionee or grantee of any shares which may have been acquired under the plan, unless his or her written consent is obtained. The Amended and Restated 2009 Plan provides that, to the extent necessary under any applicable law, regulation or exchange requirement with which the Compensation Committee determines it is necessary or desirable for the Company to comply, no amendment will be effective unless approved by our stockholders in accordance with such applicable law, regulation or exchange requirement. In addition, the Amended and Restated 2009 Plan provides that no option or stock appreciation right will be repriced without stockholder approval.

The Amended and Restated Plan provides that the Committee may approve amendments to any award agreement; provided, however, that no modification of an agreement evidencing an award may materially and adversely alter or impair any rights or obligations under the award unless the consent of the grantee is obtained.

No Additional Rights

An optionee does not have any rights as a stockholder of the Company with respect to any shares of our Common Stock issuable upon exercise of an option generally until the Company issues and delivers shares (whether or not certificated) to the optionee, a securities broker acting on behalf of the optionee or other nominee of the optionee.

Certain U.S. Federal Income Tax Consequences

The following is a brief summary of certain U.S. federal income tax aspects of awards under the Amended and Restated 2009 Plan based upon the U.S. federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and the exact tax consequences to any grantee will depend upon his or her particular circumstances and other factors. This discussion does not address the effects of other U.S. federal taxes or taxes imposed under state, local or foreign tax laws. Grantees under the plan are urged to consult a tax advisor as to the tax consequences of participation in the plan. The Amended and Restated 2009 Plan is not intended to be a “qualified plan” under Section 401(a) of the IRC or otherwise subject to the requirements of the Employee Retirement Income Security Act of 1974.

Stock Options

The grant of a stock option with an exercise price equal to the fair market value of the Common Stock on the date of grant is generally not a taxable event to the grantee or the Company. A grantee will not have taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply). Upon the exercise of a nonqualified stock option, a grantee will recognize ordinary compensation income to the extent that the fair market value of the Common Stock acquired pursuant to the exercise of the stock option, as of the exercise date, is greater than the exercise price of the stock option. Any income recognized by the grantee as a result of the exercise of a nonqualified stock option will be ordinary compensation income and will be subject to income and employment tax withholding at the time the Common Stock is acquired. Subject to certain limitations, the Company generally is entitled to a deduction in an amount equal to the compensation income recognized by the grantee.

Sale of Common Stock

The sale or other taxable disposition of Common Stock acquired upon the exercise of a stock option generally will be a taxable event to the grantee. In general, the grantee selling such Common Stock will recognize gain or loss equal to the difference between the amount realized by the grantee upon such sale or disposition and the grantee’s adjusted tax basis in such Common Stock. A participant’s adjusted tax basis in Common Stock purchased upon exercise of a stock option generally will be the exercise price paid for such shares plus the amount, if any, of ordinary income recognized in connection with the exercise of the option. If a grantee exercises an incentive stock option and disposes of any of the shares of Common Stock acquired upon exercise before the end of two years from the date of grant and one year from the date of exercise of the option, a portion of the grantee’s gain will be characterized as ordinary income in an amount equal to the difference between (i) the fair market value of such shares on the date of exercise of the incentive stock option (or, if less, the amount realized upon the disposition of such Common Stock), and (ii) the exercise price, and the Company will generally be entitled to a deduction of the same amount.

Except as described above for Common Stock acquired by exercise of an incentive stock option for which the required holding periods have not been met, any gain or loss resulting from a sale or disposition of Common Stock obtained by the grantee through the exercise of an option generally will be taxed as capital gain or loss. This gain or loss will be treated as long-term capital gain or loss if at the time of any such sale or disposition the grantee has held the Common Stock for more than one year. The time that a grantee holds a stock option is not taken into account for purposes of determining whether the grantee has held the Common Stock received upon exercise of that option for more than one year. Long-term capital gains of individuals are currently subject to tax at preferential rates. In addition, there are limits on the deductibility of capital losses by the grantee.

Stock Appreciation Rights

The grant of a stock appreciation right with a grant price at least equal to the fair market value of the Common Stock to which it relates on the date of grant is generally not a taxable event to the grantee or the Company. A grantee who exercises a stock appreciation right will recognize ordinary income equal to the value of the Common Stock (or cash, if applicable) received upon exercise of the stock appreciation right. The Company generally will be allowed a deduction for the amount of ordinary income recognized by the grantee with respect to the exercise of a stock appreciation right. Upon the sale or disposition of any Common Stock acquired through the exercise of a stock appreciation right, a grantee will recognize gain or loss as described above under “Sale of Common Stock.” For this purpose, the grantee’s basis in the Common Stock is its fair market value at the time the stock appreciation right is exercised. The gain or loss will be treated as long-term capital gain or loss if at the time of any such sale or disposition the grantee held the Common Stock for more than one year.

Other Equity-Based Awards

A grantee who receives a grant of any equity-based award (other than an option or stock appreciation right) that is not subject to any vesting or forfeiture restrictions, generally will recognize, in the year of grant (or, if later, the year of payment in case of stock units and similar awards), ordinary income equal to the fair market value of the Common Stock or the amount of cash received. If such equity-based award is in the form of property that is subject to restrictions, such as a restricted stock award, the grantee would generally not recognize ordinary income until the restrictions lapse and the equity-based award becomes vested, unless the grantee makes a Section 83(b) Election (as discussed below). If such other equity-based award is in the form of a restricted stock unit or similar award that does not provide for the delivery of shares or cash until a vesting condition has been satisfied or some later date, the grantee would not generally recognize ordinary income until the date the vesting condition is satisfied and the shares or cash have been made available to the grantee. The Company is entitled to a deduction for the amount of ordinary income recognized by the grantee with respect to the other equity-based award in the same year as the ordinary income is recognized by the grantee, subject to certain limitations discussed below.

Performance-Based Awards

Payments made (or shares or Common Stock delivered) pursuant to performance-based awards are taxable as ordinary income at the time the performance goals are attained and the payments (whether in cash or Common Stock) are made available to, and are transferable by, the grantee. Grantees receiving performance shares will recognize ordinary income equal to the fair market value of the Common Stock received as the performance goals are met and such shares vest, less any amount paid (if any) by the grantee for the performance shares, unless the grantee makes a Section 83(b) Election (discussed below) to be taxed at the time of the grant. A Section 83(b) Election may not be available with respect to certain forms of performance awards. Upon the grantee’s subsequent sale or other disposition of any shares of Common Stock acquired in connection with a performance award, the grantee generally will recognize capital gain or loss as described above under “Sale of Common Stock.” For this purpose, the grantee’s basis in the Common Stock generally will be its fair market value at the time the award vests or is made available to the grantee.

Section 83(b) Considerations

Pursuant to Section 83(b) of the IRC, a participant may elect (a “Section 83(b) Election”) to recognize taxable ordinary income at the time of receipt of an award of restricted shares (including as a performance award) in an amount equal to the fair market value of the shares of Common Stock subject to the award, less the amount paid (if any) for such shares. A Section 83(b) Election must be made no later than 30 days following the grant of the award to which it relates. If a Section 83(b) Election is made in a timely manner, the grantee will not recognize any additional income when the award to which such election relates becomes vested and transferable. A Section 83(b) Election may be disadvantageous, however, if the shares of Common Stock to which the election relates decreases in value following their grant or if the grantee ultimately forfeits such shares.

Section 162(m)

For a discussion of the tax consequences applicable to us in connection with executive compensation pursuant to Section 162(m) of the IRC, see “Compensation Discussion and Analysis – Tax Considerations” above.

New Plan Benefits

The Amended and Restated 2009 Plan does not provide for set benefits or amounts of awards and we have not approved any awards that are conditioned on stockholder approval of the Amended and Restated 2009 Plan. Rather, the terms and number of awards to be granted under the Amended and Restated 2009

Plan following any stockholder approval of the Amended and Restated 2009 Plan are to be determined at the discretion of the Compensation Committee and/or the Board. Since no such determination regarding awards to be made under the Amended and Restated 2009 Plan have been made, the benefits that will be awarded under the Amended and Restated 2009 Plan are not currently determinable.

Equity Compensation Plan Information

The following table includes information with respect to our equity compensation plans (and any individual compensation arrangements under which our equity securities are authorized for issuance to employees or non-employees) as of December 31, 2022 (which does not take into account the 2023 Annual Equity Grants).

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)	Weighted average exercise price of outstanding options warrants and rights (b)	Number of Securities available for future issuance under equity compensations plans (excluding securities reflected in column (a)) (c) (2)

Equity Compensation plans approved by security holders	2,831,751	$7.32	4,112,131
Equity Compensation plans not approved by security holders	-	-	-

Total	2,831,751	$7.32	4,112,131

(1)	Represents shares of our Common Stock that may be issued pursuant to stock options granted under the 2009 Plan as of December 31, 2022.

(2)

Represents shares of our Common Stock that may be issued pursuant to non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance units, performance-based shares and other share awards under the 2009 Plan. Prior to giving effect to the amendment and restatement contemplated by the Amended and Restated 2009 Plan, awards granted pursuant to the 2009 Plan as “full-value awards” (including restricted stock, restricted stock units, share-settled performance awards, and other share awards) reduce the number of shares available for grant under the 2009 Plan by 1.52 shares for each share subject to such award. In addition, in the event that the Amended and Restated 2009 Plan is approved by our stockholders, awards granted under the Amended and Restated 2009 Plan as full-value awards would reduce the number of shares available for grant under the Amended and Restated 2009 Plan by 1.20 shares for each share subject to such award.

Required Vote

The affirmative vote of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting is necessary to approve the amendment and restatement of our 2009 Stock Option and Award Plan (as previously amended and restated), which was approved by the Board on March 22, 2023, subject to stockholder approval. Abstentions will be considered a vote against this proposal and broker non-votes will have no effect on such matter since these votes will not be considered present and entitled to vote for this purpose.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMMUNITY HEALTH SYSTEMS, INC. 2009 STOCK OPTION AND AWARD PLAN (AS PREVIOUSLY AMENDED AND RESTATED), WHICH WAS APPROVED BY THE BOARD ON MARCH 22, 2023 (SUBJECT TO STOCKHOLDER APPROVAL).

PROPOSAL 5 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board proposes that the stockholders ratify the appointment by the Board of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. A representative of Deloitte & Touche LLP will be present at the Meeting and will be available to respond to appropriate questions submitted by stockholders at the Meeting. Deloitte & Touche LLP will have the opportunity to make a statement if it desires to do so.

Fees Paid to Auditors

The following table summarizes the aggregate fees billed to the Company by Deloitte & Touche LLP (in thousands):

	2022	2021
Audit fees (a)	$5,300	$5,075
Audit-related fees (b)	685	864
Tax fees (c)	805	1,329
All other fees (d)	4	4

Total	$6,794	$7,272

(a)	Audit fees include professional services for the integrated audits of our annual consolidated financial statements and the reviews of our quarterly consolidated financial statements.

(b)	Audit-related fees consists of fees paid principally in connection with services provided with respect to:

•	statutory and regulatory audits;

•	consents and procedures related to SEC filings and/or refinancing transactions;

•	agreed-upon procedures engagements.

(c)	Tax fees consist of professional services for tax compliance, tax advice and tax planning.

(d)	All other fees consist of products or consulting services other than those described above.

The Audit and Compliance Committee considered the nature of the services provided by the independent registered public accounting firm, and determined that such services were compatible with the provision of independent audit services. The Audit and Compliance Committee discussed these services with the independent registered public accounting firm and Company management to determine that they were permitted under all applicable legal requirements concerning auditor independence, including the rules and regulations promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the rules and regulations of the American Institute of Certified Public Accountants.

Pre-Approval of Audit and Non-Audit Services

The Audit and Compliance Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm retained to perform audit services to be performed by our independent registered public accounting firm. All audit and non-audit services performed by the independent registered public accounting firm during 2022 were pre-approved by the Audit and Compliance Committee prior to the commencement of such services.

Required Vote

The Audit and Compliance Committee and the Board believe that the continued retention of Deloitte & Touche LLP as our independent registered public accounting firm is in the best interests of the Company and its stockholders. Approval by the stockholders of the appointment of our independent registered public accounting firm is not required, but the Board believes that it is desirable to submit this matter to be ratified by the stockholders. If holders of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting do not ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, the selection of our independent registered public accounting firm will be reconsidered by the Audit and Compliance Committee. Abstentions will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

MISCELLANEOUS

As of the date of this Proxy Statement, the Board has not received notice of, and does not intend to propose, any other matters for stockholder action. However, if any other matters are properly brought before the Meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

By Order of the Board of Directors,
Christopher G. Cobb
Vice President-Legal and Corporate Secretary

Franklin, Tennessee

March 30, 2023

Annex A

Non-GAAP Financial Measures

This Proxy Statement contains non-GAAP financial measures that have adjusted or excluded items from the most directly comparable financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The following is a discussion of the Company’s use of these non-GAAP financial measures and a reconciliation to their most directly comparable GAAP financial measures.

The following table reflects the reconciliation of Adjusted EBITDA, as defined below, to net income attributable to Community Health Systems, Inc. stockholders as set forth in the Company’s consolidated financial statements, for the years ended December 31, 2022, 2021, and 2020 (in millions):

	2022	2021	2020
Net income attributable to Community Health Systems, Inc. stockholders	$46	$230	$511
Adjustments:
Provision for (benefit from) income taxes	170	131	(185)
Depreciation and amortization	534	540	558
Net income attributable to noncontrolling interests	133	138	96
Interest expense, net	858	885	1,031
(Gain) loss from early extinguishment of debt	(253)	79	(317)
Impairment and (gain) loss on sale of businesses, net	71	24	48
Gain from CoreTrust transaction	(119)	-	-
Gain on sale of equity interests in Macon Healthcare, LLC	-	(39)	-
Expense from government and other legal matters and related costs	5	-	-
(Income) expense from the settlement of professional liability claims for which the third-party insurers’ obligation to insure the Company for the underlying loss has been settled	-	(19)	50
Expense from settlement and legal expenses related to cases covered by the CVR	-	-	2
Expense related to employee termination benefits and other restructuring charges	6	-	15
Change in estimate for professional claims liability related to divested locations	15	-	-

Adjusted EBITDA	$1,466	$1,969	$1,809

EBITDA is a non-GAAP financial measure which consists of net income attributable to Community Health Systems, Inc. before interest, income taxes, and depreciation and amortization. Adjusted EBITDA, also a non-GAAP financial measure, is EBITDA adjusted to add back net income attributable to noncontrolling interests and to exclude (gain) loss from early extinguishment of debt, impairment and (gain) loss on sale of businesses, gain on sale of equity interests in Macon Healthcare, LLC, expense related to government and other legal matters and related costs, expense incurred in the fourth quarter of 2020 related to the settlement of certain professional liability claims for which the third-party insurers’ obligation to insure the Company against the underlying loss was being litigated along with income during the fourth quarter of 2021 associated with the settlement of such litigation for the recovery of amounts covered by such third-party insurance policies, expense related to employee termination benefits and other restructuring charges, the impact of a change in estimate to increase the professional liability claims accrual recorded during the fourth quarter of 2022 with respect to claims incurred in prior years related to divested locations, the gain on sale by HealthTrust of a majority interest in CoreTrust Holdings, LLC (“CoreTrust”) and expense from settlement and fair value adjustments on the contingent value right (“CVR”) agreement liability related to the Health Management Associates, Inc. (“HMA”) legal proceedings and related legal expenses. The Company has from time to time sold noncontrolling interests in certain of its subsidiaries or acquired subsidiaries with existing noncontrolling interest ownership positions. The Company believes that it is useful to present Adjusted EBITDA because it adds back the portion of EBITDA attributable to these third-party interests. The Company reports Adjusted EBITDA as a measure of financial performance. Adjusted

EBITDA is a key measure used by management to assess the operating performance of the Company’s hospital operations and to make decisions on the allocation of resources. Adjusted EBITDA is also used to evaluate the performance of the Company’s executive management team and is one of the primary metrics used in connection with determining short-term cash incentive compensation and the achievement of vesting criteria with respect to performance-based equity awards. In addition, management utilizes Adjusted EBITDA in assessing the Company’s consolidated results of operations and operational performance and in comparing the Company’s results of operations between periods. The Company believes it is useful to provide investors and other users of the Company’s financial statements this performance measure to align with how management assesses the Company’s results of operations. Adjusted EBITDA also is comparable to a similar metric called Consolidated EBITDA, as defined in the Company’s asset-based loan facility (“ABL Facility”) and the Company’s existing note indentures, which is a key component in the determination of the Company’s compliance with certain covenants under the ABL Facility and such note indentures (including the Company’s ability to service debt and incur capital expenditures), and is used to determine the interest rate and commitment fee payable under the ABL Facility (although Adjusted EBITDA does not include all of the adjustments described in the ABL Facility). Adjusted EBITDA includes the Adjusted EBITDA attributable to hospitals that were divested during the course of such year, but in each case solely to the extent relating to the period prior to the consummation of the applicable divestiture.

Adjusted EBITDA is not a measurement of financial performance under GAAP. It should not be considered in isolation or as a substitute for net income, operating income, or any other performance measure calculated in accordance with GAAP. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating financial performance. The Company believes such adjustments are appropriate as the magnitude and frequency of such items can vary significantly and are not related to the assessment of normal operating performance. Additionally, this calculation of Adjusted EBITDA may not be comparable to similarly titled measures disclosed by other companies.

The following table reconciles net income attributable to Community Health Systems, Inc. stockholders, as reported, on a per share (diluted) basis, to net (loss) income attributable to Community Health Systems, Inc. stockholders on a per share (diluted) basis, with the adjustments noted below for the years ended December 31, 2022, 2021 and 2020 (total per share amounts may not add due to rounding):

	2022	2021	2020
Net income per share (diluted), as reported	$0.35	$1.76	$4.39
Adjustments:
(Gain) loss from early extinguishment of debt	(1.60)	0.89	(3.02)
Impairment and (gain) loss on sale of businesses, net	0.42	0.15	0.69
Gain from CoreTrust transaction	(0.71)	-	-
Gain on sale of equity interests in Macon Healthcare, LLC	-	(0.24)	-
Expense from government and other legal matters and related costs	0.03	-	-
(Income) expense from the settlement of professional liability claims for which the third-party insurers’ obligation to insure the Company for the underlying loss has been settled	-	(0.11)	0.33
Expense from settlement and legal expenses related to cases covered by the CVR	-	-	0.01
Expense related to employee termination benefits and other restructuring charges	0.04	-	0.11
Change in tax valuation allowance	-	-	(2.06)
Change in estimate for professional claims liability related to divested locations	0.09	-	-

Net (loss) income per share (diluted), excluding adjustments	$(1.38)	$2.45	$0.45

Net (loss) income attributable to Community Health Systems, Inc. stockholders per share (diluted), excluding adjustments, is a non-GAAP financial measure which equals net income attributable to Community Health Systems, Inc. stockholders as reported, on a per share (diluted) basis, adjusted to exclude (1) (gain) loss from early extinguishment of debt, (2) impairment and (gain) loss on sale of businesses, net, (3) gain from CoreTrust transaction, (4) gain on sale of the Company’s equity interests in Macon Healthcare, LLC, (5) expense from government and other legal settlements and related costs, (6) expense incurred in the fourth quarter of 2020 related to the settlement of certain professional liability claims for which the third-party insurers’ obligation to insure the Company against the underlying loss was being litigated and income in the fourth quarter of 2021 related to the settlement of such litigation, net of legal fees, (7) expense from settlement and legal expenses, related to the HMA legal proceedings underlying the CVR agreement, (8) expense related to employee termination benefits and other restructuring charges, (9) effects of changes in tax valuation allowances, and (10) the impact of a change in estimate to increase the professional liability claims accrual recorded during the fourth quarter of 2022 with respect to claims incurred in prior years related to divested locations.

The Company believes that the presentation of non-GAAP net (loss) income attributable to Community Health Systems, Inc. stockholders per share (diluted), excluding adjustments, provides useful information to investors by highlighting the impact on net income attributable to Community Health Systems, Inc. stockholders per share (diluted) of selected items used in calculating Adjusted EBITDA which may not reflect the Company’s underlying operating performance, and assisting in comparing the Company’s results of operations between periods.

In addition, net (loss) income attributable to Community Health Systems, Inc. stockholders per share (diluted), excluding adjustments, is not a measurement of financial performance under GAAP. It should not be considered in isolation or as a substitute for net income attributable to Community Health Systems, Inc. stockholders per share, or any other measure calculated in accordance with GAAP. The items excluded from net (loss) income attributable to Community Health Systems, Inc. stockholders per share (diluted), excluding adjustments, are significant components in understanding and evaluating financial performance. This non-GAAP financial measure may not be comparable to similarly titled measures reported by other companies.

Annex B

Community Health Systems, Inc.

2009 STOCK OPTION AND AWARD PLAN

(As Adopted March 24, 2009 and Amended and Restated March 18, 2011, March 20, 2013, March 19, 2014, March 16, 2016, March 14, 2018, March 20, 2020, March 17, 2021 and March 22, 2023)

Purpose.

The purpose of this Plan is to strengthen Community Health Systems, Inc., a Delaware corporation (the “Company”), and its Subsidiaries by providing a retention tool and an incentive to its and their employees, officers, consultants and directors, and thereby encouraging them to devote their abilities and industry to the success of the Company’s and its Subsidiaries’ business enterprises. It is intended that this purpose be achieved by extending to employees (including future employees who have received a formal written offer of employment), officers, consultants and directors of the Company and its Subsidiaries an added long-term incentive for high levels of performance and unusual efforts through the grant of Incentive Stock Options, Non-qualified Stock Options, Stock Appreciation Rights, Performance Units, Performance Shares, Other Share Awards, Restricted Stock and Restricted Stock Units (as each term is herein defined).

Definitions.

For purposes of the Plan:

“Affiliate” means any entity, directly or indirectly, controlled by, controlling or under common control with the Company or any corporation or other entity acquiring, directly or indirectly, all or substantially all the assets and business of the Company, whether by operation of law or otherwise.

“Agreement” means the written agreement between the Company and an Optionee or Grantee evidencing the grant of an Option or Award and setting forth the terms and conditions thereof.

“Award” means a grant of an Option, Restricted Stock, a Restricted Stock Unit, a Stock Appreciation Right, a Performance Award, an Other Share Award or any or all of them.

“Board” means the Board of Directors of the Company.

“Cause” means, except as otherwise set forth herein or in an applicable Agreement,

in the case of an Optionee or Grantee whose employment with the Company or a Subsidiary is subject to the terms of an employment agreement between such Optionee or Grantee and the Company or Subsidiary, which employment agreement includes a definition of “Cause”, the term “Cause” as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and

in all other cases, (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Company or any of its Subsidiaries which transaction is adverse to the interests of the Company or any of its Subsidiaries and which is engaged in for personal profit or (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses); provided, however, that, following a Change in Control, clause (i) of this Section 2.5(b) shall not constitute “Cause.”

“Change in Capitalization” means any increase or reduction in the number of Shares, or any change (including, but not limited to, in the case of a spin-off, dividend or other distribution in respect of Shares, a change in value) in the Shares or exchange of Shares for a different number or kind of shares or other securities of the Company or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, property dividend, extraordinary cash dividend (but excluding normal cash dividends), combination or exchange of shares, repurchase of shares, change in corporate structure, equity restructuring (as defined under FASB ASC Topic 718) or similar transaction or event.

A “Change in Control” shall mean the occurrence of any of the following:

An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the then outstanding Shares or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this Section 2.7(a), Shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

The individuals who, as of the Restatement Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board or, following a Merger (as hereinafter defined) which results in a Parent Corporation (as hereinafter defined), the board of directors of the ultimate Parent Corporation; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of the actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

The consummation of:

A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger where:

the stockholders of the Company immediately before such Merger own directly or indirectly immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the corporation or other entity resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”), or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

A complete liquidation or dissolution of the Company; or

The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, (A) a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities which increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur; and (B) with respect to any Award constituting a “deferral of compensation” subject to Section 409A of the Code, solely for purposes of determining the timing of a payment pursuant to the Agreement, a Change in Control shall mean a “change in the ownership” of the Company, a “change in the effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations.

If an Optionee’s or Grantee’s employment is terminated by the Company without Cause prior to the date of a Change in Control but the Optionee or Grantee reasonably demonstrates that the termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed, such termination shall be deemed to have occurred after a Change in Control for purposes of this Plan provided a Change in Control shall actually have occurred.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means a committee, as described in Section 3.1, appointed by the Board from time to time to administer the Plan and to perform the functions set forth herein.

“Company” means Community Health Systems, Inc.

“Director” means a director of the Company.

“Disability” means, unless otherwise defined in an Agreement:

in the case of an Optionee or Grantee whose employment with the Company or a Subsidiary is subject to the terms of an employment agreement between such Optionee or Grantee and the Company or Subsidiary, which employment agreement includes a definition of “Disability”, the term “Disability” as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect;

in the case of an Optionee or Grantee to whom Section 2.12(a) does not apply and who participates in the Company’s long-term disability plan, if any, the term “Disability” as used in such plan; or

in all other cases, a physical or mental infirmity which impairs the Optionee’s or Grantee’s ability to perform substantially all his or her duties for a period of ninety-one (91) consecutive days.

“Division” means any of the operating units or divisions of the Company designated as a Division by the Committee.

“Dividend Equivalent Right” means a right to receive all or some portion of the cash dividends that are or would be payable with respect to Shares; provided, that subject to Section 12, no Dividend Equivalent Rights shall be granted with respect to unexercised Options or Stock Appreciation Rights.

“Eligible Individual” means any of the following individuals who is designated by the Committee as eligible to receive Options or Awards subject to the conditions set forth herein: (a) any Director or Employee, (b) any individual to whom the Company or a Subsidiary has extended a formal, written offer of employment (provided that the grant of an Option or Award to any such individual is made following the commencement of employment), or (c) any consultant or advisor (within the scope of Instruction A.1.(a)(1) of Form S-8 under the Securities Act of 1933, as amended) of the Company or a Subsidiary.

“Employee” means any person, including an officer (whether or not also a director) in the regular full-time employment of the Company or any of its Subsidiaries, but excludes, in the case of an Incentive Stock Option, an employee of any Subsidiary that is not a “subsidiary corporation” of the Company as defined in Code Section 424(f).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” on any date, unless otherwise determined by the Committee, means the closing sales prices of the Shares on such date on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if such Shares are not so listed or admitted to trading, the closing sales prices of the Shares as reported by the New York Stock Exchange at the close of the primary trading session on such dates and, in either case, if the Shares were not traded on such date, on the next preceding day on which the Shares were traded. In the event that Fair Market Value cannot be determined in a manner described above, the Fair Market Value shall be the value established by the Board in good faith. The determination of Fair Market Value for purposes of income tax withholding may be made in the Committee’s discretion subject to applicable legal requirements and is not required to be consistent with the determination of Fair Market Value for other purposes.

For purposes of this Plan,

“Good Reason” shall mean, unless otherwise provided in an Agreement, the occurrence after a Change in Control of any of the following events or conditions with respect to an Optionee or Grantee:

a change in the Optionee’s or Grantee’s status, title, position or responsibilities (including reporting responsibilities) which, in the Optionee’s or Grantee’s reasonable judgment, represents an adverse change from the Optionee’s or Grantee’s status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Optionee or Grantee of any duties or responsibilities which, in the Optionee’s or Grantee’s reasonable judgment, are inconsistent with the Optionee’s or Grantee’s status, title, position or responsibilities; or any removal of the Optionee or Grantee from or failure to reappoint or reelect the Optionee or Grantee to any of such offices or positions, except in connection with the termination of the Optionee’s or Grantee’s employment for Disability, Cause, as a result of the Optionee’s or Grantee’s death or by the Optionee or Grantee other than for Good Reason;

a reduction in the Optionee’s or Grantee’s annual base salary below the amount as in effect immediately prior to the Change in Control;

the relocation of the Optionee’s or Grantee’s primary place of employment to a location more than twenty-five (25) miles from the location of the Optionee’s or Grantee’s primary place of employment immediately prior to such Change in Control, or requiring the Optionee or Grantee to be based anywhere other than such offices, except to the extent the Optionee or Grantee was not previously assigned to a principal location and except for required travel on business to the extent substantially consistent with the Optionee’s or Grantee’s business travel obligations at the time of the Change in Control;

the failure to pay to the Optionee or Grantee any portion of the Optionee’s or Grantee’s current compensation or to pay to the Optionee or Grantee any portion of an installment of deferred compensation under any deferred compensation program of the Company or any of its Subsidiaries in which the Optionee or Grantee participated, within seven (7) days of the date such compensation is due;

the failure to (A) continue in effect (without reduction in benefit level, and/or reward opportunities) any material compensation or employee benefit plan in which the Optionee or Grantee was participating immediately prior to the Change in Control, unless a substitute or replacement plan has been implemented which provides substantially identical compensation or benefits to the Optionee or Grantee or (B) provide the Optionee or Grantee with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other compensation or employee benefit plan, program and practice in which the Optionee or Grantee was participating immediately prior to the Change in Control; or

the failure of the Company to obtain from its successors or assigns the express assumption and agreements to the extent required under Section 13 hereof.

Any event or condition described in Section 2.19(a)(i), (ii), (iii), (iv), or (vi), which occurs at any time prior to the date of a Change in Control and (1) which occurred after the Company entered into a definitive agreement, the consummation of which would constitute a Change in Control or (2) which the Optionee or Grantee reasonably demonstrates was at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a Change in Control, shall constitute Good Reason for purposes of this Agreement, notwithstanding that it occurred prior to a Change in Control.

“Grantee” means a person to whom an Award has been granted under the Plan.

“Grant Price” means the price established at the time of a grant of a Stock Appreciation Right used to determine whether there is any payment due upon exercise of the Stock Appreciation Right.

“Incentive Stock Option” means an Option satisfying the requirements of Section 422 of the Code and designated by the Committee as an Incentive Stock Option.

“Non-Employee Director” means a Director who is not an employee of the Company.

“Non-qualified Stock Option” means an Option which is not an Incentive Stock Option.

“Option” means a Non-qualified Stock Option, an Incentive Stock Option or either or both of them.

“Optionee” means a person to whom an Option has been granted under the Plan.

“Other Share Award” means an Award of Shares granted pursuant to Section 10.

“Parent” means any corporation which is a parent corporation within the meaning of Section 424(e) of the Code with respect to the Company.

“Performance Award” means an Award of Performance Units, Performance Shares or either or both of them.

“Performance Cycle” means the time period specified by the Committee at the time a Performance Award is granted during which the performance of the Company, a Subsidiary or a Division will be measured.

“Performance Objectives” has the meaning set forth in Section 9.

“Performance Shares” means Shares issued to an Eligible Individual under Section 9.

“Performance Units” means performance units granted to an Eligible Individual under Section 9.

“Plan” means this Community Health Systems, Inc. 2009 Stock Option and Award Plan, as amended and restated from time to time.

“Restricted Stock” means an Award of Shares issued to an Eligible Individual pursuant to Section 8.1.

“Restricted Stock Units” means an Award of restricted stock units granted to an Eligible Individual under Section 8.2 representing a number of hypothetical Shares (or the Fair Market Value thereof).

“Shares” means shares of the Common Stock of the Company, par value $.01 per share, and any other securities into which such shares are changed or for which such shares are exchanged.

“Stock Appreciation Right” means a right to receive all or some portion of the increase in the value of a Share as provided in Section 7 hereof.

“Subsidiary” means (i) except as provided in subsection (ii) below, any corporation which is a subsidiary corporation within the meaning of Section 424(f) of the Code with respect to the Company, and (ii) in relation to the eligibility to receive Options or Awards other than Incentive Stock Options and continued employment for purposes of Options and Awards (unless the Committee determines otherwise), any entity, whether or not incorporated, in which the Company directly or indirectly owns 50% or more of the outstanding equity or other ownership interests.

“Ten-Percent Stockholder” means an Eligible Individual, who, at the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, a Parent or a Subsidiary.

Administration.

Committee. The Plan shall be administered by the Committee, which shall hold meetings at such times as may be necessary for the proper administration of the Plan. The Committee shall keep minutes of its meetings. If the Committee consists of more than one (1) member, a quorum shall consist of not fewer than two (2) members of the Committee and a majority of a quorum may authorize any action. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be as fully effective as if approved at a meeting duly called and held. The Committee shall consist of at least one (1) Director and may consist of the entire Board; provided, however, that with respect to any Option or Award granted to an Eligible Individual who is subject to Section 16 of the Exchange Act, the Committee shall consist of at least two (2) Directors each of whom shall be a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act. For purposes of the preceding sentence, if any member of the Committee fails to qualify as a non-employee director (within the meaning of the preceding sentence), but recuses himself or herself or abstains from voting with respect to a particular action taken by the Committee, then the Committee, with respect to that action, shall be deemed to consist only of the members of the Committee who have not recused themselves or abstained from voting. Subject to applicable law, the Committee may delegate its authority under the Plan to any other person or persons.

No Liability. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization to any transaction hereunder.

Committee Powers. Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time to:

determine those Eligible Individuals to whom Options shall be granted under the Plan and the number of such Options to be granted, prescribe the terms and conditions (which need not be identical) of each such Option, including the exercise price per Share, the vesting schedule and the duration of each Option, and make any amendment or modification to any Option Agreement consistent with the terms of the Plan;

select those Eligible Individuals to whom Awards shall be granted under the Plan, determine the number of Shares in respect of which each Award is granted, the terms and conditions (which need not be identical) of each such Award, and make any amendment or modification to any Award Agreement consistent with the terms of the Plan;

construe and interpret the Plan and the Options and Awards granted hereunder, establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement, in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan comply with Rule 16b-3 under the Exchange Act, the Code to the extent applicable and other applicable law, and otherwise make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final, binding and conclusive upon the Company, its Subsidiaries, the Optionees and Grantees, and all other persons having any interest therein;

determine the duration and purposes for leaves of absence which may be granted to an Optionee or Grantee on an individual basis without constituting a termination of employment or service for purposes of the Plan;

exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

generally, exercise such powers and perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

Delegation. The Committee may delegate to one or more officers of the Company the authority to grant Options or Awards to Eligible Individuals (other than to himself or herself) and/or determine the number of Shares subject to each Option or Award (by resolution that specifies the total number of Shares subject to the Options or Awards that may be awarded by the officer and the terms of any such Options or Awards, including the exercise price), provided that such delegation is made in accordance with the Delaware General Corporation Law and any other applicable legal requirements, and such Options or Awards are not made to executive officers of the Company covered by Rule 16b-3 under the Exchange Act.

Shares Subject to the Plan; Grant Limitations.

Shares Subject to the Plan. The maximum number of Shares that may be made the subject of Options and Awards granted under the Plan is the sum of:

7,500,000 Shares added to the Plan as a result of the amendment and restatement contemplated hereby effective on the Restatement Effective Date; plus

1,539,421 Shares remaining in the Plan as of March 1, 2023 (after giving effect to the grant of Awards as part of the Company’s annual equity grant process which was approved by the Committee on February 15, 2023, which Awards had a grant date of March 1, 2023);

for a total of 9,039,421 Shares, less any Shares subject to Options or Awards granted after March 1, 2023 (the “Share Reserve”).

The Company shall reserve for the purposes of the Plan, out of its authorized but unissued Shares or out of Shares held in the Company’s treasury, or partly out of each, such number of Shares as shall be determined by the Board. In addition, for purposes of clarity, the Share Reserve is a limit on the number of Shares that may be issued pursuant to Awards under this Plan, and does not limit the granting of Awards, except that the Company will keep available at all times the number of Shares reasonably required to satisfy the Company’s obligation to issue Shares pursuant to Awards.

Grant Limitations. The following grant limitations shall apply when making Awards pursuant to the Plan:

The maximum grant date fair value of all Awards granted during any calendar year to a single Non-Employee Director for service as a Non-Employee Director shall not exceed $800,000;

In no event shall more than an aggregate of 2,000,000 Shares be issued upon the exercise of Incentive Stock Options granted under the Plan.

Fungible Plan Design; Substitute Awards. Upon the grant of an Option or an Award, the Share Reserve shall be reduced as follows:

In connection with the grant of an Option or an Award, the Share Reserve shall be reduced by the number of Shares (determined pursuant to Section 4.3(c)) in respect of which such Option or Award is granted or denominated.

Stock Appreciation Rights to be settled in Shares shall be counted in full against the Share Reserve, regardless of the number of Shares issued upon settlement of the Stock Appreciation Right.

Notwithstanding the foregoing, Awards granted in the form of Restricted Stock (including Restricted Stock Units), Share-settled Performance Awards and Other Share Awards that are granted as “full value awards” on and after the Restatement Effective Date (as defined below) shall reduce the Share Reserve by 1.20 Shares for each Share subject to such an Award.

Notwithstanding the foregoing, Awards may be assumed or granted in connection with or following a merger or acquisition involving the Company or any of its Subsidiaries to the extent permitted by Section 303A.08 of the NYSE Listed Company Manual (or any successor provision thereof) (any such Awards, “Substitute Awards”), and such Substitute Awards will not reduce the Share Reserve.

Shares Returned to the Plan. Whenever any outstanding Option or Award or portion thereof expires, is canceled, is forfeited, is settled in cash or is otherwise terminated for any reason without having been exercised or Shares having been issued in respect of the Option or Award (or such portion thereof to which the expiration, forfeiture, cash settlement or other termination occurs), the Shares subject to the expired, canceled, forfeited, cash-settled or otherwise terminated portion of the Option or Award may again be the subject of Options or Awards granted hereunder for purposes of the Share Reserve. With regard to Awards referenced in Section 4.3(c), for each Share subject to an Award that is cancelled, forfeited, settled in cash or other otherwise terminated on and after the Restatement Effective Date as provided in the foregoing sentence (irrespective of whether any such Awards were granted on or after, or prior to, the Restatement Effective Date), 1.20 Shares may again be the subject of Options or Awards under the Plan for purposes of the Share Reserve. Notwithstanding the foregoing, the following events shall not result in any increase in the Share Reserve:

Withholding of Shares to pay Taxes on any Option or Award,

The excess of the number of Shares subject to any Share-settled Stock Appreciation Rights over the number of Shares actually issued in settlement thereof,

Tendering of Shares for payment of Option exercise prices or Withholding Taxes (i.e., net settlement of Shares), and

Any Company purchase of Shares on the open market as a result of Option exercises.

Minimum Vesting Period. No portion of any Option or Award under this Plan will vest prior to one year from the date of grant; provided, however, that this minimum vesting requirement will not apply to (i) any vesting in connection with any death, Disability, termination of employment or service without Cause or for Good Reason, or a Change in Control, or (ii) any Options or Awards granted up to a maximum of five percent (5%) of the Share Reserve. For purposes of this Section 4.5, any Option or Award made to a Non-Employee Director with a vesting period at least equal to the period from the annual stockholders’ meeting at which the Option or Award is granted to the next annual stockholders’ meeting (provided that such annual meetings are at least fifty (50) weeks apart) shall be considered to have a vesting period of at least one (1) year.

Option Grants for Eligible Individuals.

Authority of Committee. Subject to other provisions of the Plan, the Committee shall have full and final authority to select those Eligible Individuals who will receive Options, and the terms and conditions of the grant to such Eligible Individuals shall be set forth in an Agreement. Incentive Stock Options may be granted only to Eligible Individuals who are employees of the Company or any Subsidiary.

Exercise Price. The purchase price for Shares subject to an Option, or the manner in which the exercise price of an Option is to be determined shall be determined by the Committee and set forth in the Agreement; provided, however, that the exercise price per Share under each Option shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (110% in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder).

Maximum Duration. Options granted hereunder shall be for such term as the Committee shall determine, provided that an Option shall not be exercisable after the expiration of ten (10) years from the date it is granted (five (5) years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder); provided further, that unless the Committee provides otherwise, an Option (other than an Incentive Stock Option) shall, upon the death of an Optionee prior to the expiration of the Option, be exercisable for up to one (1) year following the date of such Optionee’s death even if such period extends beyond ten (10) years from the date the Option was granted. The Committee may, subsequent to the grant of any Option, extend the term thereof, but in no event shall the term be extended to a date later than the latest date upon which the Option could have expired by its original terms under any circumstances (or, if earlier, the 10th anniversary of the original date of grant of the Option).

Vesting. Subject to Section 5.10, each Option shall become exercisable in such installments (which need not be equal) and at such times as may be designated by the Committee and set forth in the Agreement. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires.

Deferred Delivery of Option Shares. Subject to Section 18.6, the Committee may permit Optionees to elect to defer the issuance of Shares upon the exercise of one or more Non-qualified Stock Options granted pursuant to the Plan. The terms and conditions of such deferral shall be determined at the time of the grant of the Option or thereafter and shall be set forth in the Agreement evidencing the Option.

Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined as of the date of the grant) of Shares with respect to which Incentive Stock Options granted under the Plan and “incentive stock options” (within the meaning of Section 422 of the Code) granted under all other plans of the Company or its Subsidiaries (in either case determined without regard to this Section 5.6) are exercisable by an Optionee for the first time during any calendar year exceeds $100,000, such Incentive Stock Options shall be treated as Non-qualified Stock Options. In applying the limitation in the preceding sentence in the case of multiple Option grants, Options which were intended to be Incentive Stock Options shall be treated as Non-qualified Stock Options according to the order in which they were granted such that the most recently granted Options are first treated as Non-qualified Stock Options.

Non-Transferability. No Option shall be transferable by the Optionee otherwise than by will or by the laws of descent and distribution or, in the case of an Option other than an Incentive Stock Option, pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act), and an Option shall be exercisable during the lifetime of such Optionee only by the Optionee or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may set forth in the Agreement evidencing an Option (other than an Incentive Stock Option), at the time of grant or thereafter, that the Option may be transferred to members of the Optionee’s immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners, and for purposes of this Plan, a transferee of an Option shall be deemed to be the Optionee. For this purpose, immediate family means the Optionee’s spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren. The terms of an Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Optionee.

Method of Exercise. The exercise of an Option shall be made only by a written notice delivered in person or by mail, or by such other means acceptable to the Committee and communicated to an Optionee, to the Secretary of the Company at the Company’s principal executive office, specifying the number of Options to be exercised and, to the extent applicable, accompanied by payment therefor and otherwise in accordance with the Agreement pursuant to which the Option was granted; provided, however, that Options may not be exercised by an Optionee following a hardship distribution to the Optionee to the extent such exercise is prohibited under the Community Health Systems, Inc. 401(k) Plan. The exercise price for any Shares purchased pursuant to the exercise of an Option shall be paid in either of the following forms (or any combination thereof): (a) cash or (b) the transfer, either actually or by attestation, to the Company of Shares owned by the Optionee prior to the exercise of the Option, such transfer to be upon such terms and conditions as determined by the Committee or (c) a combination of cash and the transfer of Shares; provided, however, that the Committee may determine that the exercise price shall be paid only in cash. In addition, subject to applicable securities laws, Options may be exercised pursuant to such other cashless exercise procedures that are, from time to time, deemed acceptable by the Committee. Any Shares transferred to the Company as payment of the exercise price under an Option shall be valued at their Fair Market Value on the day of exercise of such Option. If requested by the Committee, the Optionee shall deliver the Agreement evidencing the Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Optionee. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares.

Rights of Optionees. No Optionee shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (a) the Option shall have been exercised pursuant to the terms thereof, (b) the Company shall have issued and delivered Shares to the Optionee, and (c) the Optionee’s name shall have been entered as a stockholder of record on the books of the Company or otherwise evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Shares, subject to such terms and conditions as may be set forth in the applicable Agreement.

Effect of Change in Control. Section 13(b) shall control the treatment of any Options outstanding at the time of a Change in Control.

Limitations on Repricing.

Notwithstanding anything in the Plan to the contrary, except as permitted or required by the provisions of Sections 12 or 13 hereof, neither the Board nor the Committee shall have the power to (i) lower the Option Price of an Option after it is granted, (ii) lower the Grant Price of a Stock Appreciation Right after it is granted, (iii) cancel an Option when the exercise price thereof exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award or grant substitute Options with a lower exercise price than the cancelled Options, (iv) cancel a Stock Appreciation Right when the Grant Price exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award, or grant substitute Stock Appreciation Rights with a lower Grant Price than the cancelled Award, or (v) take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded, in each case without the approval of the Company’s stockholders.

Stock Appreciation Rights.

The Committee may in its discretion, either alone or in connection with the grant of an Option, grant Stock Appreciation Rights in accordance with the Plan and such other terms and conditions as shall be set forth in an Agreement. If granted in connection with an Option, a Stock Appreciation Right shall cover the same Shares covered by the Option (or such lesser number of Shares as the Committee may determine) and shall, except as provided in this Section 7, be subject to the same terms and conditions as the related Option.

Time of Grant. A Stock Appreciation Right may be granted (a) at any time if unrelated to an Option, or (b) if related to an Option, either at the time of grant or at any time thereafter during the term of the Option.

Stock Appreciation Right Related to an Option.

Exercise. A Stock Appreciation Right granted in connection with an Option shall be exercisable at such time or times and only to the extent that the related Option is exercisable, and will not be transferable except to the extent the related Option may be transferable. A Stock Appreciation Right granted in connection with an Incentive Stock Option shall be exercisable only if the Fair Market Value of a Share on the date of exercise exceeds the exercise price specified in the related Incentive Stock Option Agreement. In no event shall a Stock Appreciation Right related to an Option have a term of greater than ten (10) years.

Amount Payable. Upon the exercise of a Stock Appreciation Right related to an Option, the Grantee shall be entitled to receive an amount determined by multiplying (i) the excess of the Fair Market Value of a Share on the date of exercise of such Stock Appreciation Right over the per Share exercise price under the related Option, by (ii) the number of Shares as to which such Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Agreement evidencing the Stock Appreciation Right at the time it is granted.

Treatment of Related Options and Stock Appreciation Rights upon Exercise. Upon the exercise of a Stock Appreciation Right related to an Option, the Option shall be canceled to the extent of the number of Shares as to which the Stock Appreciation Right is exercised, and upon the exercise of an Option related to a Stock Appreciation Right, the Stock Appreciation Right shall be canceled to the extent of the number of Shares as to which the Option is exercised or surrendered.

Stock Appreciation Right Unrelated to an Option. The Committee may grant Stock Appreciation Rights unrelated to Options to Eligible Individuals. Stock Appreciation Rights unrelated to Options shall contain such terms and conditions as to exercisability (subject to Section 7.7), vesting and duration as the Committee shall determine, but in no event shall any Stock Appreciation Right have a term of greater than ten (10) years. The Committee shall establish the Grant Price at the time each Stock Appreciation Right unrelated to an Option is granted, which shall not be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted. Upon exercise of a Stock Appreciation Right unrelated to an Option, the Grantee shall be entitled to receive an amount determined by multiplying (a) the excess of the Fair Market Value of a Share on the date of exercise of such Stock Appreciation Right over the Grant Price of the Stock Appreciation Right, by (b) the number of Shares as to which the Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Agreement evidencing the Stock Appreciation Right at the time it is granted.

Non-Transferability. No Stock Appreciation Right shall be transferable by the Grantee otherwise than by will or by the laws of descent and distribution or pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act), and such Stock Appreciation Right shall be exercisable during the lifetime of such Grantee only by the Grantee or his or her guardian or legal representative. The terms of such Stock Appreciation Right shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Grantee.

Method of Exercise. Stock Appreciation Rights shall be exercised by a Grantee only by a written notice delivered in person or by mail, or by such other means acceptable to the Committee and communicated to the Grantee, to the Secretary of the Company at the Company’s principal executive office, specifying the number of Shares with respect to which the Stock Appreciation Right is being exercised. If requested by the Committee, the Grantee shall deliver the Agreement evidencing the Stock Appreciation Right being exercised and the Agreement evidencing any related Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Grantee.

Form of Payment. Payment of the amount determined under Sections 7.2(b) or 7.3 may be made in the discretion of the Committee solely in whole Shares in a number determined at their Fair Market Value on the date of exercise of the Stock Appreciation Right, or solely in cash, or in a combination of cash and Shares. If the Committee decides to make full payment in Shares and the amount payable results in a fractional Share, payment for the fractional Share will be made in cash.

Effect of Change in Control. Section 13(b) shall control the treatment of any Stock Appreciation Rights outstanding at the time of a Change in Control.

Restricted Stock and Restricted Stock Units.

Restricted Stock. The Committee may grant Awards of Restricted Stock to Eligible Individuals, which shall be evidenced by an Agreement between the Company and the Grantee. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine and (without limiting the generality of the foregoing) such Agreements may require that an appropriate legend be placed on Share certificates. The Committee may provide that a Grantee’s ownership of Restricted Stock prior to the lapse of any transfer restrictions or any other applicable restrictions shall, in lieu of such certificates, be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent in the name of the Grantee who has received such Award, and confirmation and account statements sent to the Grantee with respect to such book entry Shares may bear the restrictive legend referenced in the preceding sentence. Such records of the Company or such agent shall, absent manifest error, be binding on all Grantees who receive Restricted Stock Awards evidenced in such manner. Awards of Restricted Stock shall be subject to the terms and provisions set forth below in this Section 8.1.

Rights of Grantee. Subject to the foregoing provisions concerning book entry issuance, Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Grantee as soon as reasonably practicable after the Award is granted provided that, to the extent required in the Agreement and/or by the Committee, the Grantee has executed an Agreement evidencing the Award and followed such other procedures and/or executed such other documentation as may be required by the Agreement and/or the Committee, and in each case, including by electronic execution. If a Grantee shall fail to so execute the Agreement evidencing a Restricted Stock Award and/or shall fail to follow any such procedures or execute any such other documentation, the Award shall be null and void to the extent provided by the Agreement and/or the Committee. Unless the Committee determines otherwise and as set forth in the Agreement, subject to Section 8.1(d) below, the Grantee shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

Non-Transferability. Until all restrictions upon the Shares of Restricted Stock awarded to a Grantee shall have lapsed in the manner set forth in Section 8.1(c), such Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

Lapse of Restrictions.

Generally. Restrictions upon Shares of Restricted Stock awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may determine. The Agreement evidencing the Award shall set forth any such restrictions.

Effect of Change in Control. Section 13(b) shall control the treatment of any Shares of Restricted Stock then outstanding in the event of a Change in Control.

Treatment of Dividends. At the time an Award of Shares of Restricted Stock is granted, the Committee may, in its discretion, determine that the payment to the Grantee of dividends, or a specified portion thereof, declared or paid on such Shares by the Company shall be (i) deferred until the lapsing of the restrictions imposed upon such Shares and (ii) held by the Company for the account of the Grantee until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Shares of Restricted Stock) or held in cash. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Shares of Restricted Stock (whether held in cash or as additional Shares of Restricted Stock), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Shares of Restricted Stock shall be forfeited upon the forfeiture of such Shares. For the avoidance of doubt, if deferred dividends are not paid with respect to a Share of Restricted Stock, no dividends shall be paid on such Share of Restricted Stock.

Delivery of Shares. Upon the lapse of the restrictions on Shares of Restricted Stock, the Company shall cause a stock certificate to be delivered to the Grantee with respect to such Shares, free of all restrictions hereunder (or, in the case of book entry Shares, such restrictions and legend shall be removed from the confirmation and account statements delivered to the Grantee or the Grantee’s beneficiary or estate, as the case may be, in book-entry form).

Restricted Stock Units. The Committee may grant to Eligible Individuals Awards of Restricted Stock Units, which shall be evidenced by an Agreement between the Company and the Grantee, provided that, to the extent required in the Agreement and/or by the Committee, any such Grantee has executed an Agreement evidencing the Award and followed such other procedures and/or executed such other documentation as may be required by the Agreement and/or the Committee, and in each case, including by electronic execution. Each such Agreement shall contain such restrictions, terms and conditions as the Committee may determine. Awards of Restricted Stock Units shall be subject to the terms and provisions set forth below in this Section 8.2.

Payment of Awards. Each Restricted Stock Unit shall represent a Grantee’s right to receive a payment upon vesting of the Restricted Stock Unit or on any later date specified by the Committee equal to the Fair Market Value of a Share as of the date the Restricted Stock Unit was granted, the vesting date or such other date as determined by the Committee at the time the Restricted Stock Unit was granted. The Committee may, at the time a Restricted Stock Unit is granted, provide a limitation on the amount payable in respect of each Restricted Stock Unit and may provide for Dividend Equivalent Rights with respect to such Award; provided, that no Dividend Equivalent Rights shall be paid except to the extent the underlying Restricted Stock Unit is paid or settled. The Committee may provide for the settlement of Restricted Stock Units in cash or with Shares having a Fair Market Value equal to the payment to which the Grantee has become entitled.

Effect of Change in Control. Section 13(b) shall control the treatment of any Restricted Stock Units then outstanding in the event of a Change in Control.

Performance Awards.

Performance Units. The Committee, in its discretion, may grant Awards of Performance Units to Eligible Individuals, the terms and conditions of which shall be set forth in an Agreement between the Company and the Grantee, provided that, to the extent required in the Agreement and/or by the Committee, any such Grantee has executed an Agreement evidencing the Award and followed such other procedures and/or executed such other documentation as may be required by the Agreement and/or the Committee, and in each case, including by electronic execution. Contingent upon the attainment of specified Performance Objectives within the Performance Cycle, Performance Units represent the right to receive payment as provided in Section 9.1(b) of (i) the Fair Market Value of a Share on the date the Performance Unit was granted, the date the Performance Unit became vested or any other date specified by the Committee or (ii) a percentage (which may be more than 100%) of the amount described in clause (i) depending on the level of Performance Objective attainment; provided, however, that the Committee may at the time a Performance Unit is granted specify a maximum amount payable in respect of a vested Performance Unit. Each Agreement shall specify the number of Performance Units to which it relates, the Performance Objectives which must be satisfied in order for the Performance Units to vest and the Performance Cycle within which such Performance Objectives must be satisfied. At the time a Performance Unit is granted, the Committee may provide for Dividend Equivalent Rights with respect to such Award; provided, that no Dividend Equivalent Rights shall be paid except to the extent the underlying Performance Unit is paid or settled.

Vesting and Forfeiture. Subject to Section 9.4, a Grantee shall become vested with respect to the Performance Units to the extent that the Performance Objectives set forth in the Agreement are satisfied for the Performance Cycle or as otherwise provided in any Agreement with respect thereto.

Payment of Awards. Payment to Grantees in respect of vested Performance Units shall be made as soon as practicable after the last day of the Performance Cycle to which such Award relates unless the Agreement evidencing the Award provides for the deferral of payment (or an election therefor), in which event the terms and conditions of the deferral shall be set forth in the Agreement. Subject to Section 9.4, such payments may be made entirely in Shares valued at their Fair Market Value, entirely in cash, or in such combination of Shares and cash as the Committee in its discretion shall determine at any time prior to such payment, provided, however, that, subject to Section 18.6, if the Committee in its discretion at or after grant determines to make such payment entirely or partially in Shares of Restricted Stock, the Committee must determine the extent to which such payment will be in Shares of Restricted Stock and the terms of such Restricted Stock at the time the Award is granted.

Performance Shares. The Committee, in its discretion, may grant Awards of Performance Shares to Eligible Individuals, the terms and conditions of which shall be set forth in an Agreement between the Company and the Grantee, provided that, to the extent required in the Agreement and/or by the Committee, any such Grantee has executed an Agreement evidencing the Award and followed such other procedures and/or executed such other documentation as may be required by the Agreement and/or the Committee, and in each case, including by electronic execution. Each Agreement may require that an appropriate legend be placed on Share certificates. Awards of Performance Shares shall be subject to the following terms and provisions:

Rights of Grantee. The Committee shall provide at the time an Award of Performance Shares is made the time or times at which the actual Shares represented by such Award shall be issued in the name of the Grantee; provided, however, that, to the extent required in the Agreement and/or by the Committee, no Performance Shares shall be issued until the Grantee has executed an Agreement evidencing the Award and followed such other procedures as may be required by the Agreement and/or the Committee, and in each case, including by electronic execution. If a Grantee shall fail to so execute the Agreement evidencing an Award of Performance Shares and/or shall fail to follow any such procedures and/or execute such other documentation, the Award shall be null and void to the extent provided by the Agreement and/or the Committee. The Committee may, in its discretion, provide that Performance Shares shall be evidenced by the book entry procedures set forth in Section 8.1. Except as restricted by the terms of the Agreement, subject to Section 9.2(d) below, the Grantee shall have, in the discretion of the Committee, all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

Non-Transferability. Until any restrictions upon the Performance Shares awarded to a Grantee shall have lapsed in the manner set forth in Section 9.2(c) or 9.4, such Performance Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated, nor shall they be delivered to the Grantee. The Committee may also impose such other restrictions and conditions on the Performance Shares as it deems appropriate.

Lapse of Restrictions. Subject to Section 9.4, restrictions upon Performance Shares awarded hereunder shall lapse and such Performance Shares shall become vested at such time or times and on such terms, conditions and satisfaction of Performance Objectives as the Committee may, in its discretion, determine at the time an Award is granted.

Treatment of Dividends. The payment to the Grantee of dividends, or a specified portion thereof, declared or paid on Shares represented by an Award of Performance Shares which have been issued by the Company to the Grantee shall be (i) deferred until the lapse of the restrictions imposed upon such Performance Shares and (ii) held by the Company or its agent for the account of the Grantee until such time. The Committee shall determine whether such dividends are to be reinvested in shares of Stock (which shall be held as additional Performance Shares) or held in cash. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Performance Shares (whether held in cash or in additional Performance Shares), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Performance Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Performance Shares shall be forfeited upon the forfeiture of such Performance Shares.

Delivery of Shares. Upon the lapse of the restrictions on Performance Shares awarded hereunder, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Shares, free of all restrictions hereunder, or in the case of book entry Shares, such restrictions and legend shall be removed from the confirmation and account statements delivered to the Grantee or the Grantee’s beneficiary or estate, as the case may be.

Performance Objectives.

Establishment. Performance Objectives for Performance Awards may be expressed in terms of (i) earnings per Share, (ii) net revenue, (iii) EBITDA or adjusted EBITDA, (iv) Share price, (v) pre-tax profits, (vi) net earnings, (vii) return on equity or assets, (viii) operating income, (ix) EBITDA or adjusted

EBITDA margin, (x) EBITDA or adjusted EBITDA margin improvement, (xi) bad debt expense, (xii) cash receipts, (xiii) uncompensated care expense, (xiv) days in net revenue in net patient accounts receivable, (xv) gross income, (xvi) net income (before or after taxes), (xvii) cash flow; (xviii) gross profit, (xix) gross profit return on investment, (xx) gross margin return on investment, (xxi) gross margin; (xxii) operating margin, (xxiii) working capital, (xxiv) earnings before interest and taxes, (xxv) return on capital, (xxvi) return on invested capital, (xxvii) revenue growth, (xxviii) annual recurring revenues, (xxix) recurring revenues, (xxx) total shareholder return, (xxxi) economic value added, (xxxii) specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee in its sole discretion, (xxxiii) reduction in operating expenses, (xxxiv) same-store financial metrics in relation to any of the foregoing, (xxxv) any combination of the foregoing, (xxxvi) individual performance criteria, or (xxxvii) any other quantitative or qualitative performance criteria as may be determined by the Committee in its discretion. Performance Objectives may be in respect of the performance of the Company, any of its Subsidiaries, any of its Divisions or any combination thereof. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range.

Effect of Certain Events. At the time of the grant of a Performance Award, or at any time thereafter, the Committee may provide for the manner in which performance will be measured against the Performance Objectives (or may adjust the Performance Objectives) to reflect the impact of specified corporate transactions, accounting or tax law changes, other extraordinary, unusual or nonrecurring events, and such other matters that the Committee determines is consistent with the intent of the Performance Award.

Effect of Change in Control. Section 13(b) shall control the treatment of any Performance Units then outstanding in the event of a Change in Control.

Non-Transferability. Until the vesting of Performance Units or the lapse of any restrictions on Performance Shares, as the case may be, such Performance Units or Performance Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

Other Share Awards.

The Committee may grant an Other Share Award to any Eligible Individual, which Other Share Award shall consist of any right that is (i) not an Award described in Sections 5, 6, 8 or 9 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares, as determined by the Committee to be consistent with the purposes of the Plan. Other Share Awards may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Company.

Effect of a Termination of Employment or Service.

The Agreement evidencing the grant of each Option and each Award shall set forth the terms and conditions applicable to such Option or Award upon a termination or change in the status of the employment and/or service of the Optionee or Grantee by the Company, a Subsidiary or a Division (including a termination or change by reason of the sale of a Subsidiary or a Division), which shall be as the Committee may, in its discretion, determine at the time the Option or Award is granted or thereafter.

Adjustment Upon Changes in Capitalization.

In the event of a Change in Capitalization, subject to Section 13, the Committee shall conclusively determine the appropriate adjustments, if any, to (i) the maximum number and class of Shares or other stock or securities with respect to which Options or Awards may be granted under the Plan, (ii) applicable limits with respect to the Shares and Awards as provided herein, (iii) the number and class of Shares or other stock or securities which are subject to outstanding Options or Awards granted under the Plan and the exercise price therefor, if applicable, and (iv) Performance Objectives applicable to outstanding Performance Awards.

Any such adjustment in the Shares or other stock or securities subject to outstanding Incentive Stock Options (including any adjustments in the exercise price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent permitted by Sections 422 and 424 of the Code. In addition, (a) no adjustment to any Option or Award that is not subject to Section 409A of the Code shall be made in a manner that would subject the Option or Award to Section 409A of the Code and (b) any adjustment to an Option or Award that is subject to Section 409A of the Code shall be made only in a manner and to the extent permitted by Section 409A of the Code.

If, by reason of a Change in Capitalization, a Grantee of an Award shall be entitled to, or an Optionee shall be entitled to exercise an Option with respect to, new, additional or different shares of stock or securities of the Company or any other corporation, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares subject to the Award or Option, as the case may be, prior to such Change in Capitalization.

Effect of Certain Transactions; Effect of Change in Control.

Effect of Certain Transactions. Subject to Section 13(b), or as otherwise provided in an Agreement, in the event of (a) the liquidation or dissolution of the Company or (b) a merger or consolidation of the Company (a “Transaction”), the Plan and the Options and Awards issued hereunder shall continue in effect in accordance with their respective terms, except that following a Transaction either (i) each outstanding Option or Award shall be treated as provided for in the agreement entered into in connection with the Transaction or (ii) if not so provided in such agreement, each Optionee and Grantee shall be entitled to receive in respect of each Share subject to any outstanding Options or Awards, as the case may be, upon exercise of any Option or payment or transfer in respect of any Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share; provided, however, that such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Options and Awards prior to such Transaction. For the avoidance of doubt, the Committee may, without the consent of any Optionee or Grantee, provide for the cancellation of outstanding Awards in connection with a Transaction in exchange for the payment in cash or property equal in value to the Fair Market Value of the Shares underlying such Awards, less, in the case of Options (and Stock Appreciation Rights), the aggregate exercise price (or Grant Price) thereof; provided that Options with an aggregate exercise price that is equal to or in excess of the aggregate Fair Market Value of the Shares underlying such Options, and Stock Appreciation Rights whose Grant Price is equal to or in excess of the Fair Market Value of a Share to which such Stock Appreciation Rights relate, may be cancelled in connection with such Transaction without any consideration being paid in respect thereof. The treatment of any Option or Award as provided in this Section 13(a) shall be conclusively presumed to be appropriate for purposes of Section 12.

Effect of Change in Control. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control, the following provisions of this Section 13(b) shall apply except to the extent an Agreement provides for a different treatment (in which case the Agreement shall govern and this Section 13(b) shall not be applicable):

If and to the extent that outstanding Options or Awards under the Plan (A) are assumed by the successor entity (or affiliate thereto) or continued or (B) are replaced with equity awards that preserve the existing value of the Options or Awards at the time of the Change in Control and provide for subsequent payout in accordance with a vesting schedule and Performance Objectives, as applicable, that are the same or more favorable to the Grantees than the vesting schedule and Performance Objectives applicable to the Options or Awards, then all such Options or Awards or such substitutes thereof shall remain outstanding and be governed by their respective terms and the provisions of the Plan, subject to Section 13(b)(iv) below.

If and to the extent that outstanding Options or Awards under the Plan are not assumed, continued or replaced in accordance with Section 13(b)(i) above, then upon the Change in Control the following treatment (referred to as “Change-in-Control Treatment”) shall apply to such Options or Awards: (A) outstanding Options and Stock Appreciation Rights shall immediately vest and become exercisable; (B) the restrictions and other conditions applicable to outstanding Restricted Shares, Restricted Stock Units and Stock Awards, including vesting requirements, shall immediately lapse; such Awards shall be free of all restrictions and fully vested; and, with respect to Restricted Stock Units, shall be payable immediately in accordance with their terms or, if later, as of the earliest permissible date under Code Section 409A; and (C) outstanding Performance Awards granted under the Plan shall immediately vest and shall become immediately payable in accordance with their terms as if the Performance Objectives have been achieved at the target performance level.

If and to the extent that outstanding Options or Awards under the Plan are not assumed, continued or replaced in accordance with Section 13(b)(i) above, then in connection with the application of the Change-in-Control Treatment set forth in Section 13(b)(ii) above, the Board and/or the Committee may, in its sole discretion, provide for cancellation of such outstanding Awards at the time of the Change in Control in which case a payment of cash, property or a combination thereof shall be made to each such Optionee or Grantee upon the consummation of the Change in Control that is determined by the Board and/or Committee in its sole discretion and that is at least equal to the excess (if any) of the value of the consideration that would be received in such Change in Control by the holders of the Company’s securities relating to such Options or Awards over the exercise or purchase price (if any) for such Options or Awards (except that, in the case of an Option or Stock Appreciation Right, such payment shall be limited as necessary to prevent the Option or Stock Appreciation Right from being subject to tax under Code Section 409A); provided that Options with an aggregate exercise price that is equal to or in excess of the Fair Market Value of a Share in such Change in Control, and Stock Appreciation Rights whose Grant Price is equal to or in excess of the Fair Market Value of a Share in connection with such Change in Control, may be cancelled in connection with such Change in Control as may be determined by the Board and/or Committee in its sole discretion without any consideration being paid in respect thereof.

If and to the extent that (A) outstanding Options or Awards are assumed, continued or replaced in accordance with Section 13(b)(i) above and (B) a Optionee’s or Grantee’s employment with, or performance of services for, the Company or any of its Subsidiaries or successors is terminated by the Company or such Subsidiary or successor for any reason other than Cause or by such Optionee or Grantee for Good Reason, in each case, within the two-year period commencing on the Change in Control, then, as of the date of such Optionee’s or Grantee’s termination, the Change-in-Control Treatment set forth in Section 13(b)(ii) above shall apply to all assumed or replaced Options or Awards of such Optionee or Grantee then outstanding.

Outstanding Options or Stock Appreciation Rights that are assumed, continued or replaced in accordance with Section 13(b)(i) may be exercised by the Optionee or Grantee in accordance with the applicable terms and conditions of such Option or Stock Appreciation Right as set forth in the applicable Agreement or elsewhere; provided, however, that Options or Stock Appreciation Rights that become exercisable in accordance with Section 13(b)(iv) may be exercised until the expiration of the original full term of such Option or Stock Appreciation Right notwithstanding the other original terms and conditions of such Award, to the extent allowed without such Option or Stock Appreciation Right becoming subject to tax under Code Section 409A.

Interpretation.

The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan or any Agreement in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

To the extent that any legal requirement of Section 16 of the Exchange Act as set forth in the Plan ceases to be required under Section 16 of the Exchange Act, that Plan provision shall cease to apply.

Termination and Amendment of the Plan or Modification of Options and Awards.

Plan Amendment or Termination. The Plan shall terminate on the day preceding the tenth anniversary of the Restatement Effective Date and no Option or Award may be granted thereafter. The Board may sooner terminate the Plan and the Board, subject to Section 6, may at any time and from time to time amend, modify or suspend the Plan; provided, however, that:

no such amendment, modification, suspension or termination shall impair or materially and adversely alter any Options or Awards theretofore granted under the Plan, except with the written consent of the applicable Optionee or Grantee, nor shall any amendment, modification, suspension or termination deprive any Optionee or Grantee of any Shares which he or she may have acquired through or as a result of the Plan; and

to the extent necessary under any applicable law, regulation or exchange requirement with which the Committee determines it is necessary or desirable for the Company to comply, no amendment shall be effective unless approved by the stockholders of the Company in accordance with any such law, regulation or exchange requirement.

Modification of Options and Awards. No modification of an Option or Award shall materially and adversely alter or impair any rights or obligations under the Option or Award without the written consent of the Optionee or Grantee, as the case may be.

Non-Exclusivity of the Plan.

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

Limitation of Liability.

As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

give any person any right to be granted an Option or Award other than at the sole discretion of the Committee;

give any person any rights whatsoever with respect to Shares except as specifically provided in the Plan;

limit in any way the right of the Company or any Subsidiary to terminate the employment of any person at any time; or

be evidence of any agreement or understanding, expressed or implied, that the Company will employ any person at any particular rate of compensation or for any particular period of time.

Regulations and Other Approvals; Governing Law.

Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles thereof.

The obligation of the Company to sell or deliver Shares with respect to Options and Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority, or to obtain for Eligible Individuals granted Incentive Stock Options the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

Each Option and Award is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or Award or the issuance of Shares, no Options or Awards shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations thereunder. The Committee may require any individual receiving Shares pursuant to an Option or Award granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under the Securities Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder.

The certificates evidencing any such Shares shall be appropriately amended or have an appropriate legend placed thereon to reflect their status as restricted securities as aforesaid.

Compliance With Section 409A. All Options and Awards granted under the plan are intended either not to be subject to Section 409A of the Code or, if subject to Section 409A of the Code, to be administered, operated and construed in compliance with Section 409A of the Code and any guidance issued thereunder. Notwithstanding this or any other provision of the Plan to the contrary, the Committee may amend the Plan or any Option or Award granted hereunder in any manner, or take any other action, that it determines, in its sole discretion, is necessary, appropriate or advisable to cause the Plan or any Option or Award granted hereunder to comply with Section 409A and any guidance issued thereunder. In the event that it is reasonably determined by the Board or Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Agreement, as the case may be, without causing the Grantee holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Grantee incurring any tax liability under Section 409A of the Code; which, if the Grantee is a “specified employee” within the meaning of the Section 409A, generally shall be the first day following the six-month period beginning on the date of Grantee’s termination of employment. Any such action, once taken, shall be deemed to be effective from the earliest date necessary to avoid a violation of Section 409A and shall be final, binding and conclusive on all Eligible Individuals and other individuals having or claiming any right or interest under the Plan. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to any Grantee for any tax, interest, or penalties that Grantee might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

Miscellaneous.

Forfeiture and Clawback Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Options and Awards granted under the Plan, the Committee shall have the right to provide, in an Agreement, or to require a Grantee to agree by separate written or electronic instrument at or after grant, that all Options and Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Grantee upon any receipt or exercise of any Option or Award or upon the receipt or resale of any Shares underlying the Option or Award) will be subject to repayment or reimbursement to the extent set forth in any recoupment or clawback provisions which may be included in any such Agreement or separate instrument. In addition, without limiting the foregoing, any Option or Award granted pursuant to this Plan shall be subject to forfeiture, repayment, reimbursement or other recoupment by the Grantee to the Company (i) to the extent provided in the Company’s current Clawback Policy, as it may be amended from time to time (the “Current Clawback Policy”), (ii) to the extent that Grantee in the future becomes subject to any other recoupment or clawback policy hereafter adopted by the Company, including any such policy (or amended version of the Current Clawback Policy) adopted by the Company to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final SEC rules and/or final New York Stock Exchange listing standards with respect to recoupment adopted in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act (such final rules and final New York Stock Exchange listing standards, the “Dodd-Frank Clawback Requirements”) (such policies referenced in clause (i) or this clause (ii), collectively, the “Policies”), or (iii) to the extent provided under any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including pursuant to the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Clawback Requirements. The Company may utilize any method of recovery specified in the Policies in connection with any Award recoupment required or permitted under the Policies.

Multiple Agreements. The terms of each Option or Award may differ from other Options or Awards granted under the Plan at the same time or at some other time. The Committee may also grant more than one Option or Award to a given Eligible Individual during the term of the Plan, either in addition to, or in substitution for, one or more Options or Awards previously granted to that Eligible Individual.

Beneficiary Designation. Each Optionee or Grantee may, from time to time, name one or more individuals (each, a “Beneficiary”) to whom any benefit under the Plan is to be paid or who may exercise any rights of the Optionee or Grantee under any Option or Award granted under the Plan in the event of the Optionee’s or Grantee’s death before he or she receives any or all of such benefit or exercises such Option. Each such designation shall revoke all prior designations by the same Optionee or Grantee, shall be in a form prescribed by the Company, and will be effective only when filed by the Optionee or Grantee in writing with the Company during the Optionee’s or Grantee’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Optionee’s or Grantee’s death and rights to be exercised following the Optionee’s or Grantee’s death shall be paid to or exercised by the Optionee’s or Grantee’s estate.

Withholding of Taxes.

At such times as an Optionee or Grantee recognizes taxable income in connection with the receipt of Shares or cash hereunder (a “Taxable Event”), the Optionee or Grantee shall pay to the Company an amount equal to any U.S. federal, state and local and non-U.S. income taxes and other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event (the “Withholding Taxes”) prior to the issuance of such Shares or the payment of such cash. The Company shall have the right to deduct from any payment of cash to an Optionee or Grantee, including other wages, an amount equal to the Withholding Taxes in satisfaction of the obligation to pay Withholding Taxes. The Committee, in its discretion, may provide in an Agreement evidencing an Option or Award at the time of grant, or thereafter, that the Optionee or Grantee may satisfy the obligation to pay Withholding Taxes to the Company in any manner satisfactory to the Committee, including by any Optionee or Grantee electing to have withheld a portion of the Shares issuable to him or her pursuant to the Option or Award having an aggregate Fair Market Value equal to the Withholding Taxes. In the event Shares are withheld by the Company to satisfy any obligation to pay Withholding Taxes, such Shares shall be retired and cancelled and shall not thereafter be available to grant an Option or Award with respect thereto. In determining the procedures by which Shares will be withheld for Withholding Taxes, to the extent required to avoid the Company’s incurring an adverse accounting charge, the amount of any Shares so withheld shall not exceed the amount necessary to satisfy Withholding Taxes determined using the maximum statutory withholding rates for U.S. federal, state and local and/or non-U.S. tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

If an Optionee makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Optionee pursuant to the exercise of an Incentive Stock Option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such Share or Shares to the Optionee pursuant to such exercise, the Optionee shall, within ten (10) days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.

Data Privacy. As a condition of receipt of any Award, any Optionee or Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 19.5 by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Optionee’s or Grantee’s participation in the Plan. The Company and its Subsidiaries may hold certain personal information about an Optionee or Grantee, including but not limited to, the Optionee’s or Grantee’s name, home address and telephone number, date of birth, social security or other identification number, salary, nationality, job title(s), any Shares held by Optionee or Grantee, details of all Awards made to Optionee or Grantee, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of an Optionee’s or Grantee’s participation in the Plan, and the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in Optionee’s or Grantee’s country, or elsewhere, and Optionee’s or Grantee’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of any Award, each Optionee or Grantee authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Optionee’s or Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or Optionee or Grantee may elect to deposit any Shares, for as long as is necessary to implement, administer, and manage the Optionee’s or Grantee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws. An Optionee or Grantee may, at any time, view the Data held by the Company with respect to such Optionee or Grantee, request additional information about the storage and processing of the Data with respect to such Optionee or Grantee, recommend any necessary corrections to the Data with respect to the Optionee or Grantee or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel Optionee’s or Grantee’s ability to participate in the Plan and, in the Committee’s discretion, the Optionee or Grantee may forfeit any outstanding Awards, if the Optionee or Grantee refuses or withdraws his or her consents as described herein.

Effective Date. The effective date of this Plan shall be March 22, 2023 (the “Restatement Effective Date”), subject only to the approval by the holders of a majority of the securities of the Company present in person or represented by proxy and entitled to vote thereon at a meeting of stockholders of the Company, in accordance with the applicable laws, within twelve (12) months of the Restatement Effective Date (the “Stockholder Approval”). Subject to such Stockholder Approval, this Plan, as amended and restated hereby, amends and restates the amended and restated Plan dated as of March 17, 2021; provided, however, that except as provided in this Plan, any Awards made prior to the Restatement Effective Date shall be subject to the terms of the Plan as in effect at the time such Award was granted.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders: The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com. V01691-P86334 COMMUNITY HEALTH SYSTEMS, INC. Annual Meeting of Stockholders May 9, 2023 8:00 a.m., Central Time This proxy is solicited by the Board of Directors The undersigned hereby appoints Tim L. Hingtgen and Justin D. Pitt, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Community Health Systems, Inc. (the “Company”) and at any adjournments or postponements thereof (the “Meeting”). The Meeting is scheduled to be held at the Hilton Franklin Cool Springs, 601 Corporate Centre Drive, Franklin, Tennessee 37067 on Tuesday, May 9, 2023, at 8:00 a.m., Central Time. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side COMMUNITY HEALTH SYSTEMS, INC. 4000 MERIDIAN BOULEVARD FRANKLIN, TN 37067 SCAN TO VIEW MATERIALS & VOTE w ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs as well as the environmental impact of mailing proxy materials, we encourage you to consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTE IN PERSON Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V01690-P86334 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY COMMUNITY HEALTH SYSTEMS, INC. The Board of Directors recommends you vote FOR the election of the following nominees: 1. Election of Directors Nominees: For Against Abstain 1a. Susan W. Brooks 1b. John A. Clerico 1c. Michael Dinkins 1d. James S. Ely III 1e. John A. Fry 1f. Joseph A. Hastings, D.M.D. 1g. Tim L. Hingtgen 1h. Elizabeth T. Hirsch 1i. William Norris Jennings, M.D. 1j. K. Ranga Krishnan, MBBS 1k. Wayne T. Smith 1l. H. James Williams, Ph.D. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. Proposal to approve on an advisory (non-binding) basis the compensation of the Company’s named executive officers. The Board of Directors recommends that you 1 Year 2 Years 3 Years Abstain vote for 1 YEAR on the following proposal: 3. Proposal to approve on an advisory (non-binding) basis the frequency of future advisory votes on the compensation of the Company’s named executive officers. The Board of Directors recommends that you vote FOR For Against Abstain the following proposal: 4.Proposal to approve the amendment and restatement of the Community Health Systems, Inc. 2009 Stock Option and Award Plan, which was approved by the Board of Directors on March 22, 2023, subject to stockholder approval. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 5. Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting or any postponement or adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders: The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com. V01691-P86334 COMMUNITY HEALTH SYSTEMS, INC. Annual Meeting of Stockholders May 9, 2023 8:00 a.m., Central Time This proxy is solicited by the Board of Directors The undersigned hereby appoints Tim L. Hingtgen and Justin D. Pitt, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Community Health Systems, Inc. (the “Company”) and at any adjournments or postponements thereof (the “Meeting”). The Meeting is scheduled to be held at the Hilton Franklin Cool Springs, 601 Corporate Centre Drive, Franklin, Tennessee 37067 on Tuesday, May 9, 2023, at 8:00 a.m., Central Time. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side COMMUNITY HEALTH SYSTEMS, INC. 4000 MERIDIAN BOULEVARD FRANKLIN, TN 37067 SCAN TO VIEW MATERIALS & VOTE w ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs as well as the environmental impact of mailing proxy materials, we encourage you to consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTE IN PERSON Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V01690-P86334 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY COMMUNITY HEALTH SYSTEMS, INC. The Board of Directors recommends you vote FOR the election of the following nominees: 1. Election of Directors Nominees: For Against Abstain 1a. Susan W. Brooks 1b. John A. Clerico 1c. Michael Dinkins 1d. James S. Ely III 1e. John A. Fry 1f. Joseph A. Hastings, D.M.D. 1g. Tim L. Hingtgen 1h. Elizabeth T. Hirsch 1i. William Norris Jennings, M.D. 1j. K. Ranga Krishnan, MBBS 1k. Wayne T. Smith 1l. H. James Williams, Ph.D. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. Proposal to approve on an advisory (non-binding) basis the compensation of the Company’s named executive officers. The Board of Directors recommends that you 1 Year 2 Years 3 Years Abstain vote for 1 YEAR on the following proposal: 3. Proposal to approve on an advisory (non-binding) basis the frequency of future advisory votes on the compensation of the Company’s named executive officers. The Board of Directors recommends that you vote FOR For Against Abstain the following proposal: 4. Proposal to approve the amendment and restatement of the Community Health Systems, Inc. 2009 Stock Option and Award Plan, which was approved by the Board of Directors on March 22, 2023, subject to stockholder approval. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 5. Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting or any postponement or adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date